Exhibit 10.1

Execution Version

Deal CUSIP: 44857LAG0

Revolver CUSIP: 44857LAH8

CREDIT AGREEMENT

dated as of October 30, 2025

among

HYATT HOTELS CORPORATION,

as a Borrower,

Certain Subsidiaries of the Borrower from time to time party hereto,

as Guarantors,

THE LENDERS PARTY HERETO,

BANK OF AMERICA, N.A,

as Administrative Agent,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Syndication Agent,

BOFA SECURITIES, INC.,

WELLS FARGO SECURITIES, LLC,

JPMORGAN CHASE BANK, N.A.

and

THE BANK OF NOVA SCOTIA,

as Joint Book Runners and Co-Lead Arrangers,

and

JPMORGAN CHASE BANK, N.A.

THE BANK OF NOVA SCOTIA,

DEUTSCHE BANK AG NEW YORK BRANCH,

GOLDMAN SACHS LENDING PARTNERS LLC,

PNC BANK, NATIONAL ASSOCIATION,

TRUIST BANK

and

U.S. BANK NATIONAL ASSOCIATION,

as Co-Documentation Agents

and

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,

FIFTH THIRD BANK, NATIONAL ASSOCIATION

and

SUMITOMO MITSUI BANKING CORPORATION, NEW YORK BRANCH,

as Co-Senior Managing Agents

TABLE OF CONTENTS

SECTION 1 DEFINITIONS		1
1.1	Definitions.	1
1.2	Computation of Time Periods.	32
1.3	Accounting Terms.	32
1.4	Exchange Rates; Currency Equivalents.	32
1.5	Redenomination of Certain Foreign Currencies and Computation of Dollar Amounts.	33
1.6	Rates.	33
1.7	Divisions.	34

SECTION 2 CREDIT FACILITY		34
2.1	Revolving Loans.	34
2.2	Competitive Loan Subfacility.	36
2.3	[Reserved].	38
2.4	Letter of Credit Subfacility.	39
2.5	Incremental Commitments.	42
2.6	Default Rate.	44
2.7	Extension and Conversion.	44
2.8	Prepayments.	45
2.9	Termination and Reduction of Commitments	45
2.10	Fees.	46
2.11	Computation of Interest and Fees.	47
2.12	Pro Rata Treatment and Payments.	48
2.13	Non-Receipt of Funds by the Administrative Agent.	49
2.14	Inability to Determine Interest Rate.	50
2.15	Illegality.	52
2.16	Requirements of Law.	53
2.17	Indemnity.	55
2.18	Taxes.	55
2.19	Indemnification; Nature of Issuing Lender’s Duties.	58
2.20	Replacement of Lenders.	59
2.21	Defaulting Lenders.	60
2.22	Funds Transfer Disbursements.	63
2.23	Extension of Maturity Date.	64
2.24	Foreign Borrowers.	67

SECTION 3 REPRESENTATIONS AND WARRANTIES		68
3.1	Existing Indebtedness.	68
3.2	Financial Statements.	68
3.3	No Material Adverse Change.	68
3.4	Organization; Existence.	68
3.5	Authorization; Power; Enforceable Obligations.	68
3.6	Consent; Government Authorizations.	69
3.7	No Material Litigation.	69
3.8	No Default.	69
3.9	Taxes.	69
3.10	ERISA.	69
3.11	Governmental Regulations, Etc.	70
3.12	Subsidiaries.	70
3.13	Use of Proceeds.	71

3.14	Contractual Obligations; Compliance with Laws; No Conflicts.	71
3.15	Accuracy and Completeness of Information.	71
3.16	Environmental Matters.	72
3.17	Solvency.	72
3.18	Title to Property; Leases.	73
3.19	Insurance.	73
3.20	Licenses and Permits.	73
3.21	Anti-Corruption Laws and Sanctions.	73
3.22	Labor Matters.	74
3.23	Affected Financial Institution.	74

SECTION 4 CONDITIONS		74
4.1	Conditions to Closing.	74
4.2	Conditions to All Extensions of Credit.	76

SECTION 5 AFFIRMATIVE COVENANTS		77
5.1	Financial Statements.	77
5.2	Certificates; Other Information.	78
5.3	Notices.	78
5.4	Maintenance of Existence; Compliance with Laws; Contractual Obligations.	79
5.5	Maintenance of Property; Insurance.	79
5.6	Inspection of Property; Books and Records; Discussions.	80
5.7	Use of Proceeds.	80
5.8	Subsidiary Guarantors.	80
5.9	Leverage Ratio.	80
5.10	Electronic Delivery of Certain Information.	81
5.11	Public/Private Information.	81

SECTION 6 NEGATIVE COVENANTS		81
6.1	Liens.	81
6.2	Nature of Business.	82
6.3	Mergers and Sale of Assets	82
6.4	Transactions with Affiliates.	83
6.5	Fiscal Year.	83
6.6	Restricted Payments.	83

SECTION 7 EVENTS OF DEFAULT		84
7.1	Events of Default.	84
7.2	Acceleration; Remedies.	86

SECTION 8 AGENCY PROVISIONS		86
8.1	Appointment and Authorization.	86
8.2	Bank of America as Lender.	87
8.3	Approvals of Lenders.	88
8.4	Notice of Events of Default.	88
8.5	Administrative Agent’s Reliance.	88
8.6	Indemnification of Administrative Agent.	89
8.7	Lender Credit Decision, Etc.	89
8.8	Successor Administrative Agent.	90
8.9	Titled Agents.	91
8.10	PATRIOT Act Notice.	92

8.11	Erroneous Payments.	92
8.12	Certain ERISA Matters.	92
8.13	Acknowledgments of Lenders.	93

SECTION 9 GUARANTY		94
9.1	The Guaranty.	94
9.2	Bankruptcy.	94
9.3	Nature of Liability.	95
9.4	Independent Obligation.	95
9.5	Authorization.	96
9.6	Reliance.	96
9.7	Waiver.	96
9.8	Limitation on Enforcement.	97
9.9	Confirmation of Payment.	98
9.10	Guaranty Matters.	98
9.11	Keepwell.	98
9.12	Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim.	98

SECTION 10 MISCELLANEOUS		99
10.1	Amendments and Waivers.	99
10.2	Notices.	102
10.3	No Waiver; Cumulative Remedies.	105
10.4	Survival of Representations and Warranties.	105
10.5	Payment of Expenses and Taxes.	106
10.6	Successors and Assigns.	106
10.7	Adjustments; Set-off.	110
10.8	Table of Contents and Section Headings.	111
10.9	Counterparts; Electronic Signatures.	111
10.10	Effectiveness.	112
10.11	Severability.	112
10.12	Integration.	112
10.13	GOVERNING LAW.	112
10.14	Consent to Jurisdiction and Service of Process.	113
10.15	Confidentiality.	113
10.16	Acknowledgments.	114
10.17	Waivers of Jury Trial.	114
10.18	Judgment Currency.	114
10.19	Nonliability of Administrative Agent and Lenders; No Advisory or Fiduciary Responsibility.	115
10.20	[Reserved].	116
10.21	Acknowledgement and Consent to Bail-In of Affected Financial Institutions.	116
10.22	Acknowledgement Regarding Any Supported QFCs.	116

SCHEDULES

Schedule 1.1	Applicable Designee
Schedule 1.1(b)	Form of Disbursement Instruction Agreement
Schedule 1.1(c)	Existing Letters of Credit
Schedule 2.1(a)	Lenders and Commitments
Schedule 2.1(b)(i)	Form of Notice of Borrowing
Schedule 2.1(e)-1	Form of Revolving Note (Hyatt)
Schedule 2.1(e)-2	Form of Revolving Note (Foreign Borrower)
Schedule 2.2(b)-1	Form of Competitive Bid Request
Schedule 2.2(b)-2	Form of Notice of Receipt of Competitive Bid Request
Schedule 2.2(c)	Form of Competitive Bid
Schedule 2.2(e)	Form of Competitive Bid Accept/Reject Letter
Schedule 2.7	Form of Notice of Extension/Conversion
Schedule 2.18	2.18 Certificate
Schedule 2.24(a)	Form of Foreign Borrower Request and Assumption Agreement
Schedule 2.24(b)	Form of Foreign Borrower Notice
Schedule 3.1	Indebtedness
Schedule 3.12	Subsidiaries
Schedule 3.19	Insurance
Schedule 3.22	Labor Matters
Schedule 4.1(d)	Form of Secretary’s Certificate
Schedule 5.2(a)	Form of Officer’s Compliance Certificate
Schedule 5.8	Form of Joinder Agreement
Schedule 6.1	Liens
Schedule 6.4	Transactions with Affiliates
Schedule 10.6	Form of Assignment and Assumption

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of October 30, 2025 (this “Credit Agreement” or “Agreement”), is by and among HYATT HOTELS CORPORATION, a Delaware corporation (“Hyatt”), certain Foreign Subsidiaries of Hyatt as may from time to time become a party hereto as Foreign Borrowers pursuant to Section 2.24(a) (each Foreign Borrower, together with Hyatt, the “Borrowers” and each a “Borrower”), those Material Domestic Subsidiaries of Hyatt as may from time to time become a party hereto as Guarantors, the lenders named herein and such other lenders as may become a party hereto (collectively, the “Lenders” and individually, a “Lender”), BANK OF AMERICA, N.A., as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as Syndication Agent for the Lenders (in such capacity, the “Syndication Agent”), BOFA SECURITIES, INC., WELLS FARGO SECURITIES, LLC, JPMORGAN CHASE BANK, N.A. and THE BANK OF NOVA SCOTIA, as Joint Book Runners and as Co-Lead Arrangers, JPMORGAN CHASE BANK, N.A., THE BANK OF NOVA SCOTIA, DEUTSCHE BANK AG NEW YORK BRANCH, GOLDMAN SACHS LENDING PARTNERS LLC, PNC BANK, NATIONAL ASSOCIATION, TRUIST BANK and U.S. BANK NATIONAL ASSOCIATION, as Co-Documentation Agents and CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, FIFTH THIRD BANK, NATIONAL ASSOCIATION and SUMITOMO MITSUI BANKING CORPORATION, NEW YORK BRANCH, as Co-Senior Managing Agents.

W I T N E S S E T H

WHEREAS, the Borrower has requested that the Lenders provide a senior unsecured revolving credit facility, in an aggregate principal amount equal to $1,500,000,000, and the Lenders are willing to do so on the terms and conditions hereinafter set forth; and

WHEREAS, subject to Section 3.13, the proceeds of any Revolving Loans incurred on the Closing Date will be used by the Borrower to refinance the Existing Facility (as defined below), for working capital, for general corporate purposes including the financing of any transaction not prohibited by this Credit Agreement and the payment of certain fees and expenses incurred in connection with the transactions contemplated hereby.

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1
DEFINITIONS

1.1	Definitions.

As used in this Credit Agreement, the following terms shall have the meanings specified below unless the context otherwise requires:

“Administrative Agent” has the meaning set forth in the first paragraph hereof, together with any successors or assigns.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account (which account shall be located within the United States or any state or commonwealth thereof or the District of Columbia) as set forth in Section 10.2 with respect to such currency, or such other address or account (which account shall be located within the United States or any state or commonwealth thereof or the District of Columbia) with respect to such currency as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means the Administrative Questionnaire completed by each Lender and delivered to the Administrative Agent in a form supplied by the Administrative Agent to the Lenders from time to time.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. In no event shall the Administrative Agent or any Lender be deemed to be an Affiliate of the Borrower.

“Aggregate Revolving Committed Amount” means the aggregate Dollar Amount of Commitments in effect from time to time, being initially ONE BILLION FIVE HUNDRED MILLION DOLLARS ($1,500,000,000) (as such amount may be increased as provided in Section 2.5 or reduced as provided in Section 2.9 or Section 2.23, as applicable, from time to time).

“Anniversary Date” has the meaning set forth in Section 2.23.

“Agreed Currency” means Dollars or any Foreign Currency, as applicable.

“Anti-Corruption Laws” means all Applicable Laws of any jurisdiction concerning or relating to bribery or corruption, including without limitation, the Foreign Corrupt Practices Act of 1977.

“Anti-Money Laundering Laws” means any and all Applicable Laws related to the financing of terrorism or money laundering, including without limitation, any applicable provision of the PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Authority” means (a) with respect to SOFR, the SOFR Administrator or any Governmental Authority having jurisdiction over the Administrative Agent or the SOFR Administrator and (b) with respect to any Foreign Currency, the applicable administrator for the Relevant Rate for such Foreign Currency or any Governmental Authority having jurisdiction over the Administrative Agent or such administrator.

“Applicable Designee” means any Affiliate of a Lender designated thereby from time to time by written notice to and with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) to lend all or any portion of such Lender’s Foreign Currency Loans under this Agreement; provided that no such designation shall relieve such Lender from its obligations to provide any portion of a Loan required to be provided by such Lender hereunder. Schedule 1.1 sets forth the Applicable Designee of each Lender, if any, as of the Closing Date.

“Applicable Law” means all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Loan, such Lender’s Foreign Currency Lending Office in the case of a Foreign Currency Loan and such Lender’s U.S. Lending Office in the case of a Term SOFR Rate Loan.

“Applicable Percentage” means the rate per annum set forth below opposite the applicable level then in effect, based upon the Debt Rating as set forth below (such grid immediately below hereinafter referred to as the “Debt Ratings Grid”), it being understood that the Applicable Percentage based upon the Debt Ratings Grid for (a) Revolving Loans that are Base Rate Loans shall be the percentage set forth under the column “Base Rate Margin for Revolving Loans”, (b) Revolving Loans that are Foreign Currency Daily Rate Loans, Foreign Currency Term Rate Loans, and Term SOFR Loans shall be the percentage set forth under the column “Foreign Currency Daily Rate Margin, Foreign Currency Term Rate Margin, and Term SOFR Margin for Revolving Loans and Letter of Credit Fee”, (c) the Letter of Credit Fee shall be the percentage set forth under the column “Foreign Currency Daily Rate Margin, Foreign Currency Term Rate Margin, and Term SOFR Margin for Revolving Loans and Letter of Credit Fee” and (d) the Facility Fee shall be the percentage set forth under the column “Facility Fee”:

Debt Ratings Grid

Level	Debt Ratings S&P/Moody’s/Fitch	Foreign Currency Daily Rate Margin, Foreign Currency Term Rate Margin, and Term SOFR Margin for Revolving Loans and Letter of Credit Fee	Base Rate Margin for Revolving Loans	Facility Fee
I	A-/A3 or higher	0.775%	0.000%	0.090%
II	BBB+/Baa1	0.875%	0.000%	0.100%
III	BBB/Baa2	0.975%	0.000%	0.150%
IV	BBB-/Baa3	1.050%	0.050%	0.175%
V	Less than BBB-/Baa3 or not rated	1.250%	0.250%	0.225%

As used in this Credit Agreement, “Debt Rating” means, as of any date of determination, the rating as determined by any of S&P, Moody’s or Fitch (individually, a “Debt Rating” and collectively, the “Debt Ratings”) of Hyatt’s non-credit-enhanced, senior unsecured long-term debt; provided that (A) where Hyatt has only two Debt Ratings and such Debt Ratings are split, (i) if the rating differential is one level, the higher of the two Debt Ratings will apply and (ii) if the rating differential is more than one level, the median of the two Debt Ratings (or the higher of any two intermediate Debt Ratings) shall apply and (B) where Hyatt has three Debt Ratings and such Debt Ratings are split, (i) if the rating differential between the highest and lowest of the Debt Ratings is one level, the higher of the Debt Ratings will apply and (ii) if the rating differential between the highest and lowest of the Debt Ratings is two or more levels, the average of the two highest Debt Ratings will apply, provided that if such average is not a recognized rating category, then the second highest of the three Debt Ratings will apply.

Notwithstanding the immediately preceding paragraphs, during any period that the Leverage Ratio (x) is less than 2.50 to 1.00 but greater than or equal to 2.00 to 1.00, if the Applicable Percentage would be determined by reference to Level IV or V of the Debt Ratings Grid, then the Applicable Percentage shall be determined by reference to Level III of the Debt Ratings Grid or (y) is less than 2.00 to 1.00, if the Applicable Percentage would be determined by reference to Level III, IV or V of the Debt Ratings Grid, then the Applicable Percentage shall be determined by reference to Level II of the Debt Ratings Grid. This paragraph shall be subject to Section 2.11(c).

Notwithstanding anything in this definition of “Applicable Percentage” to the contrary, if, as of any date of determination, Hyatt does not have a Debt Rating from any of S&P, Moody’s or Fitch then in effect, the Applicable Percentage shall be determined based on Level V of the Debt Ratings Grid. The Applicable Percentage shall be determined based upon the Debt Rating then in effect in accordance with this definition and shall remain at such level until the first day of the month immediately following the date of any publicly announced change in the Debt Rating that would impact determination of the Applicable Percentage in accordance with this definition. As of the Closing Date, and thereafter until changed as provided above, the Applicable Percentage is determined based on Level IV of the Debt Ratings Grid.

“Applicable Time” means, with respect to any borrowings and payments in Foreign Currencies, the local times in the place of settlement for such Foreign Currencies as may be determined by the Administrative Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Applicant Borrower” has the meaning specified in Section 2.24(a).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender; provided, however, “Approved Fund” shall not include any competitor of the Borrower or any Subsidiary in the hospitality or lodging industry.

“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.6(b)(iii)), and accepted by the Administrative Agent, substantially in the form of Schedule 10.6 or any other form approved by the Administrative Agent.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their Affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A. and its successors.

“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50%, (c) Term SOFR plus 1.0% and (d) 1.0%. Each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or Term SOFR.

“Base Rate Loan” means a Loan that bears interest at an interest rate based on the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” has the meaning set forth in the first paragraph hereof, together with any successors or assigns.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located; provided that:

(a)           if such day relates to any interest rate settings as to a Foreign Currency Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Foreign Currency Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Foreign Currency Loan, “Business Day” means a day that is also a TARGET Day;

(b)           if such day relates to any interest rate settings as to a Foreign Currency Loan denominated in (i) Sterling, “Business Day” means a day other than a day banks are closed for general business in London because such day is a Saturday, Sunday or a legal holiday under the laws of the United Kingdom; and (ii) Japanese Yen, “Business Day” means a day other than when banks are closed for general business in Japan; and

(c)           if such day relates to any fundings, disbursements, settlements and payments in a currency other than Euro in respect of a Foreign Currency Loan denominated in a currency other than Euro, or any other dealings in any currency other than Euro to be carried out pursuant to this Agreement in respect of any such Foreign Currency Loan (other than any interest rate settings), “Business Day” means any day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Canadian Dollar” and “Cdn $” means the lawful money of Canada.

“Capital Lease” means, as applied to any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person (excluding hypothetical shares of stock of the Borrower issued to employees as part of a “phantom stock” compensation plan).

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Lenders or the Lenders, as collateral for LOC Obligations or obligations of Lenders to fund participations in respect of LOC Obligations, cash or deposit account balances or, if the Administrative Agent and the Issuing Lenders shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Lenders. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one year from the date acquired; (b) certificates of deposit with maturities of not more than one year from the date acquired issued by a United States federal or state chartered commercial bank of recognized standing, or a commercial bank organized under the laws of any other country which is a member of the Organisation for Economic Cooperation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company has a short term commercial paper rating of at least A2 or the equivalent by S&P or at least P2 or the equivalent by Moody’s; (c) reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at least A2 or the equivalent thereof by S&P or at least P2 or the equivalent thereof by Moody’s, in each case with maturities of not more than one year from the date acquired; (e) investments in money market funds registered under the Investment Company Act of 1940 which have net assets of at least $500,000,000 and at least 85% of whose assets consist of securities and other obligations of the type described in clauses (a) through (d) above; and (f) instruments equivalent to those referred to in clauses (a) through (e) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above customarily utilized in the countries where any Subsidiary is located or in which such investment is made.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means (a) any Person or two or more Persons acting in concert (other than any Permitted Holder) shall have acquired “beneficial ownership,” directly or indirectly, of, or shall have acquired by contract or otherwise, Voting Stock of Hyatt (or other securities convertible into such Voting Stock) representing 50% or more of the combined voting power of all Voting Stock of Hyatt, or (b) Continuing Directors shall cease for any reason to constitute a majority of the members of the board of directors of Hyatt then in office. Notwithstanding the foregoing, a transaction effected to create a holding company for Hyatt will not, in and of itself, constitute a Change of Control if (i) pursuant to such transaction Hyatt becomes a direct or indirect wholly owned subsidiary of such holding company and (ii) immediately following that transaction no Person (other than a Permitted Holder) is the beneficial owner, directly or indirectly, of Voting Stock of such holding company (or other securities convertible into such Voting Stock) representing 50% or more of the combined voting power of all Voting Stock of such holding company. As used herein, “beneficial ownership” shall have the meaning provided in Rule 13d-3 of the SEC under the Securities Act of 1934.

“Closing Date” means the date hereof.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as interpreted by the regulations promulgated thereunder. References to sections of the Code shall be construed also to refer to any successor sections.

“Commitment” means the Revolving Commitment, the LOC Commitment and/or an Incremental Commitment, individually or collectively, as appropriate.

“Commitment Percentage” means, for each Lender, a fraction (expressed as a decimal) the numerator of which is the Commitment of such Lender at such time and the denominator of which is the Aggregate Revolving Committed Amount at such time. The initial Commitment Percentages are set out on Schedule 2.1(a).

“Commitment Period” means the period from and including the Closing Date to but not including the earlier of (a) the Maturity Date, or (b) the date on which the Commitments terminate in accordance with the provisions of this Credit Agreement.

“Commitment Schedule” means the Schedule attached hereto as Schedule 2.1(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Competitive Bid” means an offer by a Lender to make a Competitive Loan pursuant to the terms of Section 2.2.

“Competitive Bid Rate” means, as to any Competitive Bid made by a Lender in accordance with the provisions of Section 2.2, the fixed rate of interest offered by the Lender making the Competitive Bid.

“Competitive Bid Request” means a request by the Borrower for Competitive Bids in accordance with the provisions of Section 2.2(b).

“Competitive Loan” means a loan made by a Lender in its discretion pursuant to the provisions of Section 2.2.

“Competitive Loan Lenders” means, at any time, those Lenders which have Competitive Loans outstanding.

“Consent Date” has the meaning set forth in Section 2.23.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR, SONIA or any proposed Successor Rate for an Agreed Currency or Term SOFR, as applicable, any conforming changes to the definitions of “Base Rate”, “SOFR”, “SONIA”, “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice for such Agreed Currency (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate for such Agreed Currency exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Credit Document).

“Consolidated Adjusted Funded Debt” means, as of any date of determination, without duplication, (a) the aggregate principal amount of all Funded Debt of Hyatt and its Subsidiaries on a consolidated basis minus (b) the lesser of (i) $300,000,000 and (ii) the aggregate outstanding principal amount of all Guaranty Obligations of Hyatt or any of its Subsidiaries of Funded Debt of all other Persons minus (c) the lesser of (i) $300,000,000 and (ii) contingent reimbursement obligations of Hyatt or any of its Subsidiaries with respect to the undrawn stated amount of letters of credit but excluding, for the avoidance of doubt, any unreimbursed drafts drawn with respect to any such letter of credit minus (d) the lesser of (i) all unrestricted cash and Cash Equivalents of Hyatt and its Subsidiaries in excess of $100,000,000 and (ii) the amount of Funded Debt that matures on or before the date that is 12 months from such date of determination.

“Consolidated Assets” means, at any time, the amount representing the assets of Hyatt and the Subsidiaries that would appear on a consolidated balance sheet of Hyatt and its Subsidiaries at such time prepared in accordance with GAAP.

“Consolidated EBITDA” means, for any period, (a) Consolidated Net Income for such period (excluding from the determination of Consolidated Net Income any income or losses attributable to unconsolidated joint ventures of Hyatt and its Subsidiaries) plus cash distributions received by Hyatt from unconsolidated joint ventures after required debt service related thereto and excluding any proceeds from financings, refinancings or sales related thereto (distributions classified as “return on” investments in the operating section of “Consolidated Statement of Cash Flows” of Hyatt for such period) plus (b) the sum of the following to the extent deducted (and not excluded) in calculating Consolidated Net Income: (i) Consolidated Interest Expense for such period, (ii) the provision for Federal, state, local, foreign income, value added and similar taxes payable by Hyatt and its Subsidiaries for such period, (iii) depreciation and amortization expense for such period, (iv) amortization of management and franchise agreement intangibles constituting key money and other contra revenue, (v) non-cash Capital Stock compensation costs (regardless of whether non-recurring), and (vi) other non-recurring non-cash charges for such period (including (A) losses on discontinued operations and (B) non-cash losses due to foreign currency losses) minus (c) to the extent included in calculating Consolidated Net Income, non-cash income due to foreign currency gains; provided that “Consolidated EBITDA” for any period shall be adjusted on a pro forma basis (i) to include (or exclude) amounts attributable to Qualified Acquisitions (or any disposition for which the aggregate consideration for such disposition exceeds $250,000,000) during such period as if such acquisition (or disposition) had occurred on the first day of such period and (ii) to include amounts (annualized on a simple arithmetic basis) attributable to projects which commenced operations during such period and were in operation for at least one full fiscal quarter during such period. Notwithstanding the foregoing, Consolidated EBITDA shall exclude overspend and underspend or recovery associated with managed costs to the extent (I) with respect to an overspend, the amount is reasonably anticipated to be recovered in a subsequent period and, with respect to an underspend or recovery, such amount was added back to Consolidated EBITDA in a prior period and (II) such overspend, underspend or recovery is a result of FASB Accounting Standards ASC 606 effective for periods after December 31, 2017.

“Consolidated Interest Expense” means, for any period, all interest expense with respect to Funded Debt for such period of Hyatt and its Subsidiaries on a consolidated basis, (x) including the interest component under Capital Leases and capitalized interest (other than capitalized interest funded under a construction loan interest reserve account) and (y) excluding commitment, arrangement, upfront and one-time financing fees, including amortization of original issue discount.

“Consolidated Net Income” means, for any period, net income after taxes of Hyatt and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP, provided that, without duplication, (x) Consolidated Net Income shall exclude extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives and any accruals or reserves in respect of any extraordinary, non-recurring or unusual items), severance, relocation costs, integration and facilities’ or bases’ opening costs and other business optimization expenses (including related to new product introductions and other strategic or cost savings initiatives), restructuring charges, accruals or reserves (including restructuring and integration costs related to acquisitions and adjustments to existing reserves), whether or not classified as restructuring expense on the consolidated financial statements, signing costs, retention or completion bonuses, other executive recruiting and retention costs, transition costs, costs related to closure/consolidation of facilities or bases and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities and charges resulting from changes in estimates, valuations and judgments) and (y) Consolidated Net Income shall exclude any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, recapitalization, asset sale, issuance, or repayment of Indebtedness, issuance of equity interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction.

“Consolidated Net Tangible Assets” means, at any time, the amount representing the assets of Hyatt and the Subsidiaries that would appear on a consolidated balance sheet of Hyatt and its Subsidiaries at such time prepared in accordance with GAAP, less (a) all current liabilities and non-controlling interests and (b) goodwill and other intangibles.

“Continuing Directors” means, during any period of up to 24 consecutive months, individuals who at the beginning of such 24 month period were directors of Hyatt (together with any new director whose election by Hyatt’s board of directors or whose nomination for election by Hyatt’s shareholders was approved by a vote of (i) at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved or (ii) Permitted Holders representing not less than 50% of the combined voting power of all Voting Stock of Hyatt).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).

“Credit Documents” means a collective reference to this Credit Agreement, the Notes, the LOC Documents, any Joinder Agreement, any Foreign Borrower Request and Assumption Agreement and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto (excluding, however, any Hedging Agreement and the Fee Letter).

“Credit Party” means any of the Borrower or the Guarantors (if any).

“Credit Party Obligations” means, without duplication, (a) all of the obligations of the Credit Parties to the Lenders (including the Issuing Lenders) and the Administrative Agent, whenever arising, under this Credit Agreement or any of the other Credit Documents or the Fee Letter (including, but not limited to, any interest accruing after the occurrence of a filing of a petition of bankruptcy under the Bankruptcy Code with respect to any Credit Party, regardless of whether such interest is an allowed claim under the Bankruptcy Code) and (b) all liabilities and obligations, whenever arising, owing from any Credit Party or any of its Subsidiaries to any Hedging Agreement Provider arising under any Hedging Agreement permitted hereunder.

“Daily Simple SOFR” with respect to any applicable determination date means the SOFR published on such date on the Federal Reserve Bank of New York website (or any successor sources).

“Debt Rating” has the meaning set forth in the definition of “Applicable Percentage.”

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar Applicable Laws relating to the relief of debtors in the United States of America or other applicable jurisdictions from time to time in effect.

“Default” means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 2.21(f), any Lender that (a) has failed to (i) fund all or any portion of its Loans within 2 Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s reasonable and good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, an Issuing Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within 2 Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or an Issuing Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s reasonable and good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within 3 Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.21(f)) upon delivery of written notice of such determination to the Borrower, the Issuing Lenders and each Lender.

“Disbursement Instruction Agreement” means a form substantially in the form of Schedule 1.1(b) to be delivered to the Administrative Agent pursuant to Section 4.1(m), as the same may be amended, restated or modified from time to time with the prior written approval of the Administrative Agent.

“Discretionary Issuing Lender” has the meaning set forth in Section 2.4(j).

“Dollar Amount” means, at any time, (a) with respect to Dollars or an amount denominated in Dollars, such amount and (b) with respect to an amount of any Foreign Currency or an amount denominated in such Foreign Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Foreign Currency.

“Dollars” and “$” means dollars in lawful currency of the United States of America.

“Domestic Issuing Lender” has the meaning set forth in Section 2.4(j).

“Domestic Lending Office” means, initially, the office of each Lender (or its affiliate) designated as such Lender’s Domestic Lending Office as set forth in the Administrative Questionnaire delivered by each Lender to the Administrative Agent; and thereafter, such other office of such Lender (or its affiliate) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office of such Lender at which Base Rate Loans of such Lender are to be made.

“Domestic Letters of Credit” means any Letters of Credit issued by a Domestic Issuing Lender to a beneficiary located in the United States, any state or commonwealth thereof, any possession or territory thereof or the District of Columbia.

“Domestic Subsidiary” means any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a Natural Person) approved by (i) the Administrative Agent, (ii) in the case of an assignment of a Revolving Commitment (or an increase thereto pursuant to Section 2.5, to the extent provided by a bank, financial institution or investment fund that is not an existing Lender), each Issuing Lender, and (iii) unless a Default or Event of Default shall exist, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, (x) “Eligible Assignee” shall not include the Borrower, any of the Borrower’s Affiliates or Subsidiaries, any competitor of the Borrower or any Subsidiary in the hospitality or lodging industry, or any Defaulting Lender and (y) in the case of clause (iii) above, the Borrower shall be deemed to have approved of such Person unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof.

“EMU” means Economic and Monetary Union as contemplated in the Treaty on European Union.

“EMU Legislation” means legislative measures of the European Council (including without limitation European Council regulations) for the introduction of, changeover to or operation of a single or unified European currency (whether known as the Euro or otherwise), being in part the implementation of the third stage of EMU.

“Environmental Laws” means any and all applicable foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements or any Governmental Authority or other Requirement of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time be in effect during the term of this Credit Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any entity that is under common control with any Credit Party within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group which includes any Credit Party and that is treated as a single employer under Sections 414(b) or (c) of the Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBOR” means such term as defined in the definition of “Foreign Currency Term Rate”.

“Euro” means the single currency of Participating Member States of the European Union to the extent adopted by its member nations.

“Euro Unit” means the currency unit of the Euro.

“Event of Default” means such term as defined in Section 7.1.

“Excluded Subsidiaries” means a collective reference to (i) the Specified Entities, (ii) each of Hyatt International, AIC Holding Co., Hyatt International (Milan), L.L.C., Hyatt LACSA Services, Inc., Hyatt International Holdings Co., HI Holdings Kyoto Co., Hyatt Foreign Employment Services, Inc., Hyatt Franchising Canada Corp., Hyatt Franchising Latin America, L.L.C., Hyatt Hotels of Canada, Inc., Hyatt Hotels of Puerto Rico, Inc., Hyatt House Canada, Inc., Hyatt International Technical Services, Inc., Hyatt Minority Investments, Inc., Hyatt of Latin America and Caribbean, L.L.C., Hyatt Place Canada Corporation, Hyatt Services Caribbean, L.L.C., Hyatt Global Services, Inc., Hyatt Hotels Foundation – 501(c)(3) and any other Material Domestic Subsidiary whether newly formed, after acquired or otherwise existing, in each case to the extent and for so long as Hyatt determines in good faith that it is reasonably likely to suffer adverse tax consequences by reason of each of such entities’ guaranty of the Credit Party Obligations hereunder, (iii) any other Subsidiary (other than any Wholly Owned Subsidiary) of Hyatt that is prohibited by contract or its organizational documents from guaranteeing Indebtedness of the type described in clauses (a), (b), or (g) of the definition thereof of Hyatt and its Wholly-Owned Subsidiaries; provided that any such contract or organizational document was not entered into with the intent of avoiding Section 5.8 hereof, (iv) any other Subsidiary of Hyatt that is prohibited by operation of law from guaranteeing Indebtedness of the type described in clauses (a), (b), or (g) of the definition thereof of Hyatt and its Wholly-Owned Subsidiaries; and (v) any other Subsidiary of Hyatt as to which Hyatt and the Administrative Agent reasonably agree that any of the cost, difficulty, burden or consequences of such Subsidiary providing a Guaranty hereunder is excessive in relation to the value afforded thereby.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Transaction if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Transaction (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Transaction. If a Swap Transaction arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Transaction that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Existing Facility” means that certain Credit Agreement, dated as of May 18, 2022 (as amended, restated, modified or supplemented through the date hereof), by and among the Borrower, the guarantors from time to time party thereto, the lenders from time to time party thereto, Bank of America, N.A., as administrative agent, Wells Fargo Bank, National Association, as syndication agent, BofA Securities, Inc., Wells Fargo Securities, LLC, JPMorgan Chase Bank, N.A. and The Bank of Nova Scotia as Joint Book Runners and Co-Lead Arrangers and JPMorgan Chase Bank, N.A., The Bank of Nova Scotia, Deutsche Bank AG New York Branch, Goldman Sachs Lending Partners LLC, PNC Bank, National Association, Truist Bank and U.S. Bank National Association, as Co-Documentation Agents and Credit Agricole Corporate and Investment Bank, Fifth Third Bank, National Association and Sumitomo Mitsui Banking Corporation, New York Branch, as Co-Senior Managing Agents.

“Existing Letters of Credit” means the letters of credit issued and outstanding under the Existing Facility and set forth on Schedule 1.1(c).

“Extended Letter of Credit” has the meaning set forth in Section 2.4(a).

“Extending Lender” has the meaning set forth in Section 2.23.

“Extension of Credit” means, as to any Lender, without duplication, the making of a Loan by such Lender or the issuance of, or participation in, a Letter of Credit by such Lender.

“Facility Fee” has the meaning set forth in Section 2.10(a).

“FASB” has the meaning set forth in Section 1.3.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent. If the Federal Funds Rate determined as provided above would be less than zero, the Federal Funds Rate shall be deemed to be zero.

“Fee Letter” means (a) that certain letter agreement dated as of October 15, 2025, among Bank of America, BofA Securities, Inc., Wells Fargo Bank, National Association, Wells Fargo Securities, LLC and the Borrower and (b) each other respective fee letter by and among the Borrower, each other respective Lead Arranger and the other parties thereto, in each case, as amended, modified, supplemented or replaced from time to time.

“Fees” means all fees payable pursuant to Section 2.10.

“Fitch” means Fitch Ratings Inc. and its successors.

“Foreign Borrower” means any Subsidiary designated as a Foreign Borrower pursuant to Section 2.24.

“Foreign Borrower Notice” means the notice substantially in the form of Schedule 2.24(b) attached hereto.

“Foreign Borrower Request and Assumption Agreement” means a request and assumption agreement substantially in the form of Schedule 2.24(a) attached hereto.

“Foreign Currency” means (a) Euros, (b) Japanese Yen, (c) Pounds Sterling and (d) Canadian Dollars.

“Foreign Currency Daily Rate” means, for any day, with respect to any Credit Extension denominated in Sterling, the rate per annum equal to SONIA; provided that, if any Foreign Currency Daily Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. Any change in a Foreign Currency Daily Rate shall be effective from and including the date of such change without further notice.

“Foreign Currency Daily Rate Loan” means a Loan that bears interest at a rate based on the definition of “Foreign Currency Daily Rate.” All Foreign Currency Daily Rate Loans must be denominated in a Foreign Currency.

“Foreign Currency Equivalent” means, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Foreign Currency as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Foreign Currency with Dollars.

“Foreign Currency Lending Office” means, initially, the offices of each applicable lender (or its affiliate) designated as such Lender’s Foreign Currency Lending Office as set forth in the Administrative Questionnaire delivered by each Lender to the Administrative Agent; and thereafter, such other office of such Lender (or its affiliate) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office of such Lender at which the Foreign Currency Loans of such Lender denominated in Foreign Currencies are to be made.

“Foreign Currency Loan” means a Foreign Currency Daily Rate Loan or a Foreign Currency Term Rate Loan, as applicable.

“Foreign Currency Sublimit” means TWO HUNDRED FIFTY MILLION DOLLARS ($250,000,000).

“Foreign Currency Term Rate” means, for any Interest Period, with respect to any Extension of Credit:

(a)           denominated in Euros, the rate per annum equal to the Euro Interbank Offered Rate (“EURIBOR”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) on the day that is two TARGET Days preceding the first day of such Interest Period with a term equivalent to such Interest Period;

(b)           denominated in Canadian dollars, the rate per annum equal to the forward-looking term rate based on CORRA (“Term CORRA”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “Term CORRA Rate”) that is two Business Days prior to the Rate Determination Date with a term equivalent to such Interest Period; and

(c)           denominated in Japanese Yen, the rate per annum equal to the Tokyo Interbank Offer Rate (“TIBOR”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) on the Rate Determination Date with a term equivalent to such Interest Period;

provided that, if any Foreign Currency Term Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Foreign Currency Term Rate Loan” means a Loan that bears interest at a rate based on the definition of “Foreign Currency Term Rate.” All Foreign Currency Term Rate Loans must be denominated in a Foreign Currency.

“Foreign Lender” means a Lender that is resident or organized under the laws of a jurisdiction other than that in which the applicable Borrower is resident for tax purposes.

“Foreign Letters of Credit” means any Letter of Credit that is not a Domestic Letter of Credit.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to an Issuing Lender, such Defaulting Lender’s Commitment Percentage of the outstanding LOC Obligations other than LOC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a Natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person (other than accounts payable and other trade debt incurred in the ordinary course of business and not overdue by more than 60 days or subject to a bona fide dispute) which would appear as liabilities on a balance sheet of such Person, (e) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (f) the principal portion of all obligations of such Person under Capital Leases, (g) the maximum amount of all standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (h) all preferred Capital Stock issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration prior to the date that is six months after the Maturity Date, (i) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product and (j) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer, but only to the extent to which there is recourse to such Person for payment of such Indebtedness. For purposes of the calculation of Funded Debt of Hyatt and its Subsidiaries on a consolidated basis, “Funded Debt” shall not include Funded Debt owing among Hyatt and its Subsidiaries to the extent such Funded Debt amounts to zero on a consolidated basis as a result of the consolidation of the financial statements of Hyatt and its Subsidiaries.

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3 hereof.

“Government Acts” has the meaning set forth in Section 2.19(a).

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any agency, authority, instrumentality, regulatory body, court, central bank or entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantied Credit Party Obligations” means all Credit Party Obligations other than Excluded Swap Transactions.

“Guarantors” means (i) any Person which executes a Joinder Agreement, together with their successors and permitted assigns and (ii) with respect to all Guarantied Credit Party Obligations owed to the Hedging Agreement Providers under any Hedging Agreement entered into with any of the Borrower’s Subsidiaries, the Borrower. In no event shall any Excluded Subsidiary be a “Guarantor” hereunder.

“Guaranty” means the guaranty of the Guarantors set forth in Section 9.

“Guaranty Obligations” means, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or by its terms intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (c) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (d) to otherwise assure or hold harmless the holder of such Indebtedness against loss (excluding ordinary course indemnification obligations) in respect thereof.

“Hedging Agreement Provider” means any Person that enters into a Hedging Agreement with a Credit Party or any of its Subsidiaries that is permitted hereunder to the extent such Person is a (a) Lender, (b) an Affiliate of a Lender or (c) any other Person that was a Lender (or an Affiliate of a Lender) at the time it entered into the Hedging Agreement but has ceased to be a Lender (or whose Affiliate has ceased to be a Lender) under this Credit Agreement.

“Hedging Agreements” means, with respect to any Person, any agreement entered into to protect such Person against fluctuations in interest rates, or currency or raw materials values, including, without limitation, any interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more counterparties, any foreign currency exchange agreement, currency protection agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements.

“Hyatt” has the meaning set forth in the first paragraph hereof, together with any successors or assigns.

“Hyatt International” means Hyatt International Corporation, a Delaware corporation and an indirect wholly-owned subsidiary of Hyatt.

“Increasing Lender” has the meaning set forth in Section 2.23.

“Incremental Amendment” has the meaning set forth in Section 2.5(d).

“Incremental Commitments” has the meaning set forth in Section 2.5(a).

“Incremental Lender” has the meaning set forth in Section 2.5(c).

“Incremental Loans” has the meaning set forth in Section 2.5(a).

“Incremental Revolving Commitments” has the meaning set forth in Section 2.5(a).

“Incremental Term Commitments” has the meaning set forth in Section 2.5(a).

“Incremental Term Loans” has the meaning set forth in Section 2.5(a).

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person (other than accounts payable and other trade debt incurred in the ordinary course of business and not overdue by more than 60 days or subject to a bona fide dispute) which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (h) the principal portion of all obligations of such Person under Capital Leases, (i) all net obligations of such Person under Hedging Agreements, (j) the maximum amount of all standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (k) all preferred Capital Stock issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration prior to the date that is six months after the Maturity Date, (l) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product, and (m) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer, but only to the extent to which there is recourse to such Person for payment of such Indebtedness.

“Insolvency” means, with respect to any Multiemployer Plan, the condition that such Multiemployer Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.

“Interest Payment Date” means (a) as to any Base Rate Loan, the last day of each March, June, September and December and on the Maturity Date, (b) [reserved], (c) as to any Term SOFR Loan, Foreign Currency Term Rate Loan or Competitive Loan having an Interest Period of three months or less, the last day of such Interest Period, (d) as to any Term SOFR Loan, Foreign Currency Term Rate Loan or Competitive Loan having an Interest Period longer than three months, each day which is three months after the first day of such Interest Period and the last day of such Interest Period and (e) as to any Foreign Currency Daily Rate Loan, the last day of each month.

“Interest Period” means (a) with respect to each Term SOFR Loan and Foreign Currency Term Rate Loan, each period commencing on the date such Term SOFR Loan or Foreign Currency Term Rate Loan is distributed or converted to or continued as a Term SOFR Loan or Foreign Currency Term Rate Loan, and ending on the numerically corresponding day in the first, third or sixth calendar month thereafter (in each case, subject to availability for the interest rate applicable to the relevant currency), as the Borrower may select in a Notice of Borrowing or Notice of Extension/Conversion, as the case may be, except that each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month; and (b) with respect to each Competitive Loan, the period commencing on the date such Competitive Loan is made and ending on any Business Day not less than 7 nor more than 180 days thereafter, as the Borrower may select as provided in Section 2.2. Notwithstanding the foregoing: (i) if any Interest Period Loan would otherwise end after the Maturity Date, such Interest Period shall end on the Maturity Date; and (ii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the immediately following Business Day (or, if such immediately following Business Day falls in the next calendar month, on the immediately preceding Business Day). No more than ten (10) Interest Periods for Term SOFR Loans and Foreign Currency Term Rate Loans (excluding any Competitive Loans) may be in effect at any time. No more than ten (10) Interest Period for Competitive Loans may be in effect at any time.

“Issuing Lender” means (a) with respect to Domestic Letters of Credit, any Domestic Issuing Lender (including, without limitation, each JLA Issuing Lender) and (b) with respect to Foreign Letters of Credit, any Discretionary Issuing Lender.

“Issuing Lender Fees” has the meaning set forth in Section 2.10(c).

“Japanese Yen” or “JPY” means Japanese yen, the lawful currency of Japan.

“JLA Issuing Lenders” has the meaning set forth in Section 2.4(a).

“Joinder Agreement” means a Joinder Agreement in substantially the form of Schedule 5.8, executed and delivered by each Person required to become a Guarantor in accordance with the provisions of Section 5.8.

“Lead Arrangers” means each of BofA Securities, Inc., Wells Fargo Securities, LLC, JPMorgan Chase Bank, N.A. and The Bank of Nova Scotia.

“Lenders” means each of the Persons identified as a “Lender” on the signature pages hereto, each Person that becomes a “Lender” in connection with an increase of the Aggregate Revolving Committed Amount pursuant to Section 2.5, and their respective successors and assigns.

“Letter of Credit Fee” has the meaning set forth in Section 2.10(b).

“Letters of Credit” means any letter of credit issued hereunder by an Issuing Lender pursuant to the terms hereof, as such Letters of Credit may be amended, restated, modified, extended, renewed or replaced from time to time.

“Leverage Ratio” means, as of any date of determination, with respect to Hyatt and its Subsidiaries on a consolidated basis, the ratio of (a) Consolidated Adjusted Funded Debt as of the last day of the twelve month period ending on the last day of the fiscal quarter most recently ended on or prior to such date to (b) Consolidated EBITDA for the twelve month period ending on the last day of such fiscal quarter.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).

“Loan” or “Loans” means a Revolving Loan, a Competitive Loan and/or an Incremental Loan, as appropriate.

“LOC Commitment” means the commitment of an Issuing Lender to issue Letters of Credit and with respect to each Lender, the commitment of such Lender to purchase participation interests in the Letters of Credit up to such Lender’s LOC Committed Amount as specified in Schedule 2.1(a), as such amount may be reduced from time to time in accordance with the provisions hereof.

“LOC Commitment Percentage” means, for each Lender, the percentage identified as its LOC Commitment Percentage on Schedule 2.1(a), as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 10.6(c).

“LOC Committed Amount” means, collectively, the aggregate amount of all of the LOC Commitments of the Lenders to issue and participate in Letters of Credit as referenced in Section 2.4 and, individually, the amount of each Lender’s LOC Commitment as specified in the Commitment Schedule.

“LOC Documents” means, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or (b) any collateral security for such obligations, in each case relating to such Letter of Credit.

“LOC Obligations” means, at any time, the sum of (a) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (b) without duplication the aggregate amount of all drawings under Letters of Credit honored by the Issuing Lenders but not theretofore reimbursed.

“Mandatory Borrowing” with respect to Letters of Credit, has the meaning set forth in Section 2.4(e).

“Material” means material in relation to the business, operations, financial condition or properties of Hyatt and its Subsidiaries taken as a whole.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or financial condition of Hyatt or Hyatt and its Subsidiaries taken as a whole; (b) an impairment of the ability of (i) the Borrower to perform its material obligations under any Credit Document or the Fee Letter, in each case to which it is a party or (ii) of the Borrower and the Credit Parties taken as a whole to perform their material obligations under any Credit Document or the Fee Letter, in each case to which they are a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against (i) the Borrower of any Credit Document or the Fee Letter, in each case to which it is a party or (ii) of the Borrower and the Credit Parties taken as a whole of any Credit Document or the Fee Letter, in each case to which they are a party; other than any change, effect or circumstance to the extent resulting from (I) changes in general economic, financial market or geopolitical conditions, (II) any outbreak or escalation of hostilities or war or any act of terrorism, or (III) any failure by Hyatt and its Subsidiaries to meet any published analyst estimates or expectations of their revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Hyatt and its Subsidiaries to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect); provided that, in the case of the immediately preceding clauses (I) and (II), such changes, effects or circumstances do not affect Hyatt or its Subsidiaries disproportionately relative to other companies operating in the same industry.

“Material Domestic Subsidiary” means any Domestic Subsidiary that is also a Material Subsidiary.

“Material Subsidiary” means, as of any date of determination, any Subsidiary of Hyatt that accounts for (i) at least 10% of Consolidated Assets (determined as of the last day of the most recent fiscal year of Hyatt for which financial statements have been delivered pursuant to Section 5.1(a)) or (ii) at least 10% of revenues of Hyatt and its Subsidiaries on a consolidated basis for the most recent fiscal year of Hyatt for which financial statements have been delivered pursuant to Section 5.1(a).

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials, or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date” means, as to each Lender, October 30, 2030, as such date may be extended in accordance with Section 2.23; provided, however, that if such date is not a Business Day, the Maturity Date shall be the immediately succeeding Business Day.

“Measurement Date” means the last day of each fiscal quarter of Hyatt.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan” means a Pension Plan which is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“National Currency Unit” means a fraction or multiple of one Euro Unit expressed in units of the former national currency of a Participating Member State.

“Natural Person” means a natural person or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person.

“New Maturity Date” has the meaning set forth in Section 2.23.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extending Lender” has the meaning set forth in Section 2.23.

“Non-Recourse Debt” means any Funded Debt of Hyatt or any of its Subsidiaries if, and so long as, such Funded Debt meets the requirements of clause (a) or (b) below:

(a)           Such Funded Debt is secured solely by Purchase Money Liens and: (i) the instruments governing such Funded Debt limit the recourse (whether direct or indirect) of the holders thereof against Hyatt and its Subsidiaries for the payment of such Indebtedness to the property securing such Indebtedness (with customary exceptions, including, without limitation, recourse for fraud, waste, misapplication of insurance or condemnation proceeds, and environmental liabilities); provided that any partial Guaranty Obligation by, or any other limited recourse for payment of such Funded Debt against, Hyatt or its Subsidiaries which is not expressly excluded from the definition of “Guaranty Obligations” shall not prevent the non-guaranteed and non-recourse portion of such Funded Debt from constituting Non-Recourse Debt; and (ii) if such Funded Debt is incurred after the date hereof by Hyatt or a Domestic Subsidiary of Hyatt, either (x) (1) the holders of such Funded Debt shall have irrevocably agreed that in the event of bankruptcy, insolvency or other similar proceeding with respect to the obligor of such Funded Debt, such holders will elect (pursuant to Section 1111(b) of the Federal Bankruptcy Code or otherwise) to be treated as fully secured by, and as having no recourse against such obligor or any property of such obligor other than, the property securing such Funded Debt, and (2) if, notwithstanding any election pursuant to clause (1) above, such holders shall have or shall obtain recourse against such obligor or any property of such obligor other than the property securing such Funded Debt, such recourse shall be subordinated to the payment in full in cash of the obligations owing to the Administrative Agent and the Lenders under this Agreement; or (y) the property securing such Funded Debt is not material to the business, financial condition, operations or properties of Hyatt and its Subsidiaries, taken as a whole, as determined by Hyatt in its reasonable discretion at the time such Funded Debt is incurred; or

(b)           (i) The sole obligor of such Funded Debt (such obligor a “Specified Entity”) is a corporation or other entity formed solely for the purpose of owning (or owning and operating) property which is (or may be) subject to one or more Purchase Money Liens, (ii) such Specified Entity owns no other material property and (iii) the sole collateral security provided by Hyatt and its Subsidiaries with respect to such Funded Debt (if any) consists of property owned by such Specified Entity and/or the capital stock of (or equivalent ownership interest in) such Specified Entity (provided that any partial Guaranty Obligation by, or any other limited recourse for payment of such Funded Debt against, Hyatt or its Subsidiaries which is not expressly excluded from the definition of “Guaranty Obligations” shall, to the extent thereof, constitute a Guaranty Obligation but shall not prevent the non-guaranteed and non-recourse portion of such Funded Debt from constituting Non-Recourse Debt).

“Note” or “Notes” means the promissory notes of Hyatt or any Foreign Borrower, as applicable, in favor of each of the Lenders that request such notes evidencing the Revolving Loans and Competitive Loans in substantially the form attached as Schedule 2.1(e)-1, in the case of Hyatt, and Schedule 2.1(e)-2, in the case of any Foreign Borrower, with the foregoing individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time.

“Notice of Borrowing” means a written notice of borrowing in substantially the form of Schedule 2.1(b)(i), as required by Section 2.1(b)(i) or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Notice of Extension/Conversion” means the written notice of extension or conversion in substantially the form of Schedule 2.7, as required by Section 2.7 or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Officer’s Compliance Certificate” means a certificate substantially in the form of Schedule 5.2(a) attached hereto.

“Participant” has the meaning set forth in Section 10.6(d).

“Participant Register” has the meaning set forth in Section 10.6(d).

“Participating Member State” means each country so described in any EMU Legislation.

“Participation Interest” means the purchase by a Lender of a participation interest in Letters of Credit as provided in Section 2.4(c).

“PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor entity performing similar functions.

“Pension Plan” means, at any particular time, an employee pension benefit plan which is covered by Title IV of ERISA and in respect of which the Borrower or an ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Permitted Holder” means (i) all lineal descendants of Nicholas J. Pritzker, deceased, and all spouses and adopted children of such descendants; (ii) all trusts for the benefit of any person described in clause (i) and trustees of such trusts; (iii) all legal representatives of any person or trust described in clauses (i) or (ii); (iv) all partnerships, corporations, limited liability companies or other entities controlling, controlled, directly and/or indirectly, by, or under common control with, any person or trust described in clauses (i), (ii) or (iii); and (v) any holder of Class B Common Stock, including any Permitted Transferee thereof (each as defined in Hyatt’s Amended and Restated Certificate of Incorporation as in effect on the Closing Date) (such Persons referred to in clauses (i)-(v) collectively, “Pritzker Affiliates”). For purposes of this definition, “control” shall mean the ability to influence, direct or otherwise significantly affect the major policies, activities or action of any person or entity.

“Permitted Liens” means:

(a)           Liens created by or otherwise existing, under or in connection with this Credit Agreement or the other Credit Documents in favor of the Lenders;

(b)           Purchase Money Liens;

(c)           Liens and other purchase money liens securing purchase money indebtedness arising in connection with Capital Leases;

(d)           Liens on real property assets of Hyatt and its Subsidiaries (including without limitation, the furniture, fixtures and equipment related thereto) securing Non-Recourse Debt of Hyatt and its Subsidiaries;

(e)           Liens for taxes, assessments, charges or other governmental levies (i) not yet due or as to which the period of grace, if any, related thereto has not expired or which are being contested in good faith by appropriate proceedings diligently pursued, provided that adequate reserves with respect thereto are maintained on the books of Hyatt or its Subsidiaries, as the case may be, in conformity with GAAP (or, in the case of Subsidiaries with significant operations outside of the United States of America, generally accepted accounting principles in effect from time to time in their respective jurisdictions of incorporation) or (ii) securing an amount not to exceed $15,000,000 in the aggregate at any time outstanding;

(f)           statutory Liens of landlords and carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than sixty (60) days or which are being contested in good faith by appropriate proceedings diligently pursued, provided that (i) the Property subject to such Lien is not yet subject to foreclosure, sale or loss on account thereof or any proceedings commenced for the enforcement of such Liens and encumbrances shall have been duly suspended and (ii) adequate reserves with respect thereto are maintained on the books of Hyatt or its Subsidiaries, as the case may be, in conformity with GAAP (or, in the case of Subsidiaries with significant operations outside of the United States of America, generally accepted accounting principles in effect from time to time in their respective jurisdictions of incorporation);

(g)           pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

(h)           deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, government contracts, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(i)            Liens in connection with attachments or judgments (including judgment or appeal bonds) to the extent such Liens are being contested in good faith and by proper proceedings, as to which adequate reserves are being maintained (provided that any such Liens as to which enforcement has been commenced and is unstayed, by reason of pending appeal or otherwise, for a period of more than thirty consecutive days, do not, in the aggregate, secure judgments in excess of $35,000,000);

(j)            easements, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered Property for its intended purposes;

(k)           leases, subleases, licenses or sublicenses granted to others not interfering in any material respect with the business of Hyatt and its Subsidiaries;

(l)            any interest of title of a lessor or licensor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases or licenses permitted by this Agreement;

(m)          normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(n)           inchoate Liens arising under ERISA to secure current service pension liabilities as they are incurred under the provisions of any Pension Plan;

(o)           Liens assumed in connection with an acquisition of all or substantially all of the assets or Voting Stock of another Person permitted hereunder, so long as such Liens cover only the assets acquired pursuant to such acquisition and were not created in contemplation thereof;

(p)           Liens on properties of Subsidiaries of Hyatt, which properties are located outside the United States of America;

(q)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(r)            Liens arising in connection with consignments or similar arrangements for the sale of goods in the ordinary course of business;

(s)           Liens on assets of Persons which become Subsidiaries after the date of this Agreement; provided, however, that such Liens existed at the time such Persons became Subsidiaries and were not created in anticipation thereof and such Liens do not extend to any other property of Hyatt or its Subsidiaries (except proceeds of such Property and, in the case of Liens on real estate or equipment, items which become fixtures on such real estate or are accessions to such equipment);

(t)            Liens on the assets of Subsidiaries (other than any Wholly-Owned Subsidiary) to the extent the Indebtedness secured thereby is Non-Recourse Debt;

(u)           Liens existing on the Closing Date and, solely to the extent securing amounts in excess of $10,000,000, set forth on Schedule 6.1; provided that no such Lien shall at any time be extended to cover property or assets other than the Property or assets subject thereto on the Closing Date; provided, however, that Liens on new Property which are in replacement of Liens on previously owned Property to the extent such new Property is acquired through like-kind exchanges or similar substitutions shall be permitted hereunder;

(v)           Liens on cash collateral or other deposits securing obligations in respect of letters of credit issued in the ordinary course of business or consistent with past practice or industry practice;

(w)          Liens on any property of any Subsidiary of Hyatt to secure Indebtedness owing by it to Hyatt or another Subsidiary of Hyatt;

(x)           Liens on ownership interests of Hyatt or any of its Subsidiaries in partnerships or joint ventures with third parties, which secure the Indebtedness of such partnerships or joint ventures, or of Subsidiaries of such partnerships or joint ventures;

(y)           Liens upon cash and investment securities; provided that (i) the only obligations secured by such Liens are obligations arising under Swap Transactions entered into with one or more counterparties who are not Affiliates of Hyatt or any of its Subsidiaries and (ii) the aggregate fair market value of cash and investment securities covered by such Liens does not at any time exceed the greater of (x) the aggregate amount of the respective termination or liquidation payments that would be payable to such counterparties upon the occurrence of an event of default or other similar event as to which Hyatt or any of its Subsidiaries is the defaulting or affected party (subject to the application of any customary and reasonable collateral valuation discount percentages and minimum collateral transfer thresholds and timing provisions contained in the respective security and margin agreements) and (y) where applicable, an amount equal to the margin requirement imposed by a derivatives clearing organization for any Swap Transaction that is a “cleared” derivatives transaction;

(z)           any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses; provided that such extension, renewal or replacement Lien shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property); and

(aa)         other Liens in addition to those permitted by the foregoing clauses securing Indebtedness in an aggregate amount not to exceed $1,000,000,000.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any Governmental Authority.

“Pounds Sterling” and “₤” means, at any time of determination, the then official currency of the United Kingdom of Great Britain and Northern Ireland.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Lender then acting as the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Lender acting as Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Pro Forma Basis” means, with respect to any transaction, that such transaction shall be deemed to have occurred as of the first day of the twelve-month period ending as of the most recent quarter end preceding the date of such transaction.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Proposed Additional Commitment” has the meaning set forth in Section 2.23.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Purchase Money Liens” means any Lien on property, real or personal, acquired or constructed by Hyatt or any Subsidiary of Hyatt: (a) to secure the purchase price of the property; (b) that was existing on such property at the time of acquisition thereof by Hyatt or such Subsidiary and assumed in connection with such acquisition; (c) to secure Indebtedness otherwise incurred to finance the acquisition or construction of such property or incurred within 90 days following the acquisition or completion of such construction (provided that the principal amount of Indebtedness secured by each such Lien shall at no time exceed 100% of the original purchase price of such related property or assets at the time acquired); or (d) to secure any Indebtedness incurred in connection with any extension, refunding or refinancing of Indebtedness (whether or not secured and including Indebtedness under the Credit Documents) incurred, maintained or assumed in connection with, or otherwise related to, the acquisition or construction of such property; provided in each case that (1) such Liens do not extend to, cover or otherwise encumber any property other than the property acquired or constructed by Hyatt and its Subsidiaries (and any improvements made to such property acquired or constructed) and (2) such Liens do not cover current assets of Hyatt or any of its Subsidiaries other than current assets that relate solely to other property subject to such Lien.

“Qualified Acquisition” means an acquisition by Hyatt or any of its Subsidiaries for which the aggregate cash and non-cash consideration (including assumed Indebtedness, the good faith estimate by Hyatt of the maximum amount of any deferred purchase price obligations (including any earn out payments) and Capital Stock) exceeds $250,000,000; provided that, for any acquisition to qualify as a “Qualified Acquisition”, Hyatt shall have notified the Administrative Agent, prior to the end of the fiscal quarter in which such acquisition was consummated, that such acquisition constitutes a “Qualified Acquisition”.

“Qualified ECP Guarantor” means, in respect of any Swap Transaction, each Credit Party that has total assets exceeding $10,000,000 at the time the Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Transaction or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Rate Determination Date” means two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that, to the extent such market practice is not administratively feasible for the Administrative Agent, then “Rate Determination Date” means such other day as otherwise reasonably determined by the Administrative Agent).

“Register” has the meaning set forth in Section 10.6(c).

“Regulation T, U or X” means Regulation T, U or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulatory Authority” has the meaning set forth in Section 10.15.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, shareholders, directors, members, managers, officers, employees, agents, counsel, other advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Rate” means with respect to any Credit Extension denominated in (a) Dollars, Term SOFR, (b) Sterling, SONIA, (c) Euros, EURIBOR, (d) Canadian Dollars, the Term CORRA Rate and (e) Japanese Yen, TIBOR, as applicable.

“Replaced Lender” has the meaning set forth in Section 2.20.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty-day notice period is waived.

“Required Lenders” means, at any time, Lenders having more than fifty percent (50%) of the Commitments, or if the Commitments have been terminated, Lenders having more than fifty percent (50%) of (a) the aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of Loans outstanding; provided that the Commitments of, and outstanding principal Dollar Amount (determined as of the most recent Revaluation Date) of Loans owing to, a Defaulting Lender shall be excluded for purposes hereof in making a determination of Required Lenders and (b) the outstanding Participation Interests (including the Participation Interests of an Issuing Lender in any Letters of Credit).

“Requirement of Law” means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property is subject.

“Rescindable Amount” means any payment (or any portion of any payment) that the Administrative Agent makes for the account of the Lenders or any Issuing Lender hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies: (1) the applicable Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by such Borrower (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means as to Hyatt, any of the chief executive officer, the chief financial officer, the president, the treasurer, the assistant treasurer, the controller or any senior or executive vice president of Hyatt and, solely for purposes of notices given pursuant to Section 2, any other officer or employee of the applicable Credit Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Credit Party designated in or pursuant to an agreement between the applicable Credit Party and the Administrative Agent.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of Hyatt or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of Hyatt or any of its Subsidiaries, now or hereafter outstanding and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of Hyatt or any of its Subsidiaries, now or hereafter outstanding.

“Revaluation Date” means, with respect to any Extension of Credit, each of the following: (a) in connection with the origination of any new Extension of Credit, the Business Day which is the earliest of the date such credit is extended, the date the rate is set or the date the bid is accepted, as applicable; (b) in connection with any extension or conversion or continuation of an existing Loan, the Business Day that is the earlier of the date such advance is extended, converted or continued, or the date the rate is set, as applicable, in connection with any extension, conversion or continuation; (c) each date a Letter of Credit is issued or renewed pursuant to Section 2.4 or amended in such a way as to modify the LOC Obligations; (d) the date of any reduction of any of the Aggregate Revolving Committed Amount, or the LOC Committed Amount pursuant to the terms of Section 2.9, as the case may be; and (e) such additional dates as the Administrative Agent or the Required Lenders shall deem reasonably necessary. For purposes of determining availability hereunder, the rate of exchange for any Foreign Currency shall be the Spot Rate.

“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans in an aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) at any time outstanding up to such Lender’s Revolving Committed Amount as specified in Schedule 2.1(a), as such amount may be reduced from time to time in accordance with the provisions hereof.

“Revolving Committed Amount” means the amount of each Lender’s Commitment as specified in Schedule 2.1(a), as such amount may be reduced from time to time in accordance with the provisions hereof.

“Revolving Credit Exposure” means, as to any Lender at any time, the Dollar Amount (determined as of the most recent Revaluation Date) of the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender’s participation in LOC Obligations at such time.

“Revolving Loans” has the meaning set forth in Section 2.1(a).

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or any successor.

“Sanctioned Country” means, at any time, a country, territory or region which is, or whose government is, the subject or target of any comprehensive Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by any Governmental Authority of the United States of America, including without limitation, OFAC or the U.S. Department of State, Global Affairs Canada, or by the United Nations Security Council, His Majesty’s Treasury, the European Union or any other Governmental Authority, (b) any Person located, operating, organized or resident in a Sanctioned Country, (c) an agency of the government of a Sanctioned Country or (d) any Person 50% or more owned or Controlled by any Persons or agencies described in any of the preceding clauses (a) through (c).

“Sanctions” means any sanctions or trade embargoes imposed, administered or enforced by any Governmental Authority of the United States of America, including without limitation, OFAC or the U.S. Department of State, Global Affairs Canada, or by the United Nations Security Council, His Majesty’s Treasury, the European Union or any other Governmental Authority.

“Scheduled Unavailability Date” has the meaning specified in Section 2.14(b).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Single Employer Plan” means any Pension Plan which is not a Multiemployer Plan.

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“SOFR Administrator” means CME Group Benchmark Administration Limited (or any successor administrator satisfactory to the Administrative Agent).

“SONIA” means, with respect to any applicable determination date, the Sterling Overnight Index Average Reference Rate published on the fifth Business Day preceding such date on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time); provided however that if such determination date is not a Business Day, SONIA means such rate that applied on the first Business Day immediately prior thereto.

“Specified Entity” has the meaning set forth in the definition of “Non-Recourse Debt”.

“Spot Rate” means, with respect to any Foreign Currency, the rate quoted by the Lender then acting as Administrative Agent as the spot rate for the purchase by the Lender then acting as Administrative Agent of such Foreign Currency with Dollars through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation in made.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors or other managers of such corporation, partnership, limited liability company or other entity (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) are at the time owned by such Person directly or indirectly through Subsidiaries. Unless otherwise identified, “Subsidiary” or “Subsidiaries” means Subsidiaries of Hyatt.

“Successor Rate” has the meaning specified in Section 2.14(b).

“Swap Transaction” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Syndication Agent” has the meaning set forth in the first paragraph hereof, together with any successors or assigns.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” has the meaning set forth in Section 2.18(a).

“Term CORRA” means such term as defined in the definition of “Foreign Currency Term Rate”.

“Term CORRA Rate” means such term as defined in the definition of “Foreign Currency Term Rate”.

“Term SOFR” means;

(a)           for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case; and

(b)           for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one month commencing that day.

provided that, if Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, Term SOFR shall be deemed zero for purposes of this Agreement.

“Term SOFR Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by the SOFR Administrator and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“TIBOR” means such term as defined in the definition of “Foreign Currency Term Rate”.

“Titled Agent” has the meaning set forth in Section 8.9.

“Treaty on European Union” means the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on February 1, 1992 and came into force on November 1, 1993), as amended from time to time.

“Type” means, as to any Loan, its nature as a Base Rate Loan, Term SOFR Loan, Foreign Currency Daily Rate Loan or Foreign Currency Term Rate Loan, as the case may be.

“U.S. Lending Office” means, initially, the office(s) of each Lender (or its affiliate) designated as such Lender’s U.S. Lending Office as set forth in the Administrative Questionnaire delivered by each Lender to the Administrative Agent and thereafter, such other office of such Lender (or its affiliate) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office of such Lender at which the Term SOFR Loans of such Lender denominated in Dollars are to be made.

“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

“U.S. person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain Affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Voting Stock” means, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary of which all of the equity interests (except directors’ qualifying shares or shares aggregating either (x) a de minimis amount of the outstanding shares of such Subsidiary which are owned by local residents thereof as required by local law or (y) less than 1% of the outstanding shares of such Subsidiary which are owned by individuals) and voting interests are owned by any one or more of Hyatt and Hyatt’s other Wholly-Owned Subsidiaries at such time.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of such Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2	Computation of Time Periods.

All time references in this Credit Agreement and the other Credit Documents shall be to Charlotte, North Carolina time unless otherwise indicated. For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

1.3	Accounting Terms.

Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP as in effect on the Closing Date. In the event that any Accounting Change (as defined below) results in a change in the method of calculation of financial covenants, standards or terms used herein or in any other Credit Document, then the Borrower and the Administrative Agent shall enter into good faith negotiations in order to amend such provisions hereof (with the consent of the Lenders required pursuant to Section 10.1) so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower and the Required Lenders, (a) all financial covenants, standards and terms used herein shall continue to be calculated or construed as if such Accounting Change had not occurred and (b) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement and the other Credit Documents or as reasonably requested hereunder or thereunder setting forth a reconciliation between calculations of such financial covenants or other computations under any such standards or terms made before and after giving effect to the Accounting Change. Notwithstanding the preceding sentence, (i) the calculation of liabilities shall not include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other standards of the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (“FASB”) allowing entities to elect fair value option for financial liabilities and (ii) any obligation of a Person under a lease (whether existing now or entered into in the future) that is not (or would not be) required to be classified and accounted for as a capital lease on the balance sheet of such Person under GAAP prior to giving effect to the adoption of ASU No. 2016-02 “Leases (Topic 842)” and ASU No. 2018-11 “Leases (Topic 842)” shall not be treated as a capital lease. As used herein, “Accounting Change” refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the FASB or, if applicable, the SEC and/or the Public Company Accounting Oversight Board (or successors thereto or agencies with similar functions).

1.4	Exchange Rates; Currency Equivalents.

(a)            The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating the Dollar Amounts of Extensions of Credit and amounts outstanding hereunder denominated in Foreign Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Hyatt hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency for purposes of the Credit Documents and the Fee Letter shall be such Dollar Amount as so determined by the Administrative Agent acting in its commercially reasonable discretion.

(b)            Wherever in this Credit Agreement in connection with an Extension of Credit, conversion, continuation or prepayment of a Loan, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Extension of Credit or Loan is denominated in a Foreign Currency, such amount shall be the relevant Foreign Currency Equivalent of such Dollar Amount (rounded to the nearest 1,000 units of such Foreign Currency), as determined by the Administrative Agent.

1.5	Redenomination of Certain Foreign Currencies and Computation of Dollar Amounts.

(a)            Each obligation of the Borrower to make a payment denominated in the National Currency Unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Credit Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Extension of Credit in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Extension of Credit, at the end of the then current Interest Period.

(b)            Each provision of this Credit Agreement relating to Loans or Letters of Credit denominated in Euro shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro; provided such changes are generally made to the credit documentation for other borrowers similarly situated to the Borrower.

(c)            References herein to minimum Dollar Amounts and integral multiples stated in Dollars, where they shall also be applicable to Foreign Currency, shall be deemed to refer to approximate Foreign Currency Equivalents.

(d)            Notwithstanding anything to the contrary herein, no Default or Event of Default will arise as a result of any limitation or threshold set forth in Dollars being exceeded solely as a result of changes in currency exchange rates.

1.6	Rates.

The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to Base Rate, the Term SOFR Screen Rate, Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Base Rate, the Term SOFR Screen Rate, Term SOFR, or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Base Rate, the Term SOFR Screen Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain Base Rate, the Term SOFR Screen Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.7	Divisions.

For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.

SECTION 2
CREDIT FACILITY

2.1	Revolving Loans.

(a)            Commitment. During the Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make Loans in Dollars and Foreign Currencies (“Revolving Loans”) to the Borrower from time to time in the amount of such Lender’s Commitment Percentage of such Loans for the purposes hereinafter set forth; provided that (i) with regard to the Lenders collectively, the sum of the aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of outstanding Revolving Loans plus LOC Obligations plus outstanding Competitive Loans shall not exceed the Aggregate Revolving Committed Amount, and (ii) with regard to each Lender individually, the sum of the aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of such Lender’s Commitment Percentage of outstanding Revolving Loans plus such Lender’s LOC Commitment Percentage of LOC Obligations shall not exceed such Lender’s Revolving Committed Amount and (iii) with regard to the Lenders collectively, the aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of Foreign Currency Loans plus the aggregate Dollar Amount (determined as of the most recent Revaluation Date) of LOC Obligations in respect of Letters of Credit denominated in a Foreign Currency shall not exceed the Foreign Currency Sublimit. Revolving Loans may consist of Base Rate Loans, Term SOFR Loans, Foreign Currency Daily Rate Loans and Foreign Currency Term Rate Loans, or a combination thereof, as the Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof; provided, however, (A) Loans denominated in a Foreign Currency shall consist solely of Foreign Currency Loans and (B) Loans made on the Closing Date or on any of the three Business Days following the Closing Date may only consist of Base Rate Loans unless the Borrower executes a funding indemnity letter in form and substance satisfactory to the Administrative Agent. Term SOFR Loans shall be made by each Lender at its U.S. Lending Office. Foreign Currency Rate Loans shall be made by each Lender at its Foreign Currency Lending Office. Base Rate Loans shall be made by each Lender at its Domestic Lending Office.

(b)            Revolving Loan Borrowings.

(i)            Notice of Borrowing. The Borrower shall request a Loan borrowing by a Notice of Borrowing (or telephone notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Notice of Borrowing) to the Administrative Agent not later than 11:00 A.M. on the Business Day of the requested borrowing in the case of Base Rate Loans denominated in Dollars, 1:00 P.M. on the third Business Day prior to the date of the requested borrowing in the case of Term SOFR Loans and 1:00 P.M. on the fourth Business Day prior to the date of the requested borrowing in the case of all Foreign Currency Loans. Each such request for borrowing shall be irrevocable and shall specify (A) that a Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the currency and the aggregate principal amount to be borrowed, (D) whether the borrowing shall be comprised of Base Rate Loans, Term SOFR Loans, Foreign Currency Daily Rate Loans, Foreign Currency Term Rate Loans or a combination thereof, and if Term SOFR Loan or Foreign Currency Term Rate Loan are requested, the Interest Period(s) therefore and currency therefor and (E) whether Hyatt or any Foreign Borrower, as applicable, is the Borrower of such Loan. If the Borrower shall fail to specify in any such Notice of Borrowing (1) an applicable Interest Period in the case of a Term SOFR Loan or Foreign Currency Term Rate Loan, then such notice shall be deemed to be a request for an Interest Period of one month, (2) the Type of Loan requested, then such notice shall be deemed to be a request for a Base Rate Loan hereunder, (3) the currency of the Revolving Loan requested, then such notice shall be deemed to be a request for a Revolving Loan denominated in Dollars or (4) whether Hyatt or any Foreign Borrower, as applicable, is the Borrower of such Loan, then the Borrower of such Loan shall be deemed to be Hyatt. The Administrative Agent shall give notice to each Lender promptly upon receipt of each Notice of Borrowing pursuant to this Section 2.1(b)(i), the contents thereof and each such Lender’s share of any borrowing to be made pursuant thereto.

(ii)           Minimum Amounts. Each Revolving Loan shall be in a minimum aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of (A) in the case of Term SOFR Loans, Foreign Currency Daily Rate Loans and Foreign Currency Term Rate Loans, $5,000,000 and integral multiples of $1,000,000 in excess thereof (or the remaining Aggregate Revolving Committed Amount, if less) and (B) in the case of Base Rate Loans, $1,000,000 and integral multiples of $250,000 in excess thereof (or the remaining Aggregate Revolving Committed Amount, if less).

(iii)          Advances. Each Lender will make its Commitment Percentage of each Loan borrowing available to the Administrative Agent for the account of the Borrower, in Dollars or the applicable Foreign Currency, as applicable, at the Administrative Agent’s Office, or at such office as the Administrative Agent may designate in writing and in funds immediately available to the Administrative Agent, by (A) 1:00 P.M. on the date specified in the applicable Notice of Borrowing in the case of any Revolving Loan denominated in Dollars and (B) the Applicable Time specified by the Administrative Agent in the case of any Revolving Loan denominated in a Foreign Currency. Such borrowing will then be made available to the Borrower by the Administrative Agent by crediting the account designated by the Borrower with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

(c)            Repayment. The principal amount of all Loans shall be due and payable in full on the Maturity Date.

(d)            Interest. Subject to the provisions of Section 2.6:

(i)            Base Rate Loans. During such periods as Loans shall be comprised in whole or in part of Base Rate Loans, such Base Rate Loans shall bear interest at a per annum rate equal to the Base Rate plus the Applicable Percentage for Base Rate Loans; and

(ii)           Term SOFR Loans and Foreign Currency Loans. During such periods as Loans shall be comprised in whole or in part of Term SOFR Loans or Foreign Currency Loans, such Term SOFR Loans or Foreign Currency Loans shall bear interest at a per annum rate equal to Term SOFR, Foreign Currency Daily Rate or Foreign Currency Term Rate, as applicable, plus the Applicable Percentage for Term SOFR Loans, Foreign Currency Daily Rate Loans or Foreign Currency Term Rate Loans, as applicable.

Interest on Loans shall be payable in arrears on each applicable Interest Payment Date (or at such other times as may be specified herein).

(e)            Notes. The Loans shall be further evidenced by a duly executed Note in favor of each Lender in the form of Schedule 2.1(e)-1 attached hereto, in the case of Hyatt, or Schedule 2.1(e)-2 attached hereto, in the case of any Foreign Borrower, as applicable, if requested by such Lender.

(f)            Maximum Number of Interest Periods. The Borrower will be limited to a maximum number of ten (10) Interest Periods for Term SOFR Loans and Foreign Currency Term Rate Loans (excluding any Competitive Loans) outstanding at any time.

(g)            Redenomination of Foreign Currency Loans. Notwithstanding anything herein to the contrary, during the existence of an Event of Default, the Required Lenders may demand that any or all of the then outstanding Foreign Currency Loans be prepaid, or redenominated into Dollars in the Dollar Amount thereof, on the last day of the then current Interest Period with respect thereto. The Administrative Agent will promptly notify the Borrower of any such prepayment or redenomination request.

(h)            Conforming Changes. With respect to any Foreign Currency Term Rate, Foreign Currency Daily Rate, SOFR or Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

2.2	Competitive Loan Subfacility.

(a)            Competitive Loans. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, during the Commitment Period, to the extent Hyatt’s Debt Rating is BBB- or Baa3 or better at such time, the Borrower may request and each Lender may, in its sole discretion, agree to make, Competitive Loans to the Borrower in Dollars; provided, however, that (i) the aggregate principal amount of all Competitive Loans shall not exceed 50% of the remainder of (x) the Aggregate Revolving Committed Amount less (y) the Dollar Amount (determined as of the most recent Revaluation Date) of the sum of the outstanding Revolving Loans plus LOC Obligations, (ii) with regard to each Lender individually, the sum of the Dollar Amount (determined as of the most recent Revaluation Date) of such Lender’s Commitment Percentage of outstanding Revolving Loans plus such Lender’s LOC Commitment Percentage of LOC Obligations shall not exceed such Lender’s Revolving Committed Amount and (iii) with regard to the Lenders collectively, the sum of the aggregate Dollar Amount (determined as of the most recent Revaluation Date) of outstanding Revolving Loans plus LOC Obligations plus Competitive Loans shall not exceed the Aggregate Revolving Committed Amount. Each Competitive Loan shall be not less than $3,000,000 in the aggregate and integral multiples of $1,000,000 in excess thereof (or the remaining portion of the Revolving Committed Amount, if less).

(b)            Competitive Bid Requests. The Borrower may solicit Competitive Bids by delivery of a Competitive Bid Request substantially in the form of Schedule 2.2(b)-1 to the Administrative Agent by 12:00 noon on a Business Day not less than three (3) Business Days prior to the date of a requested Competitive Loan borrowing. A Competitive Bid Request shall specify (i) the date of the requested Competitive Loan borrowing (which shall be a Business Day), (ii) the amount of the requested Competitive Loan borrowing and (iii) the applicable Interest Periods requested. The Administrative Agent shall, promptly following its receipt of a Competitive Bid Request under this subsection (b), notify the affected Lenders of its receipt and the contents thereof and invite the Lenders to submit Competitive Bids in response thereto. A form of such notice is provided in Schedule 2.2(b)-2. No more than three (3) Competitive Bid Requests (e.g., the Borrower may request Competitive Bids for no more than three (3) different Interest Periods at a time) shall be submitted at any one time and Competitive Bid Requests may be made no more frequently than once every five (5) Business Days.

(c)            Competitive Bid Procedure. Each Lender may, in its sole discretion, make one or more Competitive Bids to the Borrower in response to a Competitive Bid Request. Each Competitive Bid must be received by the Administrative Agent not later than 10:00 A.M. on the Business Day next succeeding the date of receipt by the Administrative Agent of the related Competitive Bid Request. A Lender may offer to make all or part of the requested Competitive Loan borrowing and may submit multiple Competitive Bids in response to a Competitive Bid Request. The Competitive Bid shall specify (i) the particular Competitive Bid Request as to which the Competitive Bid is submitted, (ii) the minimum (which shall be not less than $3,000,000 and integral multiples of $1,000,000 in excess thereof) and maximum principal amounts of the requested Competitive Loan or Loans as to which the Lender is willing to make, and (iii) the applicable interest rate or rates and Interest Period or Periods therefor. A form of such Competitive Bid is provided in Schedule 2.2(c). A Competitive Bid submitted by a Lender in accordance with the provisions hereof shall be irrevocable. The Administrative Agent shall promptly notify the Borrower of all Competitive Bids made and the terms thereof. The Administrative Agent shall send a copy of each of the Competitive Bids to the Borrower for its records as soon as practicable.

(d)            Submission of Competitive Bids by Administrative Agent. If the Administrative Agent, in its capacity as a Lender, elects to submit a Competitive Bid in response to any Competitive Bid Request, it shall submit such Competitive Bid directly to the Borrower one-half of an hour earlier than the latest time at which the other Lenders are required to submit their Competitive Bids to the Administrative Agent in response to such Competitive Bid Request pursuant to subsection (c) above.

(e)            Acceptance of Competitive Bids. The Borrower may, in its sole and absolute discretion, subject only to the provisions of this subsection (e), accept or refuse any Competitive Bid offered to it. To accept a Competitive Bid, the Borrower shall give written notification (or telephonic notice promptly confirmed in writing) substantially in the form of Schedule 2.2(e) of its acceptance of any or all such Competitive Bids to the Administrative Agent by 11:00 A.M. on the Business Day following the date on which bids are to be received by the Administrative Agent from the Lenders in accordance with the terms of Section 2.2(c); provided, however, (i) the failure by the Borrower to give timely notice of its acceptance of a Competitive Bid shall be deemed to be a refusal thereof, (ii) the Borrower may accept Competitive Bids only in ascending order of rates, (iii) the aggregate amount of Competitive Bids accepted by the Borrower shall not exceed the principal amount specified in the Competitive Bid Request, (iv) the Borrower may accept a portion of a Competitive Bid in the event, and to the extent, acceptance of the entire amount thereof would cause the Borrower to exceed the principal amount specified in the Competitive Bid Request, subject however to the minimum amounts provided herein (and provided that where two or more Lenders submit such a Competitive Bid at the same Competitive Bid Rate, then pro rata between or among such Lenders) and (v) no bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal Dollar Amount (determined as of the most recent Revaluation Date) of $3,000,000 and integral multiples of $1,000,000 in excess thereof, except that where a portion of a Competitive Bid is accepted in accordance with the provisions of subsection (iv) hereof, then in a minimum principal Dollar Amount (determined as of the most recent Revaluation Date) of $500,000 and integral multiples of $100,000 in excess thereof (but not in any event less than the minimum amount specified in the Competitive Bid), and in calculating the pro rata allocation of acceptances of portions of multiple bids at a particular Competitive Bid Rate pursuant to subsection (iv) hereof, the amounts shall be rounded to integral multiples of $100,000 in a manner which shall be in the discretion of the Borrower. A notice of acceptance of a Competitive Bid given by the Borrower in accordance with the provisions hereof shall be irrevocable. The Administrative Agent shall, not later than 12:00 noon on the date of receipt by the Administrative Agent of a notification from the Borrower of its acceptance and/or refusal of Competitive Bids, notify each affected Lender of its receipt and the contents thereof. Upon its receipt from the Administrative Agent of notification of the Borrower’s acceptance of its Competitive Bid in accordance with the terms of this subsection (e), each successful bidding Lender will thereupon become bound, subject to the other applicable conditions hereof, to make the Competitive Loan in respect of which its bid has been accepted.

(f)             Funding of Competitive Loans. Each Lender which is to make a Competitive Loan shall make its Competitive Loan borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in Section 10.2, or at such other office as the Administrative Agent may designate in writing, by 1:30 P.M. on the date specified in the Competitive Bid Request in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by crediting the account of the Borrower on the books of such office with the aggregate of the amount made available to the Administrative Agent by the applicable Competitive Loan Lenders and in like funds as received by the Administrative Agent.

(g)            Maturity of Competitive Loans. Each Competitive Loan shall mature and be due and payable in full on the last day of the Interest Period applicable thereto, unless accelerated sooner pursuant to Section 7.2. Unless the Borrower shall give notice to the Administrative Agent otherwise on or before 1:00 P.M. on the third Business Day prior to the last day of the end of the Interest Period for a Competitive Loan, the Borrower shall be deemed to have requested a Revolving Loan borrowing comprised entirely of Term SOFR Loans in the amount of the maturing Competitive Loan and having an Interest Period of one month, the proceeds of which will be used to repay such Competitive Loan.

(h)            Interest on Competitive Loans. Subject to the provisions of Section 2.6, Competitive Loans shall bear interest in each case at the Competitive Bid Rate applicable thereto. Interest on Competitive Loans shall be payable in arrears on each Interest Payment Date.

(i)             Competitive Bid Auction Fee. The Borrower shall pay to the Administrative Agent the related bid auction fees as agreed in writing from time to time by the Borrower and the Administrative Agent.

(j)             Competitive Loan Notes. The Competitive Loans made by each Lender shall be further evidenced by such Lender’s Note, if a Note was requested by such Lender.

(k)            No Competitive Loans to Foreign Borrowers. Notwithstanding anything to the contrary in this Section 2.2, the Foreign Borrowers, as applicable, may not request Competitive Loans.

2.3	[Reserved].

2.4	Letter of Credit Subfacility.

(a)            Issuance. Subject to the terms and conditions hereof and of the LOC Documents, if any, and any other terms and conditions which the applicable Issuing Lender may reasonably require, during the Commitment Period each Issuing Lender shall issue, and the Lenders shall severally participate in, Letters of Credit for the account of the Borrower or any of its Restricted Subsidiaries from time to time upon request in a form acceptable to the applicable Issuing Lender; provided, however, that (i) the aggregate Dollar Amount of LOC Obligations shall not at any time exceed THREE HUNDRED MILLION DOLLARS ($300,000,000), (ii) the sum of the aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of Revolving Loans plus LOC Obligations plus Competitive Loans shall not at any time exceed the Aggregate Revolving Committed Amount, (iii) the aggregate stated amount of outstanding Letters of Credit issued by an Issuing Lender shall not exceed the Commitment of such Issuing Lender, in its capacity as a Lender, unless otherwise agreed by such Issuing Lender, (iv) a JLA Issuing Lender (as defined below) shall not be obligated to issue any Letter of Credit if, after giving effect to such issuance, the aggregate stated amount of outstanding Letters of Credit issued by such JLA Issuing Lender would exceed the amount set forth opposite such JLA Issuing Lender’s name on the Commitment Schedule, (v) all Letters of Credit shall be denominated in Dollars or Foreign Currencies, (vi) the aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of Foreign Currency Loans plus the aggregate Dollar Amount (determined as of the most recent Revaluation Date) of LOC Obligations in respect of Letters of Credit denominated in a Foreign Currency shall not exceed the Foreign Currency Sublimit and (vii) Letters of Credit shall be issued for lawful corporate purposes and shall be issued as standby letters of credit, including in connection with workers’ compensation and other insurance programs. Except as otherwise expressly agreed upon by all the Lenders, no Letter of Credit shall have an original expiry date more than twelve (12) months from the date of issuance; provided, however, so long as no Default or Event of Default has occurred and is continuing and subject to the other terms and conditions to the issuance of Letters of Credit hereunder, the expiry dates of Letters of Credit may be extended annually or periodically from time to time on the request of the Borrower or by operation of the terms of the applicable Letter of Credit to a date not more than twelve (12) months from the date of extension; provided, further, that a Letter of Credit may, as a result of its express terms or as the result of the effect of an automatic extension provision, have an expiration date of not more than one year beyond the Maturity Date (any such Letter of Credit being referred to as an “Extended Letter of Credit”) so long as the Borrower delivers to the Administrative Agent for the benefit of the applicable Issuing Lender no later than 30 days prior to the Maturity Date, Cash Collateral for such Letter of Credit for deposit into a cash collateral account in respect of such Letter of Credit in an amount equal to the amount available to be drawn by a beneficiary under such Letter of Credit at such time of determination; provided that the obligations of the Borrower under this Section in respect of such Extended Letters of Credit shall survive the termination of this Agreement and shall remain in effect until no such Extended Letters of Credit remain outstanding. If the Borrower fails to provide Cash Collateral with respect to any Extended Letter of Credit by the date 30 days prior to the Maturity Date, such failure shall be treated as a drawing under such Extended Letter of Credit (in an amount equal to the maximum stated amount of such Letter of Credit), which shall be reimbursed (or participations therein funded) by the Lenders in accordance with the immediately following subsections (c) and (d), as applicable, with the proceeds being utilized to provide Cash Collateral for such Letter of Credit. If requested by an Issuing Lender, the Borrowers shall submit a letter of credit application in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, any Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Each Letter of Credit shall comply with the related LOC Documents. The issuance and expiry date of each Letter of Credit shall be a Business Day. Any Letters of Credit issued hereunder shall be in a minimum original face Dollar Amount of $100,000 or such lesser Dollar Amount as the applicable Issuing Lender may agree. As of the Closing Date, Bank of America, Wells Fargo Bank, National Association, JPMorgan Chase Bank, N.A. and The Bank of Nova Scotia (collectively, the “JLA Issuing Lenders”) are the Issuing Lenders with respect to Domestic Letters of Credit. Bank of America and any Discretionary Issuing Lender may be an Issuing Lender for any Foreign Letters of Credit issued on or after the Closing Date provided that no more than three Issuing Lenders will issue Foreign Letters of Credit at any time. The parties hereto agree that the Existing Letters of Credit shall be deemed to be Letters of Credit for all purposes of this Agreement.

(b)            Notice and Reports. The request for the issuance of a Letter of Credit shall be submitted to the applicable Issuing Lender at least five (5) Business Days prior to the requested date of issuance (or such shorter period as may be acceptable to such Issuing Lender in its sole discretion) and shall set forth for such requested Letter of Credit whether such Letter of Credit will be denominated in Dollars or the applicable Foreign Currency, the initial stated amount, the beneficiary and the expiration date. Each Issuing Lender will promptly upon request provide to the Administrative Agent for dissemination to the Lenders a detailed report specifying the Letters of Credit which are then issued by such Issuing Lender and outstanding and any activity with respect thereto which may have occurred since the date of any prior report, and including therein, among other things, the account party, the beneficiary, the face amount, expiry date as well as any payments or expirations which may have occurred. Each Issuing Lender will further provide to the Administrative Agent promptly upon request copies of the Letters of Credit issued by such Issuing Lender. Each Issuing Lender will provide to the Administrative Agent promptly upon request a summary report of the nature and extent of LOC Obligations then outstanding with respect to Letters of Credit issued by such Issuing Lender.

(c)            Participations. Each Lender upon issuance of a Letter of Credit (or, in the case of the Existing Letters of Credit, upon the Closing Date) shall be deemed to have purchased without recourse a risk participation from the applicable Issuing Lender in such Letter of Credit and the obligations arising thereunder and any collateral relating thereto, in each case in an amount equal to its LOC Commitment Percentage of the obligations under such Letter of Credit and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to such Issuing Lender therefor and discharge when due, its LOC Commitment Percentage of the obligations arising under such Letter of Credit. Without limiting the scope and nature of each Lender’s participation in any Letter of Credit, to the extent that the applicable Issuing Lender of such Letter of Credit has not been reimbursed as required hereunder or under any LOC Document, each such Lender shall pay to such Issuing Lender its LOC Commitment Percentage of such unreimbursed drawing in same day funds on the day of notification by such Issuing Lender of an unreimbursed drawing pursuant to the provisions of subsections (a) or (d) hereof, as applicable. The obligation of each Lender to so reimburse an Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse such Issuing Lender under any Letter of Credit, together with interest as hereinafter provided.

(d)            Reimbursement. In the event of any drawing under any Letter of Credit, the applicable Issuing Lender will promptly notify the Borrower and the Administrative Agent. The Borrower shall reimburse the applicable Issuing Lender on the day of drawing under any Letter of Credit issued by such Issuing Lender in (x) the applicable Foreign Currency of the relevant Letter of Credit with respect to which the drawing was made to the extent directly reimbursed by the Borrower or (y) in Dollars to the extent funded with the proceeds of a Revolving Loan obtained hereunder or otherwise and, in each case, in same day funds as provided herein or in the LOC Documents. If the Borrower shall fail to reimburse an Issuing Lender as provided herein, the unreimbursed amount of such drawing shall bear interest at a per annum rate equal to the Base Rate plus the Applicable Percentage plus two percent (2%). Unless the Borrower shall immediately notify the applicable Issuing Lender and the Administrative Agent of its intent to otherwise reimburse such Issuing Lender, the Borrower shall be deemed to have requested a Revolving Loan borrowing comprised entirely of Base Rate Loans in the amount of the drawing as provided in subsection (e) hereof, the proceeds of which will be used to satisfy the reimbursement obligations. The Borrower’s reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of set-off, counterclaim or defense to payment the Borrower may claim or have against any Issuing Lender, the Administrative Agent, the Lenders, the beneficiary of the Letter of Credit drawn upon or any other Person, including without limitation any defense based on any failure of the Borrower to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit. Each Issuing Lender will promptly notify the Lenders of the amount of any unreimbursed drawing in respect of any Letter of Credit issued by such Issuing Lender and each Lender shall promptly pay to the Administrative Agent for the account of such Issuing Lender in Dollars and in immediately available funds, the amount of such Lender’s LOC Commitment Percentage of such unreimbursed drawing. Such payment shall be made on the day such notice is received by such Lender from such Issuing Lender if such notice is received at or before 1:00 P.M., otherwise such payment shall be made at or before 12:00 noon on the Business Day next succeeding the day such notice is received. If such Lender does not pay such amount to such Issuing Lender in full upon such request, such Lender shall, on demand, pay to the Administrative Agent for the account of such Issuing Lender interest on the unpaid amount during the period from the date of such drawing until such Lender pays such amount to such Issuing Lender in full at a rate per annum equal to, if paid within two (2) Business Days of the date of drawing, the Federal Funds Rate and thereafter at a rate equal to the Base Rate. Each Lender’s obligation to make such payment to an Issuing Lender, and the right of an Issuing Lender to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Credit Agreement or the Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the Credit Party Obligations hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)            Repayment with Loans. On any day on which the Borrower shall have requested, or been deemed to have requested, a Revolving Loan to reimburse a drawing under a Letter of Credit, the Administrative Agent shall give notice to the Lenders that a Revolving Loan has been requested or deemed requested in connection with a drawing under a Letter of Credit, in which case a Revolving Loan borrowing comprised entirely of Base Rate Loans (each such borrowing, a “Mandatory Borrowing”) shall be immediately made (without giving effect to any termination of the Commitments pursuant to Section 7.2) pro rata based on each Lender’s respective Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 7.2) and the proceeds thereof shall be paid directly to the applicable Issuing Lender for application to the respective LOC Obligations. Each Lender hereby irrevocably agrees to make such Revolving Loans immediately upon any such request or deemed request on account of each Mandatory Borrowing in the Dollar Amount and in the manner specified in the preceding sentence and on the same such date notwithstanding (i) the amount of Mandatory Borrowing may not comply with the minimum amount for borrowings of Loans otherwise required hereunder, (ii) whether any conditions specified in Section 4.2 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) failure for any such request or deemed request for a Revolving Loan to be made by the time otherwise required in Section 2.1(b)(i), (v) the date of such Mandatory Borrowing, or (vi) any reduction in the Aggregate Revolving Committed Amount after any such Letter of Credit may have been drawn upon. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code), then each such Lender hereby agrees that it shall forthwith fund (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) its Participation Interests in the LOC Obligations; provided, further, that in the event any Lender shall fail to fund its Participation Interest on the day the Mandatory Borrowing would otherwise have occurred, then the amount of such Lender’s unfunded Participation Interest therein shall bear interest payable by such Lender to the applicable Issuing Lender upon demand, at the rate equal to, if paid within two (2) Business Days of such date, the Federal Funds Rate, and thereafter at a rate equal to the Base Rate.

(f)            Modification, Extension. The issuance of any supplement, modification, amendment, renewal, or extension to any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

(g)            Letter of Credit Governing Law. Unless otherwise expressly agreed by an Issuing Lender and the Borrower when a Letter of Credit is issued, the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Letter of Credit.

(h)            Reimbursement Payments. All payments made to an Issuing Lender to reimburse such Issuing Lender for any drawing under a Letter of Credit issued by such Issuing Lender from (x) the Borrower, shall be made in the applicable Foreign Currency of the relevant Letter of Credit with respect to which the drawing was made or (y) the Lenders, shall be made in Dollars (based upon the Dollar Amount of the applicable payment); provided that in each case the Borrower shall be liable for any currency exchange loss related to such payments and, absent demonstrable error, shall promptly pay the applicable Issuing Lender, upon receipt of notice thereof, the amount of any such loss.

(i)             Conflict with LOC Documents. In the event of any conflict between the terms hereof and any LOC Documents, the terms hereof shall control.

(j)             Domestic and Discretionary Issuing Lenders. In addition to those Lenders specified in Section 2.4(a) hereof, any Lender with a Revolving Commitment (in such capacity, a “Domestic Issuing Lender”) may from time to time, at the written request of the Borrower (with a copy to the Administrative Agent) and with the consent of the Administrative Agent, and in such Lender’s sole discretion, agree to issue one or more Domestic Letters of Credit for the account of the Borrower on the same terms and conditions in all respects as are applicable to the Letters of Credit issued by the other Issuing Lenders hereunder by executing and delivering to the Administrative Agent a written agreement to such effect, among (and in form and substance satisfactory to) the Borrower, the Administrative Agent and such Domestic Issuing Lender. Any Lender with a Revolving Commitment (in such capacity, a “Discretionary Issuing Lender”) may from time to time, at the written request of the Borrower (with a copy to the Administrative Agent) and with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), and in such Lender’s sole discretion, agree to issue one or more Foreign Letters of Credit for the account of the Borrower on the same terms and conditions in all respects as are applicable to the Letters of Credit issued by the other Issuing Lenders hereunder by executing and delivering to the Administrative Agent a written agreement to such effect, among (and in form and substance satisfactory to) the Borrower, the Administrative Agent and such Discretionary Issuing Lender; provided that no more than three Issuing Lenders may issue Foreign Letters of Credit at any time. With respect to each of the Letters of Credit issued (or to be issued) thereby, each of the Issuing Lenders shall have all of the same rights and obligations under and in respect of this Agreement and the other Credit Documents, and shall be entitled to all of the same benefits (including, without limitation, the rights, obligations and benefits set forth in Sections 2.4, 2.19 and 10.5), as are afforded to all of the Issuing Lenders hereunder and thereunder. The Administrative Agent shall promptly notify each of the Lenders with a Revolving Commitment of the appointment of any Issuing Lender after the Closing Date. Each Issuing Lender shall provide to the Administrative Agent, on a monthly basis, a report that details the activity with respect to each Letter of Credit issued by such Issuing Lender (including an indication of the maximum amount then in effect with respect to each such Letter of Credit).

(k)            Extended Letters of Credit. Each Lender confirms that its obligations under the immediately preceding subsections (c) through (e) shall be reinstated in full and apply if the delivery of any Cash Collateral in respect of an Extended Letter of Credit is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise.

2.5	Incremental Commitments.

(a)            Subject to the terms and conditions set forth herein, so long as no Default or Event of Default shall have occurred and be continuing or shall result after giving effect to such Incremental Commitments, the Borrower shall have the right from the Closing Date until the date one Business Day prior to the Maturity Date, to incur additional Indebtedness under this Credit Agreement in the form of (a) one or more increases to the Aggregate Revolving Committed Amount (“Incremental Revolving Commitments” and the loans advanced thereunder, “Incremental Revolving Loans”) or (b) one or more term loan commitments or one or more increases in any then-existing term loan commitments (“Incremental Term Commitments” and the loans advanced thereunder, “Incremental Term Loans”; any Incremental Term Commitments, together with any Incremental Revolving Commitments, the “Incremental Commitments” and any Incremental Term Loans, together with any Incremental Revolving Loans, the “Incremental Loans”), by an aggregate amount of up to $1,000,000,000.

(b)            The following terms and conditions shall apply to all Incremental Commitments and Incremental Loans: (a) the Incremental Loans shall constitute Credit Party Obligations, (b) (i) any Incremental Revolving Commitments shall be on the same terms (other than with respect to any upfront fees or arrangement fees) as the existing Revolving Commitments and (ii) any Incremental Term Loans shall have an amortization schedule, mandatory prepayment requirements (which mandatory prepayments shall be permitted to be applied, first, to Incremental Term Loans, and second, to any Revolving Loans), interest rates, rate floors, upfront fees, funding discounts, original issue discounts and prepayment premiums as determined by Hyatt, the Administrative Agent and the institutions providing the applicable Incremental Term Commitments, (c) any such Incremental Commitments and Incremental Loans shall be entitled to the same voting rights as the existing Commitments and Loans and shall be entitled to receive proceeds of prepayments on the same basis as comparable Loans, (d) any such Incremental Commitment shall be obtained from existing Lenders or from other banks, financial institutions or investment funds, in each case in accordance with the terms set forth below, (e) such Incremental Commitments shall be in a minimum principal Dollar Amount (determined as of the most recent Revaluation Date) of $50,000,000 and integral multiples of $5,000,000 in excess thereof, (f) the proceeds of any Incremental Loan will be used in accordance with Section 3.13, (g) the Borrower shall execute such promissory notes as are necessary and requested by the Lenders to reflect the Incremental Commitments and Incremental Loans and (h) the representations and warranties made by the Borrower herein or in any other Credit Document or which are contained in any certificate furnished at any time under or in connection herewith or therewith shall be true and correct in all material respects on and as of the date of such Extension of Credit as if made on and as of such date (except for those which expressly relate to an earlier date in which case such representations and warranties shall be true and correct as of such earlier date).

(c)            The Borrower may invite existing Lenders or other banks, financial institutions and investment funds that are not Lenders and that are reasonably acceptable to the Administrative Agent and that would satisfy the same criteria that would be required for such bank, financial institution or investment fund to be an “Eligible Assignee” to join this Credit Agreement as Lenders to provide any Incremental Commitments and Incremental Loans (any lender in respect of the Incremental Commitments and Incremental Loans, an “Incremental Lender”), provided (i) no existing Lender shall have any obligation to provide all or any portion of any Incremental Commitments or Incremental Loans and (ii) such other banks, financial institutions and investment funds that are not existing Lenders shall enter into such joinder agreements to give effect thereto as the Administrative Agent and the Borrower may reasonably request and shall thereafter be deemed to be Lenders. The existing Lenders shall make such assignments (which assignments shall not be subject to the requirements set forth in Sections 10.6(c) or 10.6(e)) of the outstanding Loans (excluding Competitive Loans) and Participation Interests to the Incremental Lenders providing any Incremental Revolving Commitment so that, after giving effect to such assignments, each Lender (including the Lenders providing the Incremental Revolving Commitments) will hold Loans and Participation Interests equal to its Commitment Percentage of all outstanding Loans and LOC Obligations (and accordingly the Borrower shall pay any additional amounts required pursuant to Section 2.17).

(d)            Hyatt, the Administrative Agent and the applicable Incremental Lenders may, without the consent of any other Lender, enter into an amendment to any Credit Document (an “Incremental Amendment”) to effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.5. The Administrative Agent is authorized to enter into, on behalf of the Lenders, any Incremental Amendment. The provisions of this Section 2.5(d) shall supersede any other provisions of this Agreement and the Credit Documents, including Section 2.12 and Section 10.1.

2.6	Default Rate.

Upon the occurrence, and during the continuance, of an Event of Default, the overdue principal of and, to the extent permitted by law, interest on the Loans, LOC Obligations and any other amounts owing hereunder, under the other Credit Documents or under the Fee Letter shall, upon the election of the Required Lenders (except with respect to an Event of Default occurring under Section 7.1(e), in which case such interest rate increase shall be immediate) bear interest, payable on demand, at a per annum rate 2% greater than the interest rate which would otherwise be applicable (or if no rate is applicable, whether in respect of interest, fees or other amounts, then 2% greater than the Base Rate plus the Applicable Percentage).

2.7	Extension and Conversion.

The Borrower shall have the option, on any Business Day, to extend existing Loans into a subsequent permissible Interest Period or to convert Loans into Loans of another Type; provided, however, that (a) except as expressly provided otherwise in this Credit Agreement, Term SOFR Loans may be converted into Base Rate Loans only on the last day of the Interest Period applicable thereto, (b)  Term SOFR Loans and Foreign Currency Term Rate Loans may be extended, and Base Rate Loans may be converted into Term SOFR Loans, only so long as no Default or Event of Default then exists or would otherwise result therefrom, and (c) Loans extended as, or converted into, Term SOFR Loans and Foreign Currency Term Rate Loans shall be subject to the terms of the definition of “Interest Period” set forth in Section 1.1 and shall be in such minimum amounts as provided in Section 2.1(b)(ii). Any request for extension or conversion of a Term SOFR Loan or Foreign Currency Term Rate Loan which shall fail to specify an Interest Period shall be deemed to be a request for an Interest Period of one month. Each such extension or conversion shall be effected by the Borrower by giving a Notice of Extension/Conversion (or telephone notice promptly confirmed in writing) to the Administrative Agent prior to 11:00 A.M. on the Business Day of, in the case of the conversion of a Term SOFR Loan into a Base Rate Loan, and on the third Business Day prior to, in the case of the extension of a Term SOFR Loan or Foreign Currency Term Rate Loan as, or conversion of a Base Rate Loan into a Term SOFR Loan, the date of the proposed extension or conversion, specifying (i) the date of the proposed extension or conversion, (ii) the Loans to be so extended or converted, (iii) the Types of Loans into which such Loans are to be converted and (iv) the applicable Interest Periods with respect thereto. Each request for extension or conversion shall be irrevocable. In the event the Borrower fails to request extension or conversion of any Term SOFR Loan or Foreign Currency Term Rate Loan in accordance with this Section, or any such conversion or extension is not permitted or required by this Section, then such Term SOFR Loan shall be converted to a Base Rate Loan and such Foreign Currency Term Rate Loan shall be converted to a Foreign Currency Term Rate Loan with an Interest Period of one (1) month at the end of the Interest Period applicable thereto. The Administrative Agent shall give each Lender notice as promptly as practicable of any such proposed extension or conversion affecting any Loan.

Unless otherwise agreed to by the Required Lenders, upon the occurrence and during the continuance of any Default or Event of Default, all Foreign Currency Loans then outstanding shall be redenominated into Dollars (based on the Dollar Amount of such Foreign Currency Loans on the date of redenomination) on the last day of the then current Interest Periods of such Foreign Currency Loans; provided that in each case the Borrower shall be liable for any currency exchange loss related to such payments and shall promptly pay the Lenders upon receipt of notice thereof the amount of any such loss.

2.8	Prepayments.

(a)            Voluntary Repayments. Revolving Loans and, with the consent of the applicable Competitive Loan Lender or Lenders, Competitive Loans, may be repaid in whole or in part without premium or penalty; provided that (i) Term SOFR Loans and Foreign Currency Loans may be repaid only upon written notice to the Administrative Agent (or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower) received no later than 11:00 A.M. three (3) Business Days prior to any date of prepayment, (ii) Base Rate Loans may be repaid only upon written notice to the Administrative Agent (or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower) received no later than 11:00 A.M. one (1) Business Day prior to any date of prepayment, (iii) repayments of Term SOFR Loans and Foreign Currency Loans must be accompanied by payment of any amounts owing under Section 2.17, and (iv) partial repayments of Term SOFR Loans and Foreign Currency Loans shall be in minimum principal Dollar Amount (determined as of the most recent Revaluation Date) of $5,000,000, and in integral multiples of $1,000,000 in excess thereof and partial repayments of Base Rate Loans shall be in minimum principal Dollar Amount (determined as of the most recent Revaluation Date) of $1,000,000, and in integral multiples of $250,000 in excess thereof.

(b)            Mandatory Prepayments. If at any time, the aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of outstanding Revolving Loans plus LOC Obligations plus Competitive Loans shall exceed the Aggregate Revolving Committed Amount, the Borrower shall immediately (or, if such excess is solely due to a currency fluctuation, within two Business Days) make payment on the Loans and/or Cash Collateralize the LOC Obligations in an amount sufficient to eliminate the deficiency.

(c)            Application. Unless otherwise specified by the Borrower, voluntary prepayments and mandatory prepayments made hereunder shall be applied first to Base Rate Loans and the Foreign Currency Daily Rate Loans on a pro rata basis, then to Term SOFR Loans and Foreign Currency Term Rate Loans in direct order of Interest Period maturities, second to Competitive Loans in direct order of Interest Period maturities and third (after all Loans have been repaid) to a cash collateral account in respect of LOC Obligations. Amounts repaid on the Revolving Loans may be reborrowed in accordance with the provisions hereof.

(d)            Hedging Obligations Unaffected. Any repayment or prepayment made pursuant to this Section 2.8 shall not affect the Borrower’s obligation to continue to make payments under any Hedging Agreement with a Hedging Agreement Provider, which shall remain in full force and effect notwithstanding such repayment or prepayment, subject to the terms of such Hedging Agreement.

2.9	Termination and Reduction of Commitments

(a)            Voluntary Reductions. The Commitments may be terminated or permanently reduced by the Borrower in whole or in part upon written notice to the Administrative Agent (or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower) received no later than 11:00 A.M. three (3) Business Days’ prior to the date of termination or reduction; provided that (i) after giving effect to any voluntary reduction, the aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of Loans plus LOC Obligations outstanding shall not exceed the Aggregate Revolving Committed Amount, as reduced, and (ii) partial reductions shall be in minimum principal Dollar Amounts (determined as of the most recent Revaluation Date) of $5,000,000, and in integral multiples of $1,000,000 in excess thereof; provided that no such reduction or termination shall be permitted if after giving effect thereto and to any prepayments of the Revolving Loans made on the effective date thereof, the sum of the then outstanding aggregate principal amount of the Revolving Loans plus LOC Obligations plus Competitive Loans would exceed the Aggregate Revolving Committed Amount.

(b)            Mandatory Reduction. The Revolving Commitments and the LOC Commitments shall automatically terminate on the Maturity Date.

2.10	Fees.

(a)            Facility Fee. The Borrower shall pay to the Administrative Agent for the ratable benefit of the Lenders holding Commitments, a facility fee (the “Facility Fee”) equal to the Applicable Percentage per annum times the actual daily amount of Aggregate Revolving Committed Amount (or, if the Commitments have terminated, on the outstanding amount of all Revolving Loans and LOC Obligations), regardless of usage. The Facility Fee shall accrue at all times during the Commitment Period (and thereafter so long as any Revolving Loans or LOC Obligations remain outstanding), including at any time during which one or more of the conditions in Section 4 is not met, and shall be due and payable quarterly in arrears on the 15th day following the last day of each calendar quarter for the prior calendar quarter, commencing with the first such date to occur after the Closing Date, and on the Maturity Date (and, if applicable, thereafter on demand). The Facility Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Percentage during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Percentage separately for each period during such quarter that such Applicable Percentage was in effect.

(b)            Letter of Credit Fee. In consideration of the LOC Commitments, the Borrower agrees to pay to each Issuing Lender a fee in Dollars (the “Letter of Credit Fee”) equal to the Applicable Percentage for Term SOFR Loans and Foreign Currency Loans per annum on the average daily maximum Dollar Amount available to be drawn under each Letter of Credit issued by such Issuing Lender from the date of issuance to the date of expiration or termination. The applicable Issuing Lender shall promptly pay over to the Administrative Agent for the ratable benefit of the Lenders (including such Issuing Lender) the Letter of Credit Fee. The Letter of Credit Fee shall be payable quarterly in arrears on the 15th day following the last day of each calendar quarter for the prior calendar quarter.

(c)            Issuing Lender Fees. In addition to the Letter of Credit Fees payable pursuant to subsection (b) above, the Borrower shall pay to each Issuing Lender for its own account without sharing by the other Lenders (i) a fronting fee of one-tenth of one percent (0.10%) per annum on the average daily maximum amount available to be drawn under each Letter of Credit issued by such Issuing Lender and (ii) the reasonable and customary charges from time to time of an Issuing Lender with respect to the amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit (collectively, the “Issuing Lender Fees”) The Issuing Lender Fees shall be payable to the respective Issuing Lenders quarterly in arrears on the 15th day following the last day of each calendar quarter for the prior calendar quarter.

(d)            Administrative Agent’s Fee. The Borrower agrees to pay to the Administrative Agent the annual administration fee as described in the Fee Letter.

2.11	Computation of Interest and Fees.

(a)            Interest payable hereunder with respect to Base Rate Loans based on the Prime Rate and with respect to Foreign Currency Loans shall be calculated on the basis of a year of 365 days (or 366 days, as applicable) for the actual days elapsed. All other fees, interest and all other amounts payable hereunder shall be calculated on the basis of a 360 day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of Term SOFR, a Foreign Currency Daily Rate or Foreign Currency Term Rate on the Business Day of the determination thereof. Any change in the interest rate on a Loan resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change in the Base Rate shall become effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change.

(b)            Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Credit Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the computations used by the Administrative Agent in determining any interest rate.

(c)            The parties understand that the Applicable Percentage may be determined and/or adjusted from time to time based upon certain financial ratios and/or other information to be provided or certified to the Lenders by Hyatt (the “Borrower Information”). If it is subsequently determined that the Borrower Information was incorrect (for whatever reason, including without limitation because of a subsequent restatement of earnings by Hyatt) at the time it was delivered to the Administrative Agent, and if the applicable interest rate or fees calculated for any period were lower than they should have been had the correct information been timely provided, then, such interest rate and such fees for such period shall be automatically recalculated using correct Borrower Information. The Administrative Agent shall promptly notify the Borrower in writing of any additional interest and fees due because of such recalculation, and the Borrower shall pay such additional interest or fees due to the Administrative Agent, for the account of each Lender, within 5 Business Days of receipt of such written notice (or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower). Any recalculation of interest or fees required by this provision shall survive the termination of this Agreement, and this provision shall not in any way limit any of the Administrative Agent’s, any Issuing Lender’s or any Lender’s other rights under this Agreement.

2.12	Pro Rata Treatment and Payments.

(a)            Each borrowing of Loans and any reduction of the Commitments shall be made pro rata according to the respective Commitment Percentages of the Lenders in the currency in which such amount is denominated and in such funds as are customary at the place and time of payment for the settlement of international payments in such currency. Without limiting the terms of the preceding sentence, accrued interest on any Loans denominated in a Foreign Currency shall be payable in such Foreign Currency. Each payment under this Credit Agreement or any Note shall be applied (i) first, to any Fees then due and owing, (ii) second, to interest then due and owing in respect of the Loans (whether or not evidenced by Notes) of the Borrower and (iii) third, to principal then due and owing hereunder and under the Loans (whether or not evidenced by Notes) of the Borrower. Each payment on account of the Facility Fees and the Letter of Credit Fees shall be made pro rata in accordance with the respective amounts due and owing. Each payment (other than voluntary prepayments and mandatory prepayments) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective amounts due and owing hereunder in the currency in which such amount is denominated and in such funds as are customary at the place and time of payment for the settlement of international payments in such currency. Without limiting the terms of the preceding sentence, accrued interest on any Loans denominated in a Foreign Currency shall be payable in the same Foreign Currency as such Loan. Each voluntary prepayment and mandatory prepayment on account of principal of the Loans shall be applied in accordance with Section 2.8. The obligation of the Borrower to make each payment on account of such amount in the currency in which such amount is denominated shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment, which is expressed in or converted into any other currency, except to the extent such tender or recovery shall result in the actual receipt by the Administrative Agent of the full amount in the appropriate currency payable hereunder. With respect to Competitive Loans, if the Borrower fails to specify the particular Competitive Loan or Loans as to which any payment or other amount should be applied and it is not otherwise clear as to the particular Competitive Loan or Loans to which such payment or other amounts relate, or any such payment or other amount is to be applied to Competitive Loans without regard to any such direction by the Borrower, then each payment or prepayment of principal on Competitive Loans and each payment of interest or other amount on or in respect of Competitive Loans, shall be allocated pro rata among the relevant Competitive Loan Lenders in accordance with the then outstanding amounts of their respective Competitive Loans. All payments (including prepayments) to be made by the Borrower on account of principal, interest and fees shall be made without defense, set-off or counterclaim (except as provided in Section 2.18(b)) and shall be made to the Administrative Agent for the account of the Lenders at the Administrative Agent’s Office specified in Section 10.2 and (i) in the case of Loans or other amounts denominated in Dollars, shall be made in Dollars not later than 1:00 P.M. on the date when due and (ii) in the case of Loans or other amounts denominated in a Foreign Currency, unless otherwise specified herein, shall be made in such Foreign Currency not later than the Applicable Time specified by the Administrative Agent on the date when due. Any payment received after the foregoing deadlines shall be deemed received on the next Business Day. The Administrative Agent shall distribute such payments to the Lenders entitled thereto promptly upon receipt in like funds as received. If any payment hereunder (other than payments on Term SOFR Loans or Foreign Currency Term Rate Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Term SOFR Loan or Foreign Currency Term Rate Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

(b)            Allocation of Payments After Event of Default. Notwithstanding any other provision of this Credit Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Administrative Agent or any Lender on account of the Credit Party Obligations or any other amounts outstanding under any of the Credit Documents shall be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees of one outside counsel) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Credit Documents;

SECOND, to payment of any fees owed to the Administrative Agent;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ fees of one outside counsel (absent dissension among the Lenders or the Administrative Agent and the Lenders)) of each of the Lenders in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Credit Party Obligations owing to such Lender;

FOURTH, to the payment of all of the other Credit Party Obligations consisting of accrued fees and interest (including, without limitation, accrued fees and interest arising under any Hedging Agreement with a Hedging Agreement Provider);

FIFTH, to the payment of the outstanding amount of the other Credit Party Obligations, including, without limitation, the payment or Cash Collateralization of the outstanding LOC Obligations, and with respect to any Hedging Agreement with a Hedging Agreement Provider, any breakage, termination or other payments due under such Hedging Agreement and any interest accrued thereon;

SIXTH, to all other Credit Party Obligations and other obligations which shall have become due and payable under the Credit Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and

SEVENTH, to the payment of the surplus, if any, to whomever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category, (ii) each of the Lenders and/or Hedging Agreement Providers shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans and LOC Obligations held by such Lender or the outstanding obligations payable to such Hedging Agreement Provider bears to the aggregate then outstanding Loans, LOC Obligations and obligations payable under all Hedging Agreements with a Hedging Agreement Provider) of amounts available to be applied pursuant to clauses “THIRD”, “FOURTH”, “FIFTH” and “SIXTH” above and (iii) Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Credit Parties to preserve the allocation to Credit Party Obligations otherwise set forth above in this Section.

2.13	Non-Receipt of Funds by the Administrative Agent.

(a)            Unless the Administrative Agent shall have been notified in writing by a Lender prior to the date a Term SOFR Loan or Foreign Currency Loan is to be made (or prior to 1:00 p.m. in the case of a Base Rate Loan) by such Lender (which notice shall be effective upon receipt) that such Lender does not intend to make the proceeds of such Loan available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such proceeds available to the Administrative Agent on such date, and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent, the Administrative Agent shall be able to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent will promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent and any such payment by the Borrower shall not constitute a waiver of any right or remedy the Borrower may have with respect to any such Lender. The Administrative Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for the applicable borrowing pursuant to the Notice of Borrowing and (ii) from a Lender at the Federal Funds Rate.

(b)            Unless the Administrative Agent shall have been notified in writing by the Borrower, prior to the date on which any payment is due from it hereunder (which notice shall be effective upon receipt) that the Borrower does not intend to make such payment, the Administrative Agent may assume that such Borrower has made such payment when due, and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to each Lender on such payment date an amount equal to the portion of such assumed payment to which such Lender is entitled hereunder, and if the Borrower has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, repay to the Administrative Agent the amount made available to such Lender. If such amount is repaid to the Administrative Agent on a date after the date such amount was made available to such Lender, such Lender shall pay to the Administrative Agent on demand interest on such amount in respect of each day from the date such amount was made available by the Administrative Agent at a per annum rate equal to, if repaid to the Administrative Agent within two (2) days from the date such amount was made available by the Administrative Agent, the Federal Funds Rate and thereafter at a rate equal to the Base Rate.

(c)            A certificate of the Administrative Agent submitted to the Borrower or any Lender with respect to any amount owing under this Section 2.13 shall be conclusive in the absence of manifest error.

2.14	Inability to Determine Interest Rate.

(a)            If in connection with any request for a Term SOFR Loan or a Foreign Currency Loan or a conversion of Base Rate Loans to Term SOFR Loans or a continuation of any of such Loans, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate for the Relevant Rate for the applicable Agreed Currency has been determined in accordance with Section 2.14(b) and the circumstances under clause (i) of Section 2.14(b) or the Scheduled Unavailability Date has occurred with respect to such Relevant Rate (as applicable), or (B) adequate and reasonable means do not otherwise exist for determining the Relevant Rate for the applicable Agreed Currency for any determination date(s) or requested Interest Period, as applicable, with respect to a proposed Term SOFR Loan or a Foreign Currency Loan or in connection with an existing or proposed Base Rate Loan, or (ii) the Administrative Agent or the Required Lenders determine that for any reason that the Relevant Rate with respect to a proposed Loan denominated in an Agreed Currency for any requested Interest Period or determination date(s) does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify Hyatt and each Lender.

Thereafter, (x) the obligation of the Lenders to make or maintain Loans in the affected currencies, as applicable, or to convert Base Rate Loans to Term SOFR Loans, shall be suspended in each case to the extent of the affected Foreign Currency Loans or Interest Period or determination date(s), as applicable, and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 2.14(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice.

Upon receipt of such notice, (i) the Borrowers may revoke any pending request for a borrowing of, or conversion to, or continuation of Term SOFR Loans, or borrowing of, or continuation of Foreign Currency Loans to the extent of the affected Term SOFR Loans or Foreign Currency Loans or Interest Period or determination date(s), as applicable or, failing that, will be deemed to have converted such request into a request for a borrowing of Base Rate Loans denominated in Dollars in the Dollar Equivalent of the amount specified therein and (ii) (A) any outstanding Term SOFR Loans shall be deemed to have been converted to Base Rate Loans immediately at the end of their respective applicable Interest Period and (B) any outstanding affected Foreign Currency Loans, at Hyatt’s election, shall either (1) be converted into a borrowing of Base Rate Loans denominated in Dollars in the Dollar Equivalent of the amount of such outstanding Foreign Currency Loan immediately, in the case of a Foreign Currency Daily Rate Loan or at the end of the applicable Interest Period, in the case of a Foreign Currency Term Rate Loan or (2) be prepaid in full immediately, in the case of a Foreign Currency Daily Rate Loan, or at the end of the applicable Interest Period, in the case of a Foreign Currency Term Rate Loan; provided that if no election is made by Hyatt (x) in the case of a Foreign Currency Daily Rate Loan, by the date that is three Business Days after receipt by Hyatt of such notice or (y) in the case of a Foreign Currency Term Rate Loan, by the last day of the current Interest Period for the applicable Foreign Currency Term Rate Loan, Hyatt shall be deemed to have elected clause (1) above.

(b)            Replacement of Relevant Rate or Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Credit Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i)            adequate and reasonable means do not exist for ascertaining the Relevant Rate for an Agreed Currency because none of the tenors of such Relevant Rate (including any forward-looking term rate thereof) is available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)           the Applicable Authority has made a public statement identifying a specific date after which all tenors of the Relevant Rate for an Agreed Currency (including any forward-looking term rate thereof) shall or will no longer be representative or made available, or used for determining the interest rate of loans denominated in such Agreed Currency, or shall or will otherwise cease, provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide such representative tenor(s) of the Relevant Rate for such Agreed Currency (the latest date on which all tenors of the Relevant Rate for such Agreed Currency (including any forward-looking term rate thereof) are no longer representative or available permanently or indefinitely, the “Scheduled Unavailability Date”); or

(iii)          syndicated loans currently being executed and agented in the U.S., are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace the Relevant Rate for an Agreed Currency;

or if the events or circumstances of the type described in Section 2.14(b)(i), (ii) or (iii) have occurred with respect to the Successor Rate then in effect, then, the Administrative Agent and Hyatt may amend this Agreement solely for the purpose of replacing the Relevant Rate for an Agreed Currency or any then current Successor Rate for an Agreed Currency in accordance with this Section 2.14 with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Agreed Currency for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Agreed Currency for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (and any such proposed rate, including for the avoidance of doubt, any adjustment thereto, a “Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and Hyatt unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment; provided that, solely with respect to clause (ii) above and with respect to Term SOFR, on a date and time determined by the Administrative Agent, which date shall be at the end of an Interest Period or on the relevant Interest Payment Date, as applicable, for interest calculated and no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document.

If the Successor Rate is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

The Administrative Agent will promptly (in one or more notices) notify Hyatt and each Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than 0%, the Successor Rate will be deemed to be 0% for the purposes of this Agreement and the other Credit Documents.

In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to Hyatt and the Lenders reasonably promptly after such amendment becomes effective.

2.15	Illegality.

(a)            Notwithstanding any other provision of this Credit Agreement, if any Change in Law shall make it unlawful, or any Governmental Authority has asserted that it is unlawful, for such Lender or its Applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to a Relevant Rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to engage in reverse repurchase of U.S. Treasury securities transactions of the type included in the determination of SOFR, or to determine or charge interest rates based upon a Relevant Rate or to purchase or sell, or to take deposits of, any Foreign Currency in the applicable interbank market, then, (a) such Lender shall promptly notify the Administrative Agent and the Borrower thereof, (b) any obligation of such Lender to make or maintain Foreign Currency Loans in the affected currency or currencies or, in the case of Loans denominated in Dollars, to make or maintain Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans shall be, in each case, suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay all Term SOFR Loans or Foreign Currency Loans, as applicable, in the affected currency or currencies or, if applicable and such Loans are denominated in Dollars, convert all Term SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate), in each case, immediately, or, in the case of Term SOFR Loans and Foreign Currency Term Rate Loans, on the last day of the Interest Period therefor if such Lender may lawfully continue to maintain such Term SOFR Loans or Foreign Currency Term Rate Loans to such day and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR. The Borrower hereby agrees promptly to pay any Lender, upon its demand, any additional amounts necessary to compensate such Lender for actual and direct costs (but not including anticipated profits) reasonably incurred by such Lender including, but not limited to, any interest or fees payable by such Lender to lenders of funds obtained by it in order to make, maintain or fund its Term SOFR Loans and Foreign Currency Loans hereunder. A certificate as to any additional amounts payable pursuant to this Section submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. Each Lender agrees to use reasonable efforts (including reasonable efforts to change its Foreign Lending Office) to avoid or to minimize any amounts which may otherwise be payable pursuant to this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material. Each Lender agrees to use reasonable efforts (including reasonable efforts to change its Applicable Lending Office) to avoid or to minimize any amounts which may otherwise be payable pursuant to this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.

(b)            Notwithstanding any other provision of this Credit Agreement, if there shall have occurred any change in national or international financial, political or economic conditions (including the imposition of or any change in exchange controls) or currency exchange rates which would make it unlawful or impossible for any Lender to make Loans denominated in an applicable Foreign Currency to the Borrower, as contemplated by this Credit Agreement, (i) such Lender shall promptly notify the Administrative Agent and the Borrower thereof, (ii) the commitment of such Lender hereunder to make such Foreign Currency Loans shall forthwith be suspended until the Administrative Agent shall give notice that the condition or situation which gave rise to the suspension shall no longer exist, and (iii) such Lender’s Loans then outstanding as such Foreign Currency Loans, if any, shall be, at the sole option of the Borrower, on the last day of the Interest Period for such Loans or within such earlier period as required by law, (A) converted to Base Rate Loans denominated in Dollars or (B) prepaid. The Borrower hereby agrees promptly to pay any such Lender, upon its demand, any additional amounts necessary to compensate the Lender for actual and direct costs (but not including anticipated profits) reasonably incurred by such Lender in making any repayment in accordance with this Section, attributable to the amount of any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its applicable Foreign Currency Loans hereunder, as provided in Section 2.16. A certificate as to any additional amounts payable pursuant to this Section submitted by the affected Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. Each Lender agrees to use reasonable efforts to avoid or to minimize any amounts which may otherwise be payable pursuant to this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.

2.16	Requirements of Law.

(a)            If any Change in Law made subsequent to the date hereof, or in the case of a Lender that is an assignee or transferee of an interest under this Credit Agreement, made subsequent to the date of such assignment or transfer (except to the extent the assigning or transferring Lender was entitled to benefits under this Section 2.16):

(i)            shall subject such Lender to any tax of any kind whatsoever with respect to any Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for changes in the rate of tax on the net income of such Lender or Taxes which the Borrower shall be required to pay, reimburse a Lender in respect of, or indemnify or hold harmless a Lender in respect of, in each case pursuant to Section 2.18);

(ii)           shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Relevant Rate hereunder; or

(iii)          shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender (taking into account all available tax credits, tax deductions or other tax benefits) of making or maintaining Loans or to reduce any amount receivable hereunder or under any Note, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such additional cost or reduced amount receivable which such Lender reasonably deems to be material as determined by such Lender with respect to its Loans. A certificate as to any additional amounts payable pursuant to this Section submitted by such Lender, through the Administrative Agent, to the Borrower shall be presumptive evidence of such additional amount in the absence of manifest error. Each Lender agrees to use reasonable efforts (including reasonable efforts to change its Applicable Lending Office) to avoid or to minimize any amounts which might otherwise be payable pursuant to this paragraph of this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.

(b)            If any Lender or Issuing Lender shall have reasonably determined that any Change in Law regarding capital adequacy or liquidity requirements or in the interpretation or application thereof or compliance by such Lender or Issuing Lender or any corporation controlling such Lender or Issuing Lender with any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) from any central bank or Governmental Authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on such Lender’s, such Issuing Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender, such Issuing Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s, such Issuing Lender’s or such corporation’s policies with respect to capital adequacy and liquidity) by an amount reasonably deemed by such Lender or such Issuing Lender in its sole discretion to be material, then from time to time, within fifteen (15) days after demand by such Lender or such Issuing Lender, the Borrower shall pay to such Lender or such Issuing Lender such additional amount as shall be certified by such Lender or such Issuing Lender as being required to compensate it for such reduction. Such a certificate as to any additional amounts payable under this Section submitted by a Lender or Issuing Lender (which certificate shall include a description of the basis for the computation), through the Administrative Agent, to the Borrower shall be presumptive evidence of such additional amount in the absence of manifest error.

(c)            The agreements in this Section 2.16 shall survive the termination of this Credit Agreement and payment of the Loans and all other amounts payable hereunder.

(d)            Notwithstanding the foregoing, the Borrower shall not be obligated to make payment to a Lender or Issuing Lender pursuant to this Section 2.16 in respect of increased costs or a reduction in the rate of return, if (i) written demand therefor has not been made by such Lender or such Issuing Lender within 180 days from the date on which such Lender or such Issuing Lender determined that any Change in Law has resulted in such increased cost or reduction in rate of return; provided that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period shall be extended to include the retroactive effect thereof or (ii)  such increased cost or reduction in rate of return is attributable to the gross negligence or willful misconduct of the Lender or the Issuing Lender as determined by a court of competent jurisdiction in a final non-appealable judgment. No Lender or Issuing Lender shall request that the Borrower pay any additional amount pursuant to this Section 2.16 unless it shall concurrently make similar requests to other borrowers similarly situated and affected by such Change in Law and from whom such Lender is entitled to seek similar amounts.

2.17	Indemnity.

The Borrower hereby agrees to indemnify each Lender and to hold such Lender harmless from any actual funding loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrower in payment of the principal amount of or interest on any Loan by such Lender in accordance with the terms hereof, (b) default by the Borrower in accepting a borrowing after the Borrower has given a notice in accordance with the terms hereof, (c) default by the Borrower in making any repayment, prepayment, continuation or conversion after the Borrower has given a notice in accordance with the terms hereof, and/or (d) the making by the Borrower of a repayment or prepayment of a Loan, or the conversion thereof, on a day which is not the last day of the Interest Period with respect thereto, in each case including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its Loans hereunder, but excluding lost profits. A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender, through the Administrative Agent, to the Borrower (which certificate must be delivered to the Administrative Agent within thirty days following such default, repayment, prepayment or conversion or no such amount shall be owing) shall be conclusive in the absence of manifest error. The agreements in this Section 2.17 shall survive termination of this Credit Agreement and payment of the Loans and all other amounts payable hereunder.

2.18	Taxes.

(a)            All payments made by any Credit Party under the Credit Documents will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any Governmental Authority thereof or therein with respect to such payments (but excluding (i) any tax imposed on or measured by the net income or profits (including any branch profits tax or alternative minimum tax imposed by the United States and any similar tax imposed by any other jurisdiction) of a Lender as a result of a present or former connection between the Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement) and (ii) any U.S. Federal withholding Taxes imposed under FATCA), and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”), except as required by applicable law. If any applicable law requires the withholding or deduction of Taxes, the Credit Parties agree (i) to deduct or withhold such Taxes (including U.S. federal withholding taxes imposed under FATCA, if applicable) and to pay the full amount of such Taxes (including U.S. federal withholding taxes imposed under FATCA) to the relevant Governmental Authority and (ii) except as provided in Section 2.18(b), to pay such additional amounts as may be necessary so that every payment of all amounts due under any Credit Document, after withholding or deduction for or on account of any Taxes (other than U.S. federal withholding taxes imposed under FATCA), will not be less than the amount provided for herein or in any Note. The Credit Parties will furnish to the Administrative Agent as soon as practicable after the date the payment of any Taxes (including U.S. federal withholding taxes imposed under FATCA) is due pursuant to applicable law, certified copies (to the extent reasonably available and required by law) of tax receipts evidencing such payment by such Credit Party or other evidence of such payment reasonably satisfactory to the Administrative Agent. The Credit Parties agree to jointly and severally indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, within 10 days, for the amount of any Taxes so levied or imposed and paid or payable by such Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, except as provided in Section 2.18(b). A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender shall be conclusive absent manifest error. Notwithstanding the foregoing, the Credit Parties shall not be obligated to make payment to a Lender pursuant to this Section 2.18(a) in respect of penalties, interest and other similar liabilities attributable to any Taxes, if (i) written demand therefor has not been made by such Lender within 180 days from the date on which such Lender received written notice of imposition of Taxes by the relevant taxing or Governmental Authority, but only to the extent such penalties, interest and other similar liabilities are attributable to such failure or delay by the Lender in making such written demand, (ii) such penalties, interest and other similar liabilities have accrued after the Credit Parties had indemnified or paid an additional amount due pursuant to this Section 2.18(a) or (iii) such penalties, interest and other similar liabilities are attributable to the gross negligence or willful misconduct of the Lender as determined by a court of competent jurisdiction in a final non-appealable judgment. After the Lender receives written notice of the imposition of the Taxes which are subject to this Section 2.18(a), such Lender will act in good faith to promptly notify the Credit Parties of their obligations hereunder. No Lender shall request that the Credit Parties pay any Taxes or any gross-up therefor pursuant to this Section 2.18(a) unless it shall make similar requests to other credit parties similarly situated and affected by such Taxes and from whom such Lender is entitled to seek reimbursement for such Taxes or any gross-up therefor.

(b)            Each Foreign Lender, to the extent it is legally entitled to do so, agrees to deliver to the Borrower and the Administrative Agent on or prior to the Closing Date, or in the case of a Lender that is an assignee or transferee of an interest under this Credit Agreement pursuant to Section 10.6 (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, or in the case of a Person that becomes a Lender in connection with the making of Incremental Commitments pursuant to Section 2.5, on or prior to the date such Person becomes a Lender (i) in the event the Foreign Lender is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, an accurate and complete signed copy of Internal Revenue Service Form W-8BEN-E or W-8ECI (or successor forms) certifying such Lender’s entitlement to a complete or partial exemption from United States withholding tax with respect to payments to be made under this Credit Agreement and under any Note, (ii) in the event the Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, either Internal Revenue Service Form W-8BEN, W-8BEN-E or W-8ECI as set forth in clause (i) above with the certification required in such clause (i), or (x) a certificate substantially in the form of Schedule 2.18 (any such certificate, a “2.18 Certificate”) and (y) an accurate and complete signed copy of the applicable Internal Revenue Service Form W-8 (or successor form) certifying such Lender’s entitlement to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Credit Agreement and under any Note and (iii) any other properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit payments under this Credit Agreement or any Note to be made without withholding or at a reduced rate of withholding. In addition, each Lender agrees that it will deliver upon the Borrower’s or the Administrative Agent’s request updated versions of the foregoing, as applicable, whenever the previous certification has become obsolete or inaccurate in any material respect (including as a result of a change in the Lender’s Applicable Lending Office), together with such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in withholding tax with respect to payments under this Credit Agreement and any Note. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.18(b)(i) and (ii) and 2.18(c)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Notwithstanding anything to the contrary contained in Section 2.18(a), but subject to the immediately succeeding sentence, (x) the Credit Parties shall be entitled, to the extent it is required to do so by law, to deduct or withhold Taxes from interest, fees or other amounts payable under any Credit Document for the account of any Foreign Lender to the extent that such Lender has not provided to the Borrower the documents and forms described above that establish a complete exemption from such deduction or withholding and (y) the Credit Parties shall not be obligated pursuant to Section 2.18(a) hereof to make any additional payments to a Lender or to indemnify any Lender in respect of Taxes imposed on any payments of interest, fees or other amounts payable under the Credit Documents (I) if such Lender has not provided to the Borrower the documents and forms described above required to be provided to the Borrower pursuant to this Section 2.18(b), but excepting any such documents or forms (other than such documentation set forth in Section 2.18(b)(i) and (ii) and 2.18(c)) not delivered based upon the Lender’s reasonable judgment that the completion, execution or submission of such documentation or forms would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender , (II)  to the extent that such documents and forms do not establish a complete exemption from withholding of U.S. federal withholding Taxes or (III) if the imposition of U.S. federal withholding Taxes is the result of a change in the Lender’s Applicable Lending Office, except to the extent that such Lender was entitled to any such additional payments at the time of such change or such change was made at the request of the Borrower. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 2.18, the Credit Parties agree to pay additional amounts and to indemnify each Lender in the manner set forth in Section 2.18(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of Taxes that occur after (i) the Closing Date, (ii) in the case of a Lender that changes its Applicable Lending Office, to the extent that such Lender was not entitled to additional amounts pursuant to Section 2.18(a) at the time of a change in its Applicable Lending Office, the date of such change or (iii) in the case of a Lender that is an assignee or transferee of an interest under this Credit Agreement (other than pursuant to Section 2.20), to the extent that the assigning or transferring Lender was not entitled to additional amounts pursuant to Section 2.18(a) at the time of such assignment or transfer, the date of such assignment or transfer to such Lender.

(c)            If a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by applicable law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.18(c), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(d)            Each Lender agrees to use reasonable efforts (including reasonable efforts to change its Applicable Lending Office) to avoid or to minimize any amounts which might otherwise be payable pursuant to this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens reasonably deemed by such Lender in its sole discretion to be material.

(e)            If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.18 (including by the payment of additional amounts pursuant to this Section 2.18), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.18 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (e) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(f)            As soon as practicable after any payment of Taxes by a Credit Party to a Governmental Authority pursuant to this Section 2.18, such Credit Party will deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)            The agreements in this Section 2.18 shall survive the termination of this Credit Agreement and the payment of the Loans and all other amounts payable hereunder.

2.19	Indemnification; Nature of Issuing Lender’s Duties.

(a)            In addition to its other obligations under Section 2.4, the Borrower hereby agrees to protect, indemnify, pay and hold each Issuing Lender harmless from and against any and all actual claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees of one outside counsel (absent dissension among the Issuing Lenders)) that such Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance by such Issuing Lender of any Letter of Credit, except to the extent resulting from the gross negligence or willful misconduct of such Issuing Lender as determined in a final non-appealable judgment of a court of competent jurisdiction, or (ii) the failure of such Issuing Lender to honor a drawing under a Letter of Credit issued by such Issuing Lender as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions, herein called “Government Acts”).

(b)            As between the Borrower and an Issuing Lender, the Borrower shall assume all risks of the acts, omissions or misuse of any Letter of Credit issued by such Issuing Lender by the beneficiary thereof. No Issuing Lender shall be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon a Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (vii) any consequences arising from causes beyond the control of an Issuing Lender, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of any Issuing Lender’s rights or powers hereunder.

(c)            In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by an Issuing Lender, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put such Issuing Lender under any resulting liability to the Borrower. It is the intention of the parties that this Credit Agreement shall be construed and applied to protect and indemnify the Issuing Lenders against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Borrower, including, without limitation, any and all risks of the acts or omissions, whether rightful or wrongful, of any Governmental Authority. No Issuing Lender shall, in any way, be liable for any failure by such Issuing Lender or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the reasonable control of such Issuing Lender.

(d)            Nothing in this Section 2.19 is intended to limit the reimbursement obligation of the Borrower contained in Section 2.4 hereof. The obligations of the Borrower under this Section 2.19 shall survive the termination of this Credit Agreement. No act or omissions of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of an Issuing Lender thereof to enforce any right, power or benefit under this Credit Agreement.

(e)            Notwithstanding anything to the contrary contained in this Section 2.19, the Borrower shall have no obligation to indemnify any Issuing Lender in respect of any liability incurred by such Issuing Lender arising out of the gross negligence or willful misconduct of such Issuing Lender, as determined in a final non-appealable judgment by a court of competent jurisdiction.

2.20	Replacement of Lenders.

The Borrower shall be permitted to replace with a financial institution acceptable to the Administrative Agent any Lender (other than the Lender then acting as Administrative Agent) (each a “Replaced Lender”) that (a) requests reimbursement for amounts owing pursuant to Section 2.14, 2.15, 2.16 or 2.18(a), (b) fails to consent to an amendment to this Credit Agreement entered into pursuant to Section 2.23, (c) is a Defaulting Lender or (d) is a Sanctioned Person; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such Replaced Lender on or prior to the date of replacement, (iv) the Borrower shall be liable to such Replaced Lender under Section 2.17 if any Term SOFR Loan or Foreign Currency Term Rate Loan owing to such Replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (v) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent and the Issuing Lenders, (vi) the Replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (vii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.14, 2.15, 2.16 or 2.18(a), as the case may be, (viii) in the case of any such assignment resulting from a claim for compensation under Sections 2.14, 2.15, 2.16 or 2.18, either such assignment will result in a reduction of such compensation or the replacement Lender shall not have a similar claim for such compensation, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the Replaced Lender. In the event any Replaced Lender fails to execute the agreements required under Section 10.6 in connection with an assignment pursuant to this Section 2.20 (after two (2) days’ notice has been given to such Replaced Lender), such failure will not impair the validity of the removal of such Replaced Lender and the mandatory assignment of such Replaced Lender's Commitments and outstanding Loans shall nevertheless be effective without the execution by such Replaced Lender of the assignment documents required under Section 10.6 so long as (i) evidence of proof of receipt by such Replaced Lender of such assignment agreement is available and (ii) such Replaced Lender has been paid in full in cash on or prior to the effective date of such replacement. A Lender shall not be required to be replaced if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such replacement cease to apply.

2.21	Defaulting Lenders.

Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(a)            Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement or any other Credit Document shall be restricted as set forth in the definition of Required Lenders and Section 10.1.

(b)            Defaulting Lender Waterfall. Any payment of principal, interest, Fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 6 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.7. shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender hereunder; third, to Cash Collateralize the Fronting Exposure of the Issuing Lenders with respect to such Defaulting Lender in accordance with subsection (e) below; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the future Fronting Exposure of the Issuing Lenders with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with subsection (e) below; sixth, to the payment of any amounts owing to the Lenders or the Issuing Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender or an Issuing Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Revolving Loans or Mandatory Borrowing owing by such Defaulting Lender under Section 2.4.(e) in respect of Letters of Credit (such amounts “L/C Disbursements”), in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Revolving Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4 were satisfied or waived, such payment shall be applied solely to pay the Revolving Loans of, and L/C Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Revolving Loans of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Revolving Loans and funded and unfunded Participation Interests in LOC Obligations are held by the Lenders pro rata in accordance with their respective Commitment Percentages and LOC Commitment Percentages, as applicable (determined without giving effect to the immediately following subsection (d)). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this subsection shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c)            Certain Fees.

(i)            No Defaulting Lender shall be entitled to receive any Fee payable under Section 2.10(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay to such Defaulting Lender any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(ii)           Each Defaulting Lender shall be entitled to receive the fee payable under Section 2.10(b) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to the immediately following subsection (e).

(iii)          With respect to any Fee not required to be paid to any Defaulting Lender pursuant to the immediately preceding clauses (i) or (ii), the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such Fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LOC Obligations that has been reallocated to such Non-Defaulting Lender pursuant to the immediately following subsection (d), (y) pay to each Issuing Lender, as applicable, the amount of any such Fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such Fee.

(d)            Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in LOC Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Commitment Percentages (determined without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 10.21, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(e)            Cash Collateral.

(i)            If the reallocation described in the immediately preceding subsection (d) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the Fronting Exposure of the Issuing Lenders in accordance with the procedures set forth in this subsection.

(ii)           At any time that there shall exist a Defaulting Lender, within 3 Business Day following the written request of the Administrative Agent or an Issuing Lender (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Fronting Exposure of the Issuing Lenders with respect to such Defaulting Lender (determined after giving effect to the immediately preceding subsection (d) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the aggregate Fronting Exposure of the Issuing Lenders with respect to Letters of Credit issued and outstanding at such time.

(iii)          The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to the Administrative Agent, for the benefit of the Issuing Lenders, and agree to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of LOC Obligations, to be applied pursuant to the immediately following clause (iv). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Lenders as herein provided, or that the total amount of such Cash Collateral is less than the aggregate Fronting Exposure of the Issuing Lenders with respect to Letters of Credit issued and outstanding at such time, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(iv)          Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of LOC Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(v)           Cash Collateral (or the appropriate portion thereof) provided to reduce the Fronting Exposure of the Issuing Lenders shall no longer be required to be held as Cash Collateral pursuant to this subsection following (x) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lenders in accordance with the immediately following subsection (f) or the assignment of such Defaulting Lender’s Loans and Commitment in accordance with Section 10.6), or (y) the determination by the Administrative Agent and the Issuing Lenders that there exists excess Cash Collateral; provided that, subject to the immediately preceding subsection (b), the Person providing Cash Collateral and the Issuing Lenders may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Credit Documents.

(f)             Defaulting Lender Cure. If the Borrower, the Administrative Agent and the Issuing Lenders agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded Participation Interests in LOC Obligations to be held pro rata by the Lenders in accordance with their respective Commitment Percentages and LOC Commitment Percentages, as applicable (determined without giving effect to the immediately preceding subsection (d)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(g)            New Letters of Credit. So long as any Lender is a Defaulting Lender, no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

2.22	Funds Transfer Disbursements.

(a)            Generally. The Borrower hereby authorizes the Administrative Agent to disburse the proceeds of any Loan made by the Lenders or any of their Affiliates pursuant to the Credit Documents as requested by an authorized representative of the Borrower to any of the accounts designated in the Disbursement Instruction Agreement. The Borrower agrees to be bound by any transfer request: (i) authorized or transmitted by the Borrower; or (ii) made in the Borrower’s name and accepted by the Administrative Agent in good faith and in compliance with these transfer instructions (and absent gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment), even if not properly authorized by the Borrower. The Borrower further agrees and acknowledges that, absent gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment, the Administrative Agent may rely solely on any bank routing number or identifying bank account number or name provided by the Borrower to effect a wire or funds transfer even if the information provided by the Borrower identifies a different bank or account holder than named by the Borrower. The Administrative Agent is not obligated or required in any way to take any actions to detect errors in information provided by the Borrower. If the Administrative Agent takes any actions in an attempt to detect errors in the transmission or content of transfer requests or takes any actions in an attempt to detect unauthorized funds transfer requests, the Borrower agrees that no matter how many times the Administrative Agent takes these actions the Administrative Agent will not in any situation be liable for failing to take or correctly perform these actions in the future and such actions shall not become any part of the transfer disbursement procedures authorized under this provision, the Credit Documents, or any agreement between the Administrative Agent and the Borrower. The Borrower agrees to notify the Administrative Agent of any errors in the transfer of any funds or of any unauthorized or improperly authorized transfer requests within fourteen (14) days after the Administrative Agent’s confirmation to the Borrower of such transfer.

(b)            Funds Transfer. The Administrative Agent will, in its sole discretion, determine the funds transfer system and the means by which each transfer will be made. The Administrative Agent may delay or refuse to accept a funds transfer request if the transfer would: (i) violate the terms of this authorization, (ii) require use of a bank unacceptable to the Administrative Agent or any Lender or prohibited by any Governmental Authority, (iii) cause the Administrative Agent or any Lender to violate any Federal Reserve or other regulatory risk control program or guideline or (iv) otherwise cause the Administrative Agent or any Lender to violate any Applicable Laws or regulation.

(c)            Limitation of Liability. None of the Administrative Agent, any Issuing Lender or any Lender shall be liable to the Borrower or any other parties for (i) errors, acts or failures to act of others, including other entities, banks, communications carriers or clearinghouses, through which the Borrower’s transfers may be made or information received or transmitted, and no such entity shall be deemed an agent of the Administrative Agent, any Issuing Lender or any Lender, (ii) any loss, liability or delay caused by fires, earthquakes, wars, civil disturbances, power surges or failures, acts of government, labor disputes, failures in communications networks, legal constraints or other events beyond the control of the Administrative Agent, any Issuing Lender or any Lender, or (iii) any special, consequential, indirect or punitive damages, and the Borrower and the other Credit Parties shall not be liable to the Administrative Agent, any Issuing Lender or any other Lender for any special, consequential, indirect or punitive damages, in each case whether or not (x) any claim for these damages is based on tort or contract or (y) the Administrative Agent, any Issuing Lender, any Lender or the Borrower knew or should have known the likelihood of these damages in any situation; provided that nothing set forth in this sentence shall affect or limit the Credit Parties’ obligations set forth in Section 10.5(d). None of the Administrative Agent, any Issuing Lender or any Lender makes any representations or warranties other than those expressly made in this Agreement.

2.23	Extension of Maturity Date.

(a)            Hyatt, on one or more occasions may, in each case by notice to the Administrative Agent (which shall promptly notify the Lenders) not less than 45 days and not more than 90 days (the date of such delivery, the “Extension Date”) prior to each or any of the third, fourth and fifth anniversaries of the Closing Date (each, an “Anniversary Date”), request that each Lender extend such Lender’s Maturity Date to the date (the “New Maturity Date”) that is one year after the then effective Maturity Date. Each Lender, acting in its sole discretion, shall, by written notice to the Administrative Agent given no later than the date (the “Consent Date”) that is 20 days prior to the relevant Anniversary Date (provided that, if such date is not a Business Day, the Consent Date shall be the next succeeding Business Day), advise the Administrative Agent as to (i) whether or not such Lender agrees to such extension of its Maturity Date (each Lender so agreeing to such extension being an “Extending Lender”) and (ii) only if such Lender is an Extending Lender, whether or not such Lender also irrevocably offers to increase the amount of its Commitment (each Lender so offering to increase its Commitment being an “Increasing Lender” as well as an Extending Lender) and, if so, the amount of the additional Commitment such Lender so irrevocably offers to assume hereunder (such Lender’s “Proposed Additional Commitment”). Each Lender that determines not to extend its Maturity Date (a “Non-Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination but in any event no later than the Consent Date, and any Lender that does not advise the Administrative Agent in writing on or prior to the Consent Date shall be deemed to be a Non-Extending Lender and (without limiting Hyatt’s rights under Section 2.23(c)) shall have no liability to Hyatt in connection therewith. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree. The Administrative Agent shall notify Hyatt and the Lenders of each Lender’s determination under this Section 2.23(a) no later than the date that is 15 days prior to the relevant Anniversary Date (or, if such date is not a Business Day, on the next preceding Business Day).

(b)            (i) If all of the Lenders are Extending Lenders, then, effective as of the Consent Date, the Maturity Date of each Lender shall be extended to the New Maturity Date, and the respective Commitments of the Lenders will not be subject to change at such Consent Date pursuant to this Section 2.23.

(ii) If and only if the sum of (x) the aggregate amount of the Commitments of the Extending Lenders plus (y) the aggregate amount of the Proposed Additional Commitments of the Increasing Lenders (such sum, the “Extending Commitments”) shall be equal to at least 50% of the then Aggregate Revolving Committed Amount, then:

(1) effective as of the Consent Date, the Maturity Date of each Extending Lender shall be extended to the New Maturity Date;

(2) Hyatt shall (so long as no Default shall have occurred and be continuing) have the right, but not the obligation, to take either of the following actions with respect to each Non-Extending Lender during the period commencing on the Consent Date and ending on the immediately succeeding Anniversary Date:

(X) Hyatt may elect, by notice to the Administrative Agent and such Non-Extending Lender, that the Maturity Date of such Non-Extending Lender be changed to a date (which date shall be specified in such notice) on or prior to such immediately succeeding Anniversary Date (and, upon the giving of such notice, the Maturity Date of such Non-Extending Lender shall be so changed); or

(Y) Hyatt may replace such Non-Extending Lender as a party to this Agreement in accordance with Section 2.23(c); provided that commitments received to replace the Non-Extending Lenders shall not exceed the greater of (i) the amount of the commitments of any Non-Extending Lenders or (ii) $1,500,000,000 minus the amount of the commitments of the Extending Lenders; and

(3) the Administrative Agent shall notify the Issuing Lenders of the New Maturity Date and the Lenders whose Maturity Dates are the New Maturity Date and each Issuing Lender shall determine whether or not, acting in its sole discretion, it shall elect to extend its Maturity Date to the New Maturity Date and shall so notify the Administrative Agent, at which time such Issuing Lender’s obligation to issue Letters of Credit pursuant to Section 2.4 shall be extended to the date that is 30 days prior to the New Maturity Date.

(iii) If neither of the conditions specified in clause (i) or clause (ii) of Section 2.23(b) is satisfied, then neither the Maturity Date nor the Commitment of any Lender will change pursuant to this Section 2.23 on such Consent Date, and Hyatt will not have the right to take any of the actions specified in Section 2.23(b)(ii)(2).

(c)            Replacement by Hyatt of Non-Extending Lenders pursuant to Section 2.23(b)(ii)(2)(Y) shall be effected as follows (certain terms being used in this Section 2.23(c) having the meanings assigned to them in Section 2.23(d)) on the relevant Assignment Date:

(i) the Assignors shall severally assign and transfer to the Assignees, and the Assignees shall severally purchase and assume from the Assignors, all of the Assignors’ rights and obligations (including, without limitation, the Assignors’ respective Commitments) hereunder and under the other Credit Documents;

(ii) each Assignee shall pay to the Administrative Agent, for account of the Assignors, an amount equal to such Assignee’s Share of the aggregate outstanding principal amount of the Loans then held by the Assignors;

(iii) Hyatt shall pay to the Administrative Agent, for account of the Assignors, all interest, fees and other amounts (other than principal of outstanding Loans) then due and owing to the Assignors by Hyatt hereunder (including, without limitation, payments due and owing to such Assignors, if any, under Sections 2.10, 2.16, 2.17, 2.18 and 10.5); and

(iv) Hyatt shall pay to the Administrative Agent for account of the Administrative Agent the $3,500 processing and recordation fee for each assignment effected pursuant to this Section 2.23(c).

The assignments provided for in this Section 2.23(c) shall be effected on the relevant Assignment Date in accordance with Section 10.6 and pursuant to one or more Assignments and Assumptions. After giving effect to such assignments, each Assignee shall have a Commitment hereunder (which, if such Assignee was a Lender hereunder immediately prior to giving effect to such assignment, shall be in addition to such Assignee’s existing Commitment) in an amount equal to the amount of its Assumed Commitment. Upon any such termination or assignment, each Assignor shall cease to be a party hereto but shall continue to be obligated under Section 8.6 and be entitled to the benefits of Section 10.5, as well as to any fees and other amounts accrued for its account under Sections 2.10, 2.16, 2.17 or 2.18 and not yet paid.

(d) For purposes of this Section 2.23 the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Assigned Commitments” means the Commitments of Non-Extending Lenders to be replaced pursuant to Section 2.23(b)(ii)(2)(Y).

“Assignees” means, at any time, Increasing Lenders and, if the Assigned Commitments exceed the aggregate amount of the Proposed Additional Commitments, one or more New Lenders.

“Assignment Date” means the Anniversary Date or such earlier date as shall be acceptable to Hyatt, the relevant Assignors, the relevant Assignees and the Administrative Agent.

“Assignors” means, at any time, the Lenders to be replaced by Hyatt pursuant to Section 2.23(b)(ii)(2)(Y).

The “Assumed Commitment” of each Assignee shall be determined as follows:

(a) If the aggregate amount of the Proposed Additional Commitments of all of the Increasing Lenders shall exceed the aggregate amount of the Assigned Commitments, then (i) the amount of the Assumed Commitment of each Increasing Lender shall be equal to (x) the aggregate amount of the Assigned Commitments multiplied by (y) a fraction, the numerator of which is equal to such Increasing Lender’s Commitment as then in effect and the denominator of which is the aggregate amount of the Commitments of all Increasing Lenders as then in effect; and (ii) no New Lender shall be entitled to become a Lender hereunder pursuant to Section 2.23(c) (and, accordingly, each New Lender shall have an Assumed Commitment of zero).

(b) If the aggregate amount of the Proposed Additional Commitments of all of the Increasing Lenders shall be less than or equal to the aggregate amount of the Assigned Commitments, then: (i) the amount of the Assumed Commitment of each Increasing Lender shall be equal to such Increasing Lender’s Proposed Additional Commitment; and (ii) the excess, if any, of the aggregate amount of the Assigned Commitments over the aggregate amount of the Proposed Additional Commitments shall be allocated among New Lenders in such a manner as Hyatt and the Administrative Agent may agree.

“New Lender” means an Eligible Assignee approved by the Administrative Agent and the Issuing Lenders (which approvals shall not be unreasonably withheld) that Hyatt has requested to become a Lender hereunder pursuant to Section 2.23(c).

“Share” means, as to any Assignee, a fraction the numerator of which is equal to such Assignee’s Assumed Commitment and the denominator of which is the aggregate amount of the Assumed Commitments of all the Assignees.

2.24	Foreign Borrowers.

(a)            Designation of a Foreign Borrower. Hyatt may at any time, upon not less than fifteen (15) Business Days’ notice from Hyatt to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), request to designate any Subsidiary of Hyatt (an “Applicant Borrower”) as a Foreign Borrower to receive Loans hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed Foreign Borrower Request and Assumption Agreement. The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the credit facilities provided for herein (i) the Administrative Agent and the Lenders that are to provide Commitments and/or Loans in favor of an Applicant Borrower must each agree to such Applicant Borrower becoming a Foreign Borrower; provided that any Applicant Borrower organized under the laws of Switzerland, the Netherlands or Luxembourg shall be deemed to be acceptable to the Administrative Agent and the Lenders without any consent of the Administrative Agent or the Lenders (but subject to the other Foreign Borrower Requirements), (ii) the Administrative Agent and such Lenders shall have received such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information substantially consistent with those delivered pursuant to Sections 4.1(b) and 4.1(d) as may be required by the Administrative Agent, and Notes signed by such new Borrowers to the extent any Lender so requires, and (iii) upon the reasonable request of any Lender, the Applicant Borrowers shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and any Applicant Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered, to each Lender that so requests, a Beneficial Ownership Certification in relation to such Applicant Borrower (the requirements in clauses (i), (ii) and (iii) hereof, the “Foreign Borrower Requirements”). If the Foreign Borrower Requirements are met, the Administrative Agent shall send a Foreign Borrower Notice to Hyatt and the Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Foreign Borrower for purposes hereof, whereupon each of the Lenders agrees to permit such Foreign Borrower to receive Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Foreign Borrower otherwise shall be a Borrower for all purposes of this Agreement; provided that no Notice of Borrowing or letter of credit application may be submitted by or on behalf of such Foreign Borrower until the date five (5) Business Days after such effective date.

(b)            Appointment of Hyatt as Agent. Any Foreign Borrower, as applicable, hereby irrevocably appoints Hyatt as its agent for all purposes relevant to this Agreement and each of the other Credit Documents, including (i) the giving and receipt of notices and (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, subject to the limitations set forth in this Section 2.24(b). Except as set forth in this Section 2.24(b), any Foreign Borrower must act through Hyatt for all purposes of this Agreement and the other Credit Documents. Accordingly, any acknowledgment, direction, certification or other action (other than consent) which might otherwise be valid or effective only if given or taken by Hyatt and each of the Foreign Borrowers, or by each of Hyatt and each of the Foreign Borrowers acting singly, shall be valid and effective if given or taken by only Hyatt, whether or not the applicable Foreign Borrower joins therein. Notwithstanding anything herein to the contrary, if the consent of Hyatt and applicable Foreign Borrower is required or requested in connection with any Credit Document, such consent shall be valid and effective only if given by both Hyatt and the applicable Foreign Borrower. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to Hyatt in accordance with the terms of this Agreement shall be deemed to have been delivered to the Foreign Borrowers.

(c)            Joint and Several Liability of Hyatt. The obligations of Hyatt with respect to the Credit Party Obligations of each of the Foreign Borrowers shall be on a joint and several basis, and accordingly, Hyatt confirms that it is liable for the full amount of all of the Credit Party Obligations of each of the Foreign Borrowers. Notwithstanding anything to the contrary in this Agreement or any other Credit Document, with respect to Credit Party Obligations of any other Credit Party, each of the Foreign Borrowers shall not (i) be liable for, (ii) guarantee or be deemed to guarantee, or (iii) allow its assets to serve as security for or offer security for such Credit Party Obligations.

SECTION 3
REPRESENTATIONS AND WARRANTIES

To induce the Lenders to enter into this Credit Agreement and to make Loans herein provided for, the Credit Parties hereby represent and warrant to the Administrative Agent and to each Lender that:

3.1	Existing Indebtedness.

Schedule 3.1 sets forth, as of the Closing Date, a complete and correct list of any Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of Hyatt or its Subsidiaries since Hyatt’s audited financial statements for the fiscal year ended December 31, 2024.

3.2	Financial Statements.

The Borrower has delivered to the Administrative Agent copies of the financial statements of Hyatt and its Subsidiaries referenced in Section 4.1(f). All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of Hyatt and its Subsidiaries as of the respective dates specified in such financial statements and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).

3.3	No Material Adverse Change.

Since the later of December 31, 2024 or the date of the most recently delivered annual audited financial statements delivered pursuant to Section 5.1(a), there has been no Material Adverse Effect.

3.4	Organization; Existence.

Each of the Credit Parties is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign entity and is in good standing under the laws of each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Credit Parties has the corporate power and authority to own or hold under lease the material properties it purports to own or hold under lease, to transact the material business it transacts and proposes to transact, to execute and deliver this Credit Agreement, the other Credit Documents and the Fee Letter and to perform the provisions hereof and thereof.

3.5	Authorization; Power; Enforceable Obligations.

This Credit Agreement, the other Credit Documents and the Fee Letter have been duly authorized by all necessary corporate action on the part of the Borrower and the other Credit Parties party thereto, and this Credit Agreement constitutes, and upon execution and delivery thereof each other Credit Document and the Fee Letter will constitute, a legal, valid and binding obligation of the Borrower and the other Credit Parties party thereto enforceable against the Borrower and any such Credit Party in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Each Credit Document and the Fee Letter to which it is a party has been duly executed and delivered on behalf of the Borrower or the other Credit Parties, as the case may be.

3.6	Consent; Government Authorizations.

No approval, consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with acceptance of extensions of credit by the Borrower or the making of the guaranties hereunder or with the execution, delivery or performance of any Credit Documents or the Fee Letter by the other Credit Parties party thereto (other than those which have been obtained) or with the validity or enforceability of any Credit Document or the Fee Letter against the Credit Parties party thereto.

3.7	No Material Litigation.

(a)            There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary or any property of the Borrower or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, if adversely determined would reasonably be expected to have a Material Adverse Effect.

(b)            Neither the Borrower nor any Subsidiary is in default under any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any Applicable Law, ordinance, rule or regulation (including without limitation Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

3.8	No Default.

No Default or Event of Default has occurred and is continuing.

3.9	Taxes.

The Borrower and its Subsidiaries have filed all federal and all other material tax returns (state, local and foreign) that are required to have been filed in any jurisdiction, and have paid all income taxes shown to be due and payable (including interest and penalties) on such returns and all other taxes and assessments due and payable by them (within any grace period provided for such payment), except for any taxes and assessments (a) the amount of which is not individually or in the aggregate Material or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Borrower or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. None of the Credit Parties or their respective Subsidiaries is aware, as of the Closing Date, of any proposed tax assessments against it or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect.

3.10	ERISA.

Neither a Reportable Event nor a failure to satisfy the “minimum funding standards” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Pension Plan, and each Pension Plan has complied in all material respects with the applicable provisions of ERISA and the Code, except to the extent that any such occurrence or failure to comply would not reasonably be expected to have a Material Adverse Effect. No termination of a Single Employer Plan has occurred resulting in any liability that has remained unfunded, and no Lien in favor of the PBGC or a Pension Plan has arisen, during such five-year period which could reasonably be expected to have a Material Adverse Effect. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Single Employer Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Single Employer Plan allocable to such accrued benefits by an amount that, as determined in accordance with GAAP, could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any ERISA Affiliate is currently subject to any liability for a complete or partial withdrawal from a Multiemployer Plan that could reasonably be expected to have a Material Adverse Effect. No Pension Plan has been determined to be “at risk” (within the meaning of Section 430 of the Code or Section 303 of ERISA) or is reasonably likely to become so. No Multiemployer Plan has been determined to be in “critical” status (within the meaning of Section 432 of the Code or Section 304 of ERISA) except where such determination could not reasonably be expected to result in material liability to any Credit Party. No Credit Party has received any notice regarding a Multiemployer Plan being in Insolvency. All required contributions have been timely made to each Pension Plan and no application for a waiver of the minimum funding standard has been made with respect to any Pension Plan. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) no Credit Party has engaged in a breach of the fiduciary responsibility rules with respect to any Pension Plan, and (ii) no “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA) that is maintained or contributed to by any Credit Party has been assessed, or is reasonably expected to have been assessed, a tax or penalty under Code Section 4980H.

3.11	Governmental Regulations, Etc.

(a)            No Credit Party is engaged and no Credit Party will engage, principally or as one of its important activities, in the business of (i) purchasing or carrying margin stock (within the meaning of Regulations T, U and X issued by the Federal Reserve Board), or (ii) extending credit for the purpose of purchasing or carrying margin stock. Immediately following the application of the proceeds of the Loans, not more than 25% of the value of the assets (either of such Credit Party only or of the Credit Parties and their Subsidiaries on a consolidated basis) subject to the provisions of Section 6.1 or subject to any restriction contained in any agreement or instrument between such Credit Party and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 7.1(d) will be margin stock.

(b)            The Borrower is not an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, and is not controlled by such a company.

3.12	Subsidiaries.

(a)            As of December 31, 2024, Schedule 3.12 is (except as noted therein) a complete and correct list of Hyatt’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by Hyatt and each other Subsidiary and an indication whether such Subsidiary is, as of December 31, 2024, a Material Subsidiary.

(b)            Each of the Material Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

3.13	Use of Proceeds.

The Extensions of Credit (other than any Incremental Term Loans) will be used solely (a) to refinance the Existing Facility and certain other Indebtedness of the Borrower and to pay certain fees and expenses related thereto and (b) to provide for the working capital and general corporate requirements of the Borrower and its Subsidiaries, including, without limitation, the financing of any transaction not prohibited hereunder and the payment of fees and expenses incurred in connection therewith. Incremental Term Loans will be used solely for the purpose set forth in the applicable Incremental Amendment. None of the Borrower or any of its Subsidiaries will use any proceeds of the Loans or any Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) to fund, finance or facilitate any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

3.14	Contractual Obligations; Compliance with Laws; No Conflicts.

The execution, delivery and performance by the Borrower and the other Credit Parties, as applicable, of this Credit Agreement, the other Credit Documents and the Fee Letter will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien (other than Permitted Liens) in respect of any property of the Borrower or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, or any other Material agreement or instrument to which the Borrower or any Subsidiary is bound or by which the Borrower or any Subsidiary or any of their respective properties may be bound or affected except to the extent that the same could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Borrower or any Subsidiary, (c) violate any Requirement of Law applicable to the Borrower or any of its Subsidiaries (except those as to which waivers or consents have been obtained) or (d) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of such Person.

3.15	Accuracy and Completeness of Information.

Factual statements contained in the Credit Documents and any other certificates or documents furnished to the Administrative Agent or the Lenders by or on behalf of any Credit Party from time to time pursuant to this Agreement (in any case excluding any projections, budgets and estimates), taken as a whole, and taking into consideration all corrections or substituted documents, do not and will not, as of the date when made, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which the same were made, all except as otherwise qualified herein. There is no fact now known to the Borrower or any of its Subsidiaries which has, or would reasonably be expected to have, a Material Adverse Effect which fact has not been set forth herein, in the financial statements of Hyatt and its Subsidiaries furnished to the Administrative Agent and/or the Lenders, or in any certificate, opinion or other written statement made or furnished by the Borrower to the Administrative Agent and/or the Lenders. All projections, budgets and estimates delivered hereunder represent as of the date delivered the good faith estimate of Hyatt and its senior management concerning the financial condition, financial performance and course of the business of Hyatt and its Subsidiaries; provided such projections, budgets and estimates are not to be viewed as fact, and actual results during the period covered thereby may differ from such projections, budgets and estimates and such differences may be Material.

3.16	Environmental Matters.

Except as to matters which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect:

(a)            the facilities and properties owned, leased or operated by the any of the Credit Parties and their Subsidiaries (the “Properties”) do not contain any Materials of Environmental Concern in amounts or concentrations which (i) constitute a violation of, or (ii) have resulted in liability under, any Environmental Law.

(b)            the Properties and all operations of the Credit Parties and their Subsidiaries at the Properties are in compliance, and have in the last five years been in compliance, in all material respects with all applicable Environmental Laws, and there is no contamination at or under the Properties or violation of any Environmental Law with respect to the Properties or the business operated by any of the Credit Parties (the “Business”).

(c)            to the knowledge of the Responsible Officers of the Credit Parties, neither Hyatt nor any of its Subsidiaries has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does Hyatt nor any of its Subsidiaries have knowledge of any such threatened notice.

(d)            Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which has given rise to liability under any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that has given rise to liability under, any applicable Environmental Law.

(e)            no judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Credit Party, threatened, under any Environmental Law to which any of the Credit Parties is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial directives outstanding under any Environmental Law with respect to the Properties or the Business.

(f)            there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any of the Credit Parties in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner requiring remediation under Environmental Laws.

3.17	Solvency.

On the Closing Date, after taking into account rights of contribution, the fair saleable value of the assets of the Borrower, individually, and of Hyatt and its Subsidiaries, taken as a whole, measured on a going concern basis, exceeds all probable liabilities, including those to be incurred pursuant to this Agreement. On the Closing Date, the Credit Parties taken as a whole (a) do not have unreasonably small capital in relation to the business in which they are or propose to be engaged and (b) have not incurred or do not believe that they will incur after giving effect to the transactions contemplated by this Credit Agreement, debts beyond their ability to pay such debts as they become due.

3.18	Title to Property; Leases.

Hyatt and its Subsidiaries have good and sufficient title to their respective Material properties, including all such properties reflected in the most recent audited balance sheet referred to in Section 3.2 and Section 5.1 or acquired by Hyatt or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Credit Agreement, except for those defects in title and Liens that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. All Material leases are valid and subsisting and are in full force and effect except to the extent that the failure thereof would not be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect.

3.19	Insurance.

Schedule 3.19 sets forth the insurance coverage of Hyatt and its Subsidiaries in effect as of Closing Date. The present insurance coverage of Hyatt and its Subsidiaries complies with the requirements set forth in Section 5.5.

3.20	Licenses and Permits.

Hyatt and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that are Material, without known conflict with the rights of others, except for the failure of such ownership or possession or those conflicts that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

3.21	Anti-Corruption Laws and Sanctions.

(a)            None of the Borrower, any other Credit Party, any Subsidiary, any of their respective directors or officers or, to the Borrower’s knowledge, employees, Affiliates or any agent or representative of the Borrower, any other Credit Party or any Subsidiary that will act in any capacity in connection with or benefit from this Agreement, (i) is a Sanctioned Person or currently the subject or target of any Sanctions, (ii) has its assets located in a Sanctioned Country, (iii) directly or indirectly derives revenues (other than immaterial operating income) from investments in, or transactions with, Sanctioned Persons or (iv) has violated any Anti-Money Laundering Law in any material respect. The Borrower, each other Credit Party and its respective Subsidiaries, and to the knowledge of the Borrower and such other Credit Party, each director, officer, employee, agent and Affiliate of the Borrower, such other Credit Party and each such Subsidiary, is in compliance with the Anti-Corruption Laws in all material respects. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance with the Anti-Corruption Laws and applicable Sanctions by the Borrower, such other Credit Party, their respective Subsidiaries, their respective directors, officers, employees, Affiliates and agents and representatives of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from this Agreement.

(b)            None of the Borrower or any of its Subsidiaries, nor, to the knowledge of the Borrower, any of their respective directors, officers, agents, employees or Affiliates, has (i) used any corporate funds or any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) made any direct or indirect unlawful payment to any government official or employee from corporate funds, (iii) violated or is in violation of any provision of any Anti-Corruption Law, including the U.S. Foreign Corrupt Practices Act of 1977 or the Bribery Act 2010 of the United Kingdom or similar law of the European Union or any European Union Member State or similar law of a jurisdiction in which the Borrower or any of its Subsidiaries conduct their business and to which they are lawfully subject or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

3.22	Labor Matters.

None of the Credit Parties currently have existing any strikes, walkouts or other work stoppages, other than as set forth in Schedule 3.22 hereto or as would not reasonably be expected to have a Material Adverse Effect.

3.23	Affected Financial Institution.

None of the Credit Parties or any of their respective Subsidiaries is an Affected Financial Institution.

SECTION 4
CONDITIONS

4.1	Conditions to Closing.

This Credit Agreement shall become effective upon, and the obligation of each Lender to make the initial Extensions of Credit is subject to, the satisfaction or waiver of the following conditions precedent:

(a)            Execution of Credit Agreement and Credit Documents. Receipt by the Administrative Agent of (i) counterparts of this Credit Agreement and (ii) for the account of each Lender that requests a Note prior to the Closing Date, Notes executed by a duly authorized officer of each party thereto and in each case conforming to the requirements of this Credit Agreement.

(b)            Legal Opinion. Receipt by the Administrative Agent of a customary legal opinion of counsel to the Credit Parties relating to this Credit Agreement and the other Credit Documents and the transactions contemplated herein and therein.

(c)            Absence of Legal Proceedings. The absence of any pending or, to the best knowledge of Hyatt, threatened action, suit, investigation, proceeding, bankruptcy or insolvency, injunction, order or claim with respect to Hyatt or any of its Subsidiaries which would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d)            Corporate Documents. Receipt by the Administrative Agent of the following (or their equivalent), each (other than with respect to clause (iv)) certified by the secretary or assistant secretary of each Credit Party as of the Closing Date to be true and correct and in force and effect pursuant to a certificate substantially in the form attached hereto as Schedule 4.1(d):

(i)            Articles of Incorporation. Copies of the articles of incorporation or charter documents of the Credit Parties certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state of its organization.

(ii)           Resolutions. Copies of resolutions of the board of directors or comparable managing body of the Credit Parties approving and adopting the respective Credit Documents to which each is a party, the transactions contemplated therein and authorizing execution and delivery thereof.

(iii)          Bylaws. Copies of the bylaws, operating agreement or partnership agreement of the Credit Parties certified by a secretary or assistant secretary as of the Closing Date to be true and correct and in force and effect as of such date.

(iv)          Good Standing. Copies, where applicable, of certificates of good standing, existence or its equivalent of each of the Credit Parties certified as of a recent date by the appropriate Governmental Authorities of the State of organization.

(v)           Incumbency. An incumbency certificate of each Credit Party certified by a secretary or assistant secretary to be true and correct as of the Closing Date.

(e)            Officer’s Certificate. Receipt by the Administrative Agent of (i) a certificate, in form and substance reasonably satisfactory to it, of a Responsible Officer certifying that Hyatt and each of the other Credit Parties on a consolidated basis are solvent as of the Closing Date and (ii) an Officer’s Compliance Certificate demonstrating that the Leverage Ratio, determined as of June 30, 2025 and calculated both before and after giving effect to any Loans to be made on the Closing Date, does not exceed 5.50:1.00.

(f)             Financial Information. Receipt by the Administrative Agent of (i) the final audited financial statements of Hyatt for the twelve month period ending December 31, 2024 and (ii) the unaudited quarterly financial statements of Hyatt for the quarters ending March 31, 2025 and June 30, 2025.

(g)            Loan Closing Statement. Receipt by the Administrative Agent of a closing statement in form satisfactory to it, setting forth the fees and expenses to be paid by Hyatt on the Closing Date and such other matters as the Administrative Agent may reasonably request.

(h)            Repayment and Termination of Existing Facility. All principal of and accrued interest and fees payable by the Borrower under the Existing Facility shall have been paid in full (or shall be paid in full with the proceeds of the initial Loans), the Existing Facility shall have been or concurrently with the Closing Date shall be terminated and all Liens securing obligations under the Existing Facility shall have been or concurrently with the Closing Date shall be released, and the Administrative Agent shall have received such evidence of such payment, termination and release as the Administrative Agent may reasonably require.

(i)             [Reserved].

(j)             No Material Adverse Change. Since December 31, 2024, there has been no event or development which has had a Material Adverse Effect.

(k)            Fees. Receipt by the Administrative Agent and the Lenders of all fees, if any, then owing by the Borrower to the Lenders, the Administrative Agent and the Lead Arrangers.

(l)             Know Your Customer Information. (i) The Borrower and each other Credit Party shall have provided all information requested by the Administrative Agent and each Lender (to the extent requested in writing (which may be by e-mail) at least 3 Business Days prior to the Closing Date) in order to comply with applicable “know your customer” and Anti-Money Laundering Laws including without limitation, the PATRIOT Act and (ii) with respect to a Credit Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower and each other Credit Party shall have provided, to each Lender that so requests (to the extent requested in writing (which may be by e-mail) at least 3 Business Days prior to the Closing Date), a Beneficial Ownership Certification in relation to such Credit Party.

(m)           Disbursement Instruction Agreement. Receipt by the Administrative Agent of a Disbursement Instruction Agreement effective as of the Closing Date.

(n)           Additional Matters. All other documents and legal matters in connection with the transactions contemplated by this Credit Agreement shall be reasonably satisfactory in form and substance to the Administrative Agents.

4.2	Conditions to All Extensions of Credit.

The obligation of each Lender to make any Extension of Credit hereunder is subject to the satisfaction of the following conditions precedent on the date of making such Extension of Credit:

(a)            Representations and Warranties. The representations and warranties made by the Borrower herein (excluding, in the case of any Extension of Credit occurring after the Closing Date, the representations and warranties contained in Section 3.3) or in any other Credit Document or which are contained in any certificate furnished at any time under or in connection herewith or therewith shall be true and correct in all material respects (or in the case of a representation or warranty qualified by materiality, true and correct in all respects) on and as of the date of such Extension of Credit as if made on and as of such date (except for those which expressly relate to an earlier date in which case such representations and warranties shall be true and correct as of such earlier date).

(b)            No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extension of Credit to be made on such date.

(c)            Compliance with Commitments. Immediately after giving effect to the making of any such Extension of Credit (and the application of the proceeds thereof), (i) the sum of the aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of outstanding Revolving Loans plus LOC Obligations plus Competitive Loans shall not exceed the Aggregate Revolving Committed Amount, (ii) the aggregate Dollar Amount (determined as of the most recent Revaluation Date) of the LOC Obligations shall not exceed the LOC Committed Amount, (iii) the aggregate principal amount of all Competitive Loans shall not exceed 50% of the remainder of (x) the Aggregate Revolving Committed Amount less (y) the Dollar Amount (determined as of the most recent Revaluation Date) of the sum of the outstanding Revolving Loans plus LOC Obligations and (iv) the aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of Foreign Currency Loans plus the aggregate Dollar Amount (determined as of the most recent Revaluation Date) of LOC Obligations in respect of Letters of Credit denominated in a Foreign Currency shall not exceed the Foreign Currency Sublimit.

(d)            Foreign Borrower. If the applicable Borrower is a Foreign Borrower, then, solely with respect to the initial Extension of Credit to such Foreign Borrower, the conditions of Section 2.24 to the designation of such Borrower as a Foreign Borrower shall have been met to the reasonable satisfaction of the Administrative Agent.

Each request for an Extension of Credit and each acceptance by the Borrower of an Extension of Credit shall be deemed to constitute a representation and warranty by the Borrower as of the date of such Extension of Credit that the conditions in subsections (a) and (b) of this Section have been satisfied or waived in writing. Each request for an extension or conversion of a Loan hereunder shall be deemed to constitute a representation and warranty by the Borrower as of the date of such Loan that the conditions in subsection (b) of this Section has been satisfied or waived in writing.

SECTION 5
AFFIRMATIVE COVENANTS

The Credit Parties covenant and agree that on the Closing Date, and so long as this Credit Agreement is in effect and until (a) the Commitments have been terminated, (b) no Loans or Letters of Credit (other than Letters of Credit which have been Cash Collateralized) remain outstanding and (c) all amounts owing hereunder or under any other Credit Document or the Fee Letter or in connection herewith or therewith have been paid in full (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted), the Credit Parties shall, and shall cause each Subsidiary to:

5.1	Financial Statements.

Furnish, or cause to be furnished, to the Administrative Agent and the Lenders:

(a)           within 120 days after the end of each fiscal year of Hyatt (or such other date as Hyatt may file or be required to file such statements with the SEC), a consolidated balance sheet of Hyatt and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Deloitte or another independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders (it being agreed that any of the “Big Four” accounting firms shall be acceptable to the Required Lenders), which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b)           within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Hyatt (or such other date as Hyatt may file or be required to file such statements with the SEC), a consolidated balance sheet of Hyatt and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations and cash flows for such fiscal quarter and for the portion of Hyatt’s fiscal year then ended, setting forth in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by a Responsible Officer of Hyatt as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of Hyatt and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 5.2(a), Hyatt shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of Hyatt to furnish the information and materials described in clauses (a) and (b) above at the times specified therein. All such financial statements shall be complete and correct in all material respects (subject, in the case of interim statements, to normal recurring year-end audit adjustments and the absence of footnotes) and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein. Notwithstanding anything in this Section 5.1, the Credit Parties may fulfill the requirement to furnish financial information under this Section 5.1 by filing the information with the SEC. Such information that Hyatt may file with the SEC via the SEC’s EDGAR system (or any successor system) will be deemed to be filed with the Administrative Agent and transmitted to the Lenders at the time such information is filed via the SEC’s EDGAR system (or any successor system).

5.2	Certificates; Other Information.

Furnish, or cause to be furnished, to the Administrative Agent for distribution to the Lenders:

(a)            Officer’s Compliance Certificate. Concurrently with the delivery of the financial statements referred to in Sections 5.1(a) and 5.1(b) above, a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, (i) the financial statements fairly present in all material respects the financial condition of the parties covered by such financial statements, and (ii) such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate. Such certificate shall include the calculations required to indicate compliance with Section 5.9 as of the last day of the period covered by such financial statements.

(b)            Other Information. Promptly, such additional financial and other information as the Administrative Agent, at the request of any Lender, may from time to time reasonably request.

(c)            Public Information. Promptly, and in any event within thirty (30) days after the same are sent, copies of all reports (other than those otherwise provided pursuant to Section 5.1 or those which are of a promotional nature) and other financial information which any Credit Party sends to its stockholders (but only to the extent such reports and other financial information would customarily be distributed by a public company to its public stockholders); provided that the Borrower shall be deemed to have delivered all such information if the same are filed with the SEC. Such information that Hyatt may file with the SEC via the SEC’s EDGAR system (or any successor system) will be deemed to be filed with the Administrative Agent and transmitted to the Lenders at the time such information is filed via the SEC’s EDGAR system (or any successor system).

(d)            Annual Report. Promptly, and in any event within one hundred twenty (120) days after the end of each fiscal-year, to the extent prepared by Hyatt, a copy of its annual report (which shall include audited financial statements as of the end of such fiscal year); provided that the Borrower shall be deemed to have delivered such report if filed with the SEC. Such information that Hyatt may file with the SEC via the SEC’s EDGAR system (or any successor system) will be deemed to be filed with the Administrative Agent and transmitted to the Lenders at the time such information is filed via the SEC’s EDGAR system (or any successor system).

5.3	Notices.

Give notice to the Administrative Agent (which shall promptly transmit such notice to each Lender) of:

(a)            Defaults. Promptly (but in any event within five (5) Business Days), after any Responsible Officer of a Credit Party knows thereof, the occurrence of any Default or Event of Default.

(b)            Legal Proceedings. Promptly, any litigation, or any investigation or proceeding (including without limitation, any environmental or Governmental Authority proceeding) known to any Credit Party, relating to Hyatt or any of its Subsidiaries which, if adversely determined (and with respect to litigation, for which Hyatt reasonably determines that a reasonable basis for the prayer for damages exists), would reasonably be expected to have a Material Adverse Effect.

(c)            ERISA. As soon as possible and in any event within thirty (30) days after Hyatt knows thereof: (i) the occurrence of any Reportable Event with respect to any Pension Plan, (ii) a failure to make any required contribution to a Pension Plan, (iii) the creation of any Lien in favor of the PBGC (other than a Permitted Lien) or a Pension Plan (iv) any withdrawal from, or the termination or Insolvency of, any Multiemployer Plan or (v) the institution of proceedings or the taking of any other action by the PBGC or any Credit Party or any ERISA Affiliate with respect to the termination of any Pension Plan, in each case of clauses (i) through (v), only to the extent that such occurrence could reasonably be expected to have a Material Adverse Effect.

(d)            Debt Ratings Change. Promptly, and in any event within five (5) Business Days, after Hyatt obtains any actual knowledge of a change in the Debt Rating by either S&P, Moody’s or Fitch, notice of such change accompanied by any announcement or publication made by the relevant agency in connection therewith.

(e)            Other. Promptly, any other development or event which a Responsible Officer gains knowledge of which would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 5.3 shall be accompanied by a statement of a Responsible Officer setting forth reasonable details of the occurrence referred to therein and stating what action Hyatt proposes to take with respect thereto.

5.4	Maintenance of Existence; Compliance with Laws; Contractual Obligations.

(a)            Subject to Section 6.3, preserve and keep in full force and effect Hyatt’s corporate existence. Subject to Section 6.3, each Credit Party will at all times preserve and keep in full force and effect the corporate existence of it (except Hyatt) and each of its Subsidiaries and all rights and franchises of itself and its Subsidiaries unless, in the good faith judgment of Hyatt, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)            Comply with all Requirements of Law, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, Environmental Laws and ERISA-related Requirements of Law, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such Requirements of Law, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(c)            Fully perform and satisfy all of its obligations under all of its contractual obligations except (i) to the extent that failure to perform and satisfy such obligations would not, in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) in the case of monetary obligations except when the amount or validity of such obligations and costs are currently being contested in good faith by appropriate proceedings and reserves, if applicable, in conformity with GAAP with respect thereto have been provided on the books of the Borrower or the applicable Subsidiaries, as the case may be.

5.5	Maintenance of Property; Insurance.

(a)            Maintain and keep, or cause to be maintained and kept, their respective Properties in normal repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section 5.5 shall not prevent the Borrower or any Subsidiary from discontinuing the operation and the maintenance of any of its Properties if such discontinuance is desirable in the conduct of its business, or, in any event, the Borrower has concluded that repair, working order or condition or such discontinuance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)            Maintain, with financially sound and reputable insurers, insurance with respect to their respective Material Properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated (including, without limitation, terrorism insurance); and furnish to the Administrative Agent, upon written request, reasonable information as to the insurance carried. The Lenders acknowledge and agree that Hyatt’s and its Subsidiaries’ insurance set forth on Schedule 3.19 satisfies the requirements of this Section 5.5 as of the Closing Date.

5.6	Inspection of Property; Books and Records; Discussions.

Keep proper books of records and account in which true and correct entries in all material respects in conformity with GAAP shall be made of all dealings and transactions in relation to its businesses and activities; and permit, during regular business hours, at reasonable intervals and upon reasonable notice by the Administrative Agent, the Administrative Agent to visit and inspect any of the Credit Parties’ or their Subsidiaries’ Properties (without materially disrupting the Borrower’s day to day operations) and examine and make abstracts (including photocopies) from any of its books and records (other than materials protected by the attorney-client privilege and materials which the Borrower and its Subsidiaries may not disclose without violation of a Requirement of Law or confidentiality obligation binding upon it) at any reasonable time, and to discuss the business, operations, properties and financial and other condition of the Credit Parties and their Subsidiaries with officers and employees of the Borrower and, to the extent such certified public accountants will permit, with their independent certified public accountants. The cost of the inspection referred to in the preceding sentence shall be borne by the Lenders unless an Event of Default has occurred and is continuing, in which case the cost of such inspection shall be for the account of Hyatt.

5.7	Use of Proceeds.

Use the Loans solely for the purposes provided in Section 3.13.

5.8	Subsidiary Guarantors.

Cause each Material Domestic Subsidiary which is not a party to this Credit Agreement (other than any Excluded Subsidiary) that incurs or guarantees third party Indebtedness under clauses (a), (b) or (g) of the definition of “Indebtedness” in excess of $225,000,000 for any such Subsidiary, within 10 Business Days following such incurrence (or such later period as the Administrative Agent may agree), to become a “Guarantor” hereunder by way of execution of a Joinder Agreement. Such Joinder Agreement shall be accompanied by such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, certified resolutions and other organizational and authorizing documents of such Guarantor and favorable opinions of counsel to such Guarantor (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above), all in form, content and scope reasonably satisfactory to the Administrative Agent.

5.9	Leverage Ratio.

On a consolidated basis, maintain a Leverage Ratio as of each Measurement Date (commencing with the fiscal quarter ending December 31, 2025) of not more than 4.50 to 1.0; provided, however, that Hyatt may maintain a Leverage Ratio of not more than 5.50 to 1.0 for any Measurement Date occurring during a period commencing on the date of the consummation of a Qualified Acquisition and ending no more than four Measurement Dates thereafter; provided further, that after the expiration of any such increase, no new election may be made by Hyatt for the Measurement Date immediately succeeding such expiration.

5.10	Electronic Delivery of Certain Information.

(a)            Documents required to be delivered pursuant to the Credit Documents shall be delivered by electronic communication and delivery, including, the Internet, e-mail or intranet websites to which the Administrative Agent and each Lender have access (including a commercial or governmental, third-party website such as www.sec.gov <http://www.sec.gov> or a website sponsored or hosted by the Administrative Agent or the Borrower) provided that the foregoing shall not apply to (i) notices to any Lender (or Issuing Lender) pursuant to Section 2 and (ii) any Lender that has notified the Administrative Agent and the Borrower that it cannot or does not want to receive electronic communications. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications. In the case of documents or notices delivered electronically to the Administrative Agent and the Lenders, such documents or notices shall be deemed to have been delivered twenty-four (24) hours after the date and time on which the Borrower posts such documents or the documents become available on a commercial or governmental website. If (x) such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have occurred as of 10:00 A.M. Eastern time on the next Business Day for the recipient and (y) the deemed time of delivery occurs on a day that is not a Business Day for the recipient, the deemed time of delivery shall be 10:00 A.M. Eastern time on the next Business Day for the recipient. Except for the certificates required by Section 5.2(a), the Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery. Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents.

(b)            Documents required to be delivered pursuant to Section 2 may be delivered electronically to a website provided for such purpose by the Administrative Agent pursuant to the procedures provided to the Borrower by the Administrative Agent.

5.11	Public/Private Information.

Hyatt shall cooperate with the Administrative Agent in connection with the publication of certain materials and/or information provided by or on behalf of Hyatt. Documents required to be delivered pursuant to the Credit Documents shall be delivered by or on behalf of Hyatt to the Administrative Agent for the benefit of the Administrative Agent and the Lenders (collectively, “Information Materials”) pursuant to this Section 5 and Hyatt shall designate Information Materials (a) that are either available to the public or not material with respect to Hyatt and its Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (b) that are not Public Information as “Private Information”.

SECTION 6
NEGATIVE COVENANTS

The Credit Parties covenant and agree that on the Closing Date, and so long as this Credit Agreement is in effect and until (a) the Commitments have been terminated, (b) no Loans or Letters of Credit (other than Letters of Credit which have been Cash Collateralized) remain outstanding and (c) all amounts owing hereunder or under any other Credit Document or the Fee Letter or in connection herewith or therewith have been paid in full (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted), the Credit Parties shall not and shall not permit any Subsidiary to:

6.1	Liens.

Contract, create, incur, assume or permit to exist any Lien with respect to any of its property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, except for Permitted Liens.

6.2	Nature of Business.

Alter the character of the business of Hyatt and its Subsidiaries taken as a whole in any material respect from that conducted as of the Closing Date other than alterations, expansions and extensions reasonably related thereto.

6.3	Mergers and Sale of Assets

(a)           Dissolve, liquidate or wind up its affairs or sell, transfer, lease or otherwise dispose of all or substantially all of the assets of Hyatt and its Subsidiaries taken as a whole to any other Person; provided that the following, without duplication, shall be expressly permitted:

(i)            the sale, lease or transfer of property or assets between and among Credit Parties;

(ii)           (x) any Material Subsidiary may dissolve, liquidate or wind up its affairs at any time so long as such dissolution, liquidation or winding up would not reasonably be expected to have a Material Adverse Effect and, in the case (a) any Foreign Borrower or of any Guarantor, any assets of such Credit Party are transferred to another Credit Party in connection with such dissolution, liquidation or winding up and (b) any Foreign Borrower, such Foreign Borrower and Hyatt have executed such documents as the Administrative Agent may reasonably request to evidence that such Foreign Borrower shall cease to be a Borrower hereunder, and (y) any Subsidiary (other than a Material Subsidiary) may dissolve, liquidate or wind up its affairs at any time; provided that after giving effect to such dissolution, liquidation or winding up on a Pro Forma Basis no Event of Default shall be in existence or would result therefrom; and

(iii)          any other dissolution, liquidation or winding up of the affairs of a Subsidiary or any other sale, lease or transfer of property or assets to any Person; provided that after giving effect to such dissolution, liquidation or winding up or sale, lease or transfer of property or assets on a Pro Forma Basis no Default or Event of Default shall be in existence or would result therefrom, and in the case of the Foreign Borrower (and in any event, in the case of any transaction which results in the Foreign Borrower ceasing to be a Wholly Owned Subsidiary), the Foreign Borrower and Hyatt have executed such documents as the Administrative Agent may reasonably request to evidence that the Foreign Borrower shall cease to be a Borrower hereunder.

(b)            Enter into any transaction of merger or consolidation, except that (i) any Subsidiary may merge or consolidate with or into another Subsidiary or Hyatt; provided that (x) if a Credit Party is a party thereto, a Credit Party will be the surviving corporation and (y) if Hyatt is a party thereto, Hyatt will be the surviving corporation; (ii) any Subsidiary that is no longer useful in the business of Hyatt and its Subsidiaries, as determined by Hyatt in its reasonable discretion, may dissolve, liquidate or wind up its affairs at any time by way of merger or consolidation so long as, in the case of a Credit Party, the assets in such Credit Party are transferred to another Credit Party; (iii) any Subsidiary (other than a Material Subsidiary) may enter into any transaction of merger or consolidation; (iv) any Material Subsidiary may enter into any transaction of merger or consolidation; provided that after giving effect to such transaction on a Pro Forma Basis, no Default or Event of Default shall be in existence or would result therefrom; and (v) Hyatt or any Subsidiary of Hyatt may merge or consolidate with or into a Pritzker Affiliate or any other Person so long as after giving effect to such merger or consolidation on a Pro Forma Basis (A) if Hyatt is a party thereto, Hyatt is the surviving entity and (B) no Default or Event of Default shall be in existence or would result therefrom; provided, in each case, that if the Foreign Borrower merges into or consolidates with another Person in accordance with this clause (b) and the Foreign Borrower is not the continuing or surviving Person, the continuing or surviving Person (x) must be a Wholly-Owned Subsidiary of Hyatt, (y) must become the Foreign Borrower substantially simultaneously with such merger or consolidation by assuming all of the obligations of the non-surviving or non-continuing Foreign Borrower pursuant to documentation (including, if reasonably requested by the Administrative Agent, legal opinions) in form and substance reasonably satisfactory to the Administrative Agent, and (z) must be organized in a jurisdiction that is either (I) the same jurisdiction as that of the Foreign Borrower that merged with or consolidated into such Person or (II) a jurisdiction approved by each of the Lenders.

Upon each of (x) the sale, transfer or other disposition of any Subsidiary that is a Guarantor (or dissolution thereof, via merger or otherwise) not prohibited by this Agreement or (y) any other transaction not prohibited by this Agreement if, after giving effect to such transaction, any Subsidiary that is a Guarantor would no longer be required to provide a Guaranty pursuant to Section 5.8, the Administrative Agent shall deliver to the Credit Parties, upon the Credit Parties’ request and at the Credit Parties’ expense, such documentation as is reasonably necessary to evidence the release of such Subsidiary from all of its obligations under the Credit Documents, including its obligations under Section 9 hereof.

6.4	Transactions with Affiliates.

Except for (a) any transaction existing on the Closing Date and set forth on Schedule 6.4, (b) loans to officers, directors, employees and shareholders made after the Closing Date during the term of this Agreement in an aggregate amount not to exceed $50,000,000 at any time outstanding and (c) any Restricted Payment permitted pursuant to Section 6.6, enter into directly or indirectly any Material transaction or Material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Borrower or another Subsidiary), except pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and consistent with the types of transactions entered into by the Borrower or its Subsidiaries prior to the Closing Date or upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary (considered as a whole in conjunction with all other existing arrangements and relationships with such Affiliate) than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

6.5	Fiscal Year.

Neither change its fiscal year nor amend, modify or change its articles of incorporation (or corporate charter or other similar organizational document) or bylaws (or other similar document) in any manner materially adverse to the interests of the Lenders, as determined in good faith by Hyatt, without the prior written consent of the Administrative Agent.

6.6	Restricted Payments.

Directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, except (a) to make dividends payable solely in the same class of Capital Stock of such Person, (b) to make dividends or other distributions payable to Hyatt (directly or indirectly through Subsidiaries) or any Subsidiary, (c) Restricted Payments required to be made in connection with long-term incentive plans and other contractual obligations to employees and (d) Hyatt may make other Restricted Payments so long as, after giving effect thereto on a Pro Forma Basis, no Default or Event of Default shall be in existence or would result therefrom.

SECTION 7
EVENTS OF DEFAULT

7.1	Events of Default.

An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

(a)            (i) The Borrower shall fail to pay any principal on any Loan when due in accordance with the terms hereof; or (ii) the Borrower shall fail to reimburse any Issuing Lender for any LOC Obligations when due in accordance with the terms hereof; or (iii) the Borrower shall fail to pay any interest on any Loan or any Fee or other amount payable hereunder or under the Fee Letter when due in accordance with the terms hereof (or any Guarantor shall fail to pay on the Guaranty in respect of any of the foregoing or in respect of any other Guaranty Obligations thereunder within the aforesaid period of time) and, solely with respect to this clause (iii), such failure shall continue unremedied for five (5) Business Days; or

(b)            Any representation or warranty made or deemed made herein or in any of the other Credit Documents or which is contained in any certificate, document or financial or other statement furnished at any time pursuant to this Credit Agreement shall prove to have been incorrect, false or misleading in any material respect (or in the case of a representation or warranty qualified by materiality, in any respect) on or as of the date made or deemed made; or

(c)            (i) Any Credit Party shall fail to perform, comply with or observe any term, covenant or agreement applicable to it contained in Sections 5.3(a), 5.7, 5.9, or in Section 6; or (ii) any Credit Party shall fail to perform, comply with or observe any covenant or agreement contained in Section 5.1 or 5.4(a) and in the event such breach or failure to comply is capable of cure such failure shall continue unremedied for a period of five Business Days; or (iii) any Credit Party shall fail to comply with any other covenant contained in this Credit Agreement or the other Credit Documents (other than as described in Sections 7.1(a), 7.1(b), 7.1(c)(i) or 7.1(c)(ii) above), and in the event such breach or failure to comply is capable of cure, is not cured within thirty (30) days following receipt by Hyatt of notice from the Administrative Agent or the Required Lenders; or

(d)            (i) Any Credit Party or any of its Material Subsidiaries shall default in any payment of principal of or interest on any Indebtedness in a principal amount outstanding of at least $225,000,000 (but excluding Indebtedness hereunder and Non-Recourse Debt) in the aggregate beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) any Indebtedness in a principal amount outstanding of at least $225,000,000 (but excluding Indebtedness hereunder and Non-Recourse Debt) in the aggregate for the Credit Parties and their Material Subsidiaries shall be declared to become due and payable prior to its stated maturity or shall be required to be prepaid, repurchased, redeemed or defeased (or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made), in each case prior to its stated maturity; provided, however, that if there is an acceleration of any Indebtedness that is included under this clause (d) solely because of a guarantee by any Credit Party or one of its Material Subsidiaries, an Event of Default will not exist under this clause (d) so long as such Credit Party or such Material Subsidiary, as the case may be, fully performs its obligations in a timely manner under such guarantee upon demand therefore by the beneficiary thereof; or

(e)            (i) Any Credit Party or any of its Material Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Credit Party or any of its Material Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Credit Party or any of its Material Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Credit Party or any of its Material Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Credit Party or any of its Material Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (i), (ii), or (iii) above; or (v) any Credit Party or any of its Material Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(f)            One or more judgments or decrees shall be entered against any Credit Party or any of its Material Subsidiaries involving in the aggregate a liability (to the extent not paid when due or covered by insurance or self-insurance) of $225,000,000 or more and all such judgments or decrees shall not have been paid and satisfied, vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(g)            (i) Any Person shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Pension Plan, (ii) a failure to satisfy the “minimum funding standards” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Pension Plan or any Lien in favor of the PBGC or a Pension Plan (other than a Permitted Lien) shall arise on the assets of any Credit Party or any ERISA Affiliate, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Single Employer Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, or (v) any Credit Party or any ERISA Affiliate shall incur any liability in connection with a withdrawal from, or the Insolvency of, any Multiemployer Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(h)            There shall occur a Change of Control; or

(i)             Solely to the extent that there are any Guarantors hereunder, the Guaranty or any material provision thereof shall cease to be in full force and effect or any Guarantor or any Person acting by or on behalf of any Guarantor shall deny or disaffirm any Guarantor’s obligations under the Guaranty; or

(j)             Any other Credit Document or the Fee Letter shall fail to be in full force and effect or to give the Administrative Agent and/or the Lenders the material rights, powers and privileges purported to be created thereby, or any Credit Party or any Person acting by or on behalf of any Credit Party shall deny or disaffirm any Credit Party Obligation.

7.2	Acceleration; Remedies.

Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, or upon the request and direction of the Required Lenders shall, by written notice to the Borrower take any of the following actions (including any combination of such actions):

(a)           Termination of Commitments. Declare the Commitments terminated whereupon the Commitments shall be immediately terminated.

(b)           Acceleration. Declare the unpaid principal of and any accrued interest in respect of all Loans and any and all other indebtedness or obligations (including, without limitation, Fees) of any and every kind owing by any Credit Party to the Administrative Agent and/or any of the Lenders hereunder to be due and direct the Borrower to pay to the Administrative Agent Cash Collateral as security for the LOC Obligations for subsequent drawings under then outstanding Letters of Credit an amount equal to 103% of the Dollar Amount (determined as of the most recent Revaluation Date) of the maximum amount which may be drawn under Letters of Credit then outstanding, whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party.

(c)           Enforcement of Rights. Exercise any and all rights and remedies created and existing under the Credit Documents, whether at law or in equity.

(d)           Rights Under Applicable Law. Exercise any and all rights and remedies available to the Administrative Agent or the Lenders under Applicable Law.

Notwithstanding the foregoing, if an Event of Default specified in Section 7.1(e) shall occur, then the Commitments shall automatically terminate, all Loans, all accrued interest in respect thereof, all accrued and unpaid Fees and other indebtedness or obligations owing to the Administrative Agent and/or any of the Lenders hereunder automatically shall immediately become due and payable and the Borrower’s obligation to provide Cash Collateral described in clause (b) above shall become effective immediately, in each case, without presentment, demand, protest or the giving of any notice or other action by the Administrative Agent or the Lenders, all of which are hereby waived by the Borrower.

SECTION 8
AGENCY PROVISIONS

8.1	Appointment and Authorization.

Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Credit Documents as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Administrative Agent to enter into the Credit Documents for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Credit Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein shall be construed to deem the Administrative Agent a trustee or fiduciary for any Lender or to impose on the Administrative Agent duties or obligations other than those expressly provided for herein. Without limiting the generality of the foregoing, the use of the terms “Agent”, “Administrative Agent”, “agent” and similar terms in the Credit Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Laws. Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Administrative Agent shall deliver to each Lender, promptly upon receipt thereof by the Administrative Agent, copies of each of the financial statements, certificates, notices and other documents delivered to the Administrative Agent pursuant to Section 5 that the Borrower is not otherwise required to deliver directly to the Lenders. The Administrative Agent will furnish to any Lender, upon the request of such Lender, a copy (or, where appropriate, an original) of any document, instrument, agreement, certificate or notice furnished to the Administrative Agent by the Borrower, any other Credit Party or any other Affiliate of the Borrower, pursuant to this Agreement or any other Credit Document not already delivered or otherwise made available to such Lender pursuant to the terms of this Agreement or any such other Credit Document. As to any matters not expressly provided for by the Credit Documents (including, without limitation, enforcement or collection of any of the Credit Party Obligations), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Credit Party Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or any other Credit Document or Applicable Laws. Not in limitation of the foregoing, the Administrative Agent may exercise any right or remedy it or the Lenders may have under any Credit Document upon the occurrence of a Default or an Event of Default unless the Required Lenders have directed the Administrative Agent otherwise. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement or any of the other Credit Documents in accordance with the instructions of the Required Lenders, or where applicable, all the Lenders.

8.2	Bank of America as Lender.

Bank of America, as a Lender or as a Hedging Agreement Provider, as the case may be, shall have the same rights and powers under this Agreement and any other Credit Document and under any Hedging Agreement, as the case may be, as any other Lender or Hedging Agreement Provider and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Bank of America in each case in its individual capacity. Bank of America and its Affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with the Borrower, any other Credit Party or any other Affiliate thereof as if it were any other bank and without any duty to account therefor to the Issuing Lenders, other Lenders, or any other Hedging Agreement Providers. Further, the Administrative Agent and any Affiliate may accept fees and other consideration from the Borrower for services in connection with this Agreement or any Hedging Agreement, or otherwise without having to account for the same to the Issuing Lenders, the other Lenders or any other Hedging Agreement Providers. The Issuing Lenders and the Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding the Borrower, other Credit Parties, other Subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.

8.3	Approvals of Lenders.

All communications from the Administrative Agent to any Lender requesting such Lender’s determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved and (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials and, as appropriate, a brief summary of all oral information provided to the Administrative Agent by the Borrower in respect of the matter or issue to be resolved.

8.4	Notice of Events of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.” If any Lender (excluding the Lender which is also serving as the Administrative Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Administrative Agent such a “notice of default”; provided, a Lender’s failure to provide such a “notice of default” to the Administrative Agent shall not result in any liability of such Lender to any other party to any of the Credit Documents. Further, if the Administrative Agent receives such a “notice of default,” the Administrative Agent shall give prompt notice thereof to the Lenders.

8.5	Administrative Agent’s Reliance.

Notwithstanding any other provisions of this Agreement or any other Credit Documents, neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by it under or in connection with this Agreement or any other Credit Document, except for its or their own gross negligence or willful misconduct in connection with its duties expressly set forth herein or therein as determined by a court of competent jurisdiction in a final non-appealable judgment. Without limiting the generality of the foregoing, the Administrative Agent may consult with legal counsel (including its own counsel or counsel for the Borrower or any other Credit Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. Neither the Administrative Agent nor any of its Related Parties: (a) makes any warranty or representation to any Lender, any Issuing Lender or any other Person, or shall be responsible to any Lender, any Issuing Lender or any other Person for any statement, warranty or representation made or deemed made by the Borrower, any other Credit Party or any other Person in or in connection with this Agreement or any other Credit Document; (b) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Credit Document or the satisfaction of any conditions precedent under this Agreement or any Credit Document on the part of the Borrower or other Persons, or to inspect the property, books or records of the Borrower or any other Person; (c) shall be responsible to any Lender or any Issuing Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Credit Document, any other instrument or document furnished pursuant thereto; (d) shall have any liability in respect of any recitals, statements, certifications, representations or warranties contained in any of the Credit Documents or any other document, instrument, agreement, certificate or statement delivered in connection therewith; and (e) shall incur any liability under or in respect of this Agreement or any other Credit Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopy or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties. The Administrative Agent may execute any of its duties under the Credit Documents by or through agents, employees or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct in the selection of such agent or attorney in fact as determined by a court of competent jurisdiction in a final non-appealable judgment.

8.6	Indemnification of Administrative Agent.

Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s respective Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable out-of-pocket costs and expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Administrative Agent (in its capacity as Administrative Agent but not as a Lender) in any way relating to or arising out of the Credit Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under the Credit Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment; provided, further, that no action taken in accordance with the directions of the Required Lenders (or all of the Lenders, if expressly required hereunder) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for its ratable share of any out-of-pocket expenses (including the reasonable fees and expenses of the counsel to the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Credit Documents, any suit or action brought by the Administrative Agent to enforce the terms of the Credit Documents and/or collect any Credit Party Obligations, any “lender liability” suit or claim brought against the Administrative Agent and/or the Lenders, and any claim or suit brought against the Administrative Agent and/or the Lenders arising under any Environmental Laws or related to any Materials of Environmental Concern. Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Administrative Agent notwithstanding any claim or assertion that the Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Administrative Agent that the Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Administrative Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Credit Documents and the termination of this Agreement. If the Borrower shall reimburse the Administrative Agent for any Indemnifiable Amount following payment by any Lender to the Administrative Agent in respect of such Indemnifiable Amount pursuant to this Section, the Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

8.7	Lender Credit Decision, Etc.

Each of the Lenders and the Issuing Lenders expressly acknowledges and agrees that neither the Administrative Agent nor any of its Related Parties has made any representations or warranties to such Issuing Lender or such Lender and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower, any other Credit Party or any other Subsidiary or Affiliate, shall be deemed to constitute any such representation or warranty by the Administrative Agent to any Issuing Lender or any Lender. Each of the Lenders and the Issuing Lenders acknowledges that it has made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent, or any of their respective Related Parties, and based on the financial statements of the Borrower, the other Credit Parties, the other Subsidiaries and other Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrower, the other Credit Parties, the other Subsidiaries and other Persons, its review of the Credit Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate. Each of the Lenders and the Issuing Lenders also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent or any of their respective Related Parties, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Credit Documents. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any other Credit Party of the Credit Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, the Borrower, any other Credit Party or any other Subsidiary. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders and the Issuing Lenders by the Administrative Agent under this Agreement or any of the other Credit Documents, the Administrative Agent shall have no duty or responsibility to provide any Lender or any Issuing Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower, any other Credit Party or any other Affiliate thereof which may come into possession of the Administrative Agent or any of its Related Parties. Each of the Lenders and the Issuing Lenders acknowledges that the Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Administrative Agent and is not acting as counsel to any Lender or any Issuing Lender.

8.8	Successor Administrative Agent.

(a)            The Administrative Agent may resign at any time as Administrative Agent under the Credit Documents by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent which appointment shall, provided no Event of Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that the Borrower shall, in all events, be deemed to have approved each Lender and any of its Affiliates as a successor Administrative Agent). If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within 30 days after the current Administrative Agent’s giving of notice of resignation, then the current Administrative Agent may, on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no Lender or Eligible Assignee has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made to each Lender and the applicable Issuing Lenders directly, until such time as a successor Administrative Agent has been appointed as provided for above in this Section; provided, further that such Lenders and the Issuing Lenders so acting directly shall be and be deemed to be protected by all indemnities and other provisions herein for the benefit and protection of the Administrative Agent as if each such Lender or Issuing Lender were itself the Administrative Agent.

(b)            If the Lender serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person, remove such Lender as Administrative Agent. Upon any such removal, the Required Lenders shall have the right to appoint a successor Administrative Agent which appointment shall, provided no Event of Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that the Borrower shall, in all events, be deemed to have approved each Titled Agent (as defined in Section 8.9) and any of its Affiliates as a successor Administrative Agent). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days of notice of such removal (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date and (1) the current Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents, and at the request of Hyatt, shall deliver to Hyatt a copy of the Register and (2) all payments, communications and determinations provided to be made by, to or through the current Administrative Agent shall instead be made to each Lender and the applicable Issuing Lenders directly, until such time as a successor Administrative Agent has been appointed as provided for above in this Section; provided, further that such Lenders and the Issuing Lenders so acting directly shall be and be deemed to be protected by all indemnities and other provisions herein for the benefit and protection of the Administrative Agent as if each such Lender or Issuing Lender were itself the Administrative Agent.

(c)            Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent as set forth in clause (a) or (b) above, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Administrative Agent, and unless previously discharged in accordance with clause (a) or (b) above, the current Administrative Agent shall be discharged from its duties and obligations under the Credit Documents. Any resignation or removal by an Administrative Agent shall also constitute the resignation or removal as an Issuing Lender by the Lender then acting as Administrative Agent (the “Resigning/Removed Lender”). Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) the Resigning/Removed Lender shall be discharged from all duties and obligations of an Issuing Lender hereunder and under the other Credit Documents and (ii) one or more of the other Issuing Lenders shall issue letters of credit in substitution for all Letters of Credit issued by the Resigning/Removed Lender as Issuing Lender outstanding at the time of such succession (which letters of credit issued in substitutions shall be deemed to be Letters of Credit issued hereunder) or, only in the case of the resignation of the Administrative Agent as provide in clause (a) above, make other arrangements satisfactory to the Resigning/Removed Lender to effectively assume the obligations of the Resigning/Removed Lender with respect to such Letters of Credit. After any Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 8 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Credit Documents. Notwithstanding anything contained herein to the contrary, the Administrative Agent may assign its rights and duties under the Credit Documents to any of its Affiliates by giving the Borrower and each Lender prior written notice.

8.9	Titled Agents.

Each of the Syndication Agent, Co-Lead Arrangers, Joint Book Runners and Co-Documentation Agents (each a “Titled Agent”) in each such respective capacity, assumes no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, nor any duties as an agent hereunder for the Lenders. The titles given to the Titled Agents are solely honorific and imply no fiduciary responsibility on the part of the Titled Agents to the Administrative Agent, any Lender, any Issuing Lender, the Borrower or any other Credit Party and the use of such titles does not impose on the Titled Agents any duties or obligations greater than those of any other Lender or entitle the Titled Agents to any rights other than those to which any other Lender is entitled.

8.10	PATRIOT Act Notice.

The PATRIOT Act, the Beneficial Ownership Regulation and other federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, a Lender (for itself and/or as agent for all Lenders hereunder) may from time-to-time request, and the Borrower shall, and shall cause the other Credit Parties to, provide promptly upon any such request to such Lender, such Credit Party’s name, address, tax identification number and/or such other identification information as shall be necessary for such Lender to comply with federal law. An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.

8.11	Erroneous Payments.

Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender or any Issuing Lender, whether or not in respect of a Credit Party Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender or Issuing Lender receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender or Issuing Lender in same day funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender and Issuing Lender, as applicable, irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount.  The Administrative Agent shall inform each Lender or Issuing Lender promptly upon determining that any payment made to such Lender or such Issuing Lender comprised, in whole or in part, a Rescindable Amount.

8.12	Certain ERISA Matters.

(a)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Hyatt or any other Credit Party, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement;

(ii)           the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii)          (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv)          such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of Hyatt or any other Credit Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related hereto or thereto).

8.13	Acknowledgments of Lenders.

Each Lender represents and warrants that (a) the Credit Documents set forth the terms of a commercial lending facility, (b) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Borrower, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities law), (c) it has, independently and without reliance upon the Administrative Agent, any Lead Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (d) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans, is experienced in making, acquiring or holding such commercial loans. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Lead Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 9
GUARANTY

9.1	The Guaranty.

In order to induce the Lenders and Issuing Lenders to enter into this Credit Agreement and any Hedging Agreement Provider to enter into any Hedging Agreement and to extend credit hereunder and thereunder and in recognition of the direct benefits to be received by the Guarantors from the Extensions of Credit hereunder and any Hedging Agreement, each of the Guarantors hereby agrees with the Administrative Agent and the Lenders and the Issuing Lenders as follows: the Guarantor hereby unconditionally and irrevocably jointly and severally guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all Guarantied Credit Party Obligations owed to the Administrative Agent, the Lenders and the Issuing Lenders hereunder and the Hedging Agreement Providers under any Hedging Agreement. If any or all of the Guarantied Credit Party Obligations become due and payable hereunder or under any Hedging Agreement with a Hedging Agreement Provider, each Guarantor unconditionally promises to pay such Guarantied Credit Party Obligations to the Administrative Agent, the Lenders, the Issuing Lenders, the Hedging Agreement Providers, or their respective order, or demand, together with any and all reasonable expenses which may be incurred by the Administrative Agent, the Lenders, the Issuing Lenders or the Hedging Agreement Providers in collecting any of the Guarantied Credit Party Obligations. As used in this Section 9, Guarantied Credit Party Obligations shall include all Guarantied Credit Party Obligations now, or hereafter made, incurred or created, whether voluntarily or involuntarily, absolute or contingent, liquidated or unliquidated, determined or undetermined, whether or not such Guarantied Credit Party Obligations are from time to time reduced, or extinguished and thereafter increased or incurred, whether the Borrower and the Guarantors may be liable individually or jointly with others, whether or not recovery upon such Guarantied Credit Party Obligations may be or hereafter become barred by any statute of limitations, and whether or not such Guarantied Credit Party Obligations may be or hereafter become otherwise unenforceable. This Guaranty is a guaranty of payment and performance and not of collection.

Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents (a) to the extent the obligations of a Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any Applicable Law relating to fraudulent conveyances or transfers) then the obligations of each such Guarantor hereunder shall be limited to the maximum amount that is permissible under Applicable Law (including, without limitation, the Bankruptcy Code or its non-U.S. equivalent) and (b) this Guaranty shall not be deemed to cover any Excluded Swap Obligations.

9.2	Bankruptcy.

Additionally, each of the Guarantors unconditionally and irrevocably guarantees jointly and severally the payment of any and all Guarantied Credit Party Obligations of the Borrower to the Lenders, the Issuing Lenders and any Hedging Agreement Provider whether or not due or payable by the Borrower upon the occurrence of any of the events specified in Section 7.1(e) as applicable to the Borrower or any Subsidiaries of the Borrower, and unconditionally promises to pay such Guarantied Credit Party Obligations to the Administrative Agent for the account of the Lenders and the Issuing Lenders and to any such Hedging Agreement Provider, or order, on demand, in lawful money of the United States. Each of the Guarantors further agrees that to the extent that the Borrower or a Guarantor shall make a payment or a transfer of an interest in any property to the Administrative Agent, any Lender, any Issuing Lender or any Hedging Agreement Provider, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and/or required to be repaid to the Borrower or a Guarantor, the estate of the Borrower or a Guarantor, a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or other Applicable Law or equitable cause, then to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

9.3	Nature of Liability.

The liability of each Guarantor hereunder is absolute and unconditional and exclusive and independent of any security for or other guaranty of the Credit Party Obligations of the Borrower whether executed by any such Guarantor, any other guarantor or by any other party, and no Guarantor’s liability hereunder shall be affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Credit Party Obligations of the Borrower, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, or (e) any payment made to the Administrative Agent, the Lenders, the Issuing Lenders or any Hedging Agreement Provider on the Guarantied Credit Party Obligations that the Administrative Agent, such Lenders, such Issuing Lenders or such Hedging Agreement Provider repay the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each of the Guarantors waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding or (f) any other circumstance (including any statute of limitations) that might otherwise constitute a defense available to, or a discharge of, a guarantor or a borrower other than the payment in full of the Credit Party Obligations.

The guaranty under this Section 9 is a continuing and irrevocable guaranty of all Guarantied Credit Party Obligations now or hereafter existing and shall remain in full force and effect until all Credit Party Obligations and any other amounts payable under this Section 9 (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) are indefeasibly paid in full in cash (or, solely with respect to Letters of Credit and any obligations owing to any Hedging Agreement Provider arising under any Hedging Agreement, arrangements reasonably satisfactory to the applicable Issuing Lender or Hedging Agreement Provider shall have been made) and any commitments of the Lenders or facilities provided by the Lenders with respect to the Credit Party Obligations are terminated. Notwithstanding the foregoing, this guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or the Guarantors is made, or the Administrative Agent, on behalf of the Lenders and the Issuing Lenders, exercises its right of set-off, in respect of the Credit Party Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under the Bankruptcy Code or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Administrative Agent, on behalf of the Lenders and the Issuing Lenders, is in possession of or has released this guaranty and regardless of any prior revocation, rescission, termination or reduction; provided, however, that neither the Administrative Agent nor any Lender or Issuing Lender shall have any set-off rights against accounts of any Credit Party under hotel management agreements pursuant to which such Credit Party is acting as agent for a third party with respect to the amounts in such account. The obligations of the Guarantors under the preceding sentence shall survive termination of this Credit Agreement.

9.4	Independent Obligation.

The obligations of each Guarantor hereunder are independent of the obligations of any other guarantor or the Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other guarantor or the Borrower and whether or not any other Guarantor or the Borrower is joined in any such action or actions.

9.5	Authorization.

Each of the Guarantors authorizes the Administrative Agent, each Lender, each Issuing Lender and each Hedging Agreement Provider without notice or demand (except as shall be required by Applicable Law and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Credit Party Obligations or any part thereof in accordance with this Credit Agreement and any Hedging Agreement, as applicable, including any increase or decrease of the rate of interest thereon, (b) take and hold security from any Guarantor or any other party for the payment of this Guaranty or the Credit Party Obligations and exchange, enforce waive and release any such security, (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their discretion may determine and (d) release or substitute any one or more endorsers, Guarantors, the Borrower or other obligors.

9.6	Reliance.

It is not necessary for the Administrative Agent, the Lenders, the Issuing Lenders or any Hedging Agreement Providers to inquire into the capacity or powers of the Borrower or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

9.7	Waiver.

(a)            Each of the Guarantors waives any right (except as shall be required by Applicable Law and cannot be waived) to require the Administrative Agent, any Lender, any Issuing Lender or any Hedging Agreement Provider to (i) proceed against the Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other guarantor or any other party, or (iii) pursue any other remedy in the Administrative Agent’s, any Lender’s, any Issuing Lender’s or any Hedging Agreement Provider’s power whatsoever. Each of the Guarantors waives any defense based on or arising out of any defense of the Borrower, any other guarantor or any other party other than payment in full in cash of the Credit Party Obligations, including without limitation any defense based on or arising out of the disability of the Borrower, any other guarantor or any other party, or the unenforceability of the Credit Party Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment in full of the Credit Party Obligations. The Administrative Agent or any of the Lenders or Issuing Lenders may, at their election, foreclose on any security held by the Administrative Agent or a Lender or Issuing Lender by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by Applicable Law), or exercise any other right or remedy the Administrative Agent and any Lender may have against the Borrower or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Credit Party Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) have been paid in full (or, solely with respect to Letters of Credit and any obligations owing to any Hedging Agreement Provider arising under any Hedging Agreement, arrangements reasonably satisfactory to the applicable Issuing Lender or Hedging Agreement Provider shall have been made). Each of the Guarantors, to the extent permitted by law, waives any defense arising out of any such election by the Administrative Agent and each of the Lenders and Issuing Lenders, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantors against the Borrower or any other party or any security.

(b)            Each of the Guarantors waives all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Credit Party Obligations. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Credit Party Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any Lender or Issuing Lender shall have any duty to advise such Guarantor of information known to it regarding such circumstances or risks.

(c)            Each of the Guarantors hereby agrees it will not exercise any rights of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the U.S. Bankruptcy Code, or otherwise) to the claims of the Lenders, Issuing Lenders or the Hedging Agreement Provider against the Borrower or any other guarantor of the Credit Party Obligations of the Borrower owing to the Lenders, Issuing Lenders or such Hedging Agreement Provider (collectively, the “Other Parties”) and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party which it may at any time otherwise have as a result of this Guaranty until such time as the Credit Party Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) shall have been indefeasibly paid in full in cash, no Credit Document or Hedging Agreement with a Hedging Agreement Provider remains in effect and the Commitments have been terminated (or, solely with respect to Letters of Credit and any obligations owing to any Hedging Agreement Provider arising under any Hedging Agreement, arrangements reasonably satisfactory to the applicable Issuing Lender or Hedging Agreement Provider shall have been made). Each of the Guarantors hereby further agrees not to exercise any right to enforce any other remedy which the Administrative Agent, the Lenders, the Issuing Lenders or any Hedging Agreement Provider now have or may hereafter have against any Other Party, any endorser or any other guarantor of all or any part of the Credit Party Obligations of the Borrower and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of the Lenders, Issuing Lenders and/or the Hedging Agreement Providers to secure payment of the Credit Party Obligations of the Borrower until such time as the Credit Party Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) shall have been indefeasibly paid in full in cash, no Credit Document or Hedging Agreement with a Hedging Agreement Provider remains in effect and the Commitments have been terminated (or, solely with respect to Letters of Credit and any obligations owing to any Hedging Agreement Provider arising under any Hedging Agreement, arrangements reasonably satisfactory to the applicable Issuing Lender or Hedging Agreement Provider shall have been made).

9.8	Limitation on Enforcement.

The Lenders, the Issuing Lenders and the Hedging Agreement Providers agree that this Guaranty may be enforced only by the action of the Administrative Agent acting upon the instructions of the Required Lenders or any such Hedging Agreement Provider (only with respect to obligations under the applicable Hedging Agreement entered into with such Hedging Agreement Provider) and that no Lender, Issuing Lender or Hedging Agreement Provider shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Lenders and Issuing Lenders under the terms of this Credit Agreement and for the benefit of any Hedging Agreement Provider under any Hedging Agreement provided by such Hedging Agreement Provider. The Lenders, the Issuing Lenders and the Hedging Agreement Providers further agree that this Guaranty may not be enforced against any director, officer, employee or stockholder of the Guarantors or any Pritzker Affiliate other than the Guarantors.

9.9	Confirmation of Payment.

The Administrative Agent, the Lenders and the Issuing Lenders will, upon request after payment (or, solely with respect to Letters of Credit, arrangements reasonably satisfactory to the applicable Issuing Lender having been made) of the Guarantied Credit Party Obligations under the Credit Documents which are the subject of this Guaranty (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) and termination of the Commitments relating thereto, confirm to the Borrower, the Guarantors or any other Person that the Guarantied Credit Party Obligations under the Credit Documents have been paid in full and the Commitments relating thereto terminated, subject to the provisions of Section 9.2.

9.10	Guaranty Matters.

The Lenders and the Issuing Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion to release any Guarantor from its obligations under the Guaranty if such Person (x) ceases to be a Subsidiary as a result of a transaction permitted hereunder or (y) would no longer be required to provide a Guaranty pursuant to Section 5.8, in each case, upon the Credit Parties’ request and at the Credit Parties’ expense, and in the case of clause (y) above, provided no Event of Default shall exist or arise as a result of such release. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.

9.11	Keepwell.

Each of Hyatt and each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under this Guaranty in respect of Swap Transactions (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 9.11 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.11, or otherwise under this Guaranty, voidable under Applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each of Hyatt and each Qualified ECP Guarantor under this Section 9.11 shall remain in full force and effect until all Guarantied Credit Party Obligations and any other amounts payable under this Section 9 are indefeasibly paid in full in cash and any Commitments of the Lenders or facilities provided by the Lenders and the Issuing Lenders with respect to the Guarantied Credit Party Obligations are terminated. Each of Hyatt and each Qualified ECP Guarantor intends that this Section 9.11 constitute, and this Section 9.11 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

9.12	Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim.

In the case of the pendency of any proceeding under any Debtor Relief Laws relative to any Credit Party, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)           to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Credit Party Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its respective agents and counsel and all other amounts due Administrative Agent under Sections 2.10 and 10.5 of this Agreement allowed in such judicial proceeding; and

(c)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.10 and 10.5. To the extent that the payment of any such compensation, expenses, disbursements and advances of Administrative Agent, its agent and counsel, and any other amounts due Administrative Agent under Sections 2.10 and 10.5 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money securities and other properties that the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Credit Party Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 10
MISCELLANEOUS

10.1	Amendments and Waivers.

Except as expressly provided herein, neither this Credit Agreement, nor any of the other Credit Documents, nor any terms hereof or thereof may be amended, supplemented, waived or modified except in accordance with the provisions of this Section. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the Borrower written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Credit Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders may specify in such instrument, any of the requirements of this Credit Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, waiver, supplement, modification or release shall:

(i)            reduce the amount or extend the scheduled date of maturity of any Loan or Note or any installment thereon, or reduce the stated rate of any interest or fee payable hereunder (except in connection with a waiver of interest at the increased post-default rate or as a result of amendments effected pursuant to Section 2.14) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby (it being acknowledged and agreed that any amendments to the definition of Leverage Ratio or any component definition thereof shall not constitute a reduction of the stated rate of interest or fee); or

(ii)           amend, modify or waive any provision of this Section 10.1 or reduce the percentage specified in the definition of Required Lenders, without the written consent of all the Lenders; or

(iii)          amend, modify or waive any provision of Section 9 without the written consent of the then Administrative Agent; or

(iv)          release all or substantially all of the Guarantors from their obligations under the Guaranty (provided that (A) the release of less than substantially all of the Guarantors shall solely require the consent of the Required Lenders and (B) no consent of the Lenders shall be required for the release of any Guarantor pursuant to Section 9.10) without the written consent of all the Lenders; or

(v)           amend, modify or waive any provision of the Credit Documents requiring consent, approval or request of the Required Lenders or all Lenders, without the written consent of the Required Lenders or of all Lenders as appropriate; or

(vi)          amend or modify the definition of Credit Party Obligations to delete or exclude any obligation or liability described therein without the written consent of each Lender and each Hedging Agreement Provider directly affected thereby; or

(vii)         amend, modify or waive the order in which Credit Party Obligations are paid in the first five sentences of Section 2.12(a), Section 2.12(b), Section 2.21(b) or Section 10.7(a) without the written consent of each Lender and each Hedging Agreement Provider directly affected thereby;

provided, further, that no amendment, waiver or consent affecting the rights or duties of the Administrative Agent, any Issuing Lender (in such capacity) under any Credit Document shall in any event be effective, unless in writing and signed by the Administrative Agent or such Issuing Lender, as applicable, in addition to the Lenders required hereinabove to take such action.

Any such waiver, any such amendment, supplement or modification and any such release shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the other Credit Parties, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Borrower, the other Credit Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Loans and Notes and other Credit Documents, and any Default or Event of Default permanently waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding any of the foregoing to the contrary, the consent of the Borrower shall not be required for any amendment, modification or waiver of the provisions of Section 8 (other than the provisions of Section 8.9 and any other provision the effect of which is adverse to the Credit Parties); provided, however, that the Administrative Agent will provide written notice to the Borrower of any such amendment, modification or waiver. In addition, the Borrower and the Lenders hereby authorize the Administrative Agent to modify this Credit Agreement by unilaterally amending or supplementing Schedule 2.1(a) from time to time in the manner requested by the Borrower, the Administrative Agent or any Lender in order to reflect any assignments or transfers of the Loans as provided for and permitted hereunder; provided further, however, that the Administrative Agent shall promptly deliver a copy of any such modification to the Borrower and each Lender.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (A) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (B) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding.

Notwithstanding anything to the contrary herein or in any other Credit Document, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder or under any other Credit Document (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased, reinstated or extended without the written consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the written consent of such Defaulting Lender.

The Borrower shall be permitted to replace with a replacement financial institution acceptable to the Administrative Agent, any Lender (other than the Lender then acting as Administrative Agent) that fails to consent to any proposed amendment, modification, termination, waiver or consent with respect to any provision hereof or of any other Credit Document that requires the unanimous approval of all of the Lenders, the approval of all of the Lenders affected thereby or the approval of a class of Lenders, in each case in accordance with the terms of this Section 10.1, so long as the consent of the Required Lenders shall have been obtained with respect to such amendment, modification, termination, waiver or consent; provided that (a) such replacement does not conflict with any Requirement of Law, (b) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such Replaced Lender on or prior to the date of replacement, (c) the replacement financial institution shall approve the proposed amendment, modification, termination, waiver or consent, (d) the Borrower shall be liable to such Replaced Lender under Section 2.17 if any Term SOFR Loan or Foreign Currency Term Rate Loan owing to such Replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (e) the Replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (f) until such time as such replacement shall be consummated, the Borrower shall pay to the Replaced Lender all additional amounts (if any) required pursuant to Section 2.15, 2.16 or 2.18(a), as the case may be, (g) the Borrower provides at least three (3) Business Days’ prior notice to such Replaced Lender, and (h) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the Replaced Lender. In the event any Replaced Lender fails to execute the agreements required under Section 10.6 in connection with an assignment pursuant to this Section 10.1 (after two (2) days’ notice has been given to such Replaced Lender), such failure will not impair the validity of the removal of such Replaced Lender and the mandatory assignment of such Replaced Lender's Commitments and outstanding Loans shall nevertheless be effective without the execution by such Replaced Lender of the assignment documents required under Section 10.6 so long as (i) evidence of proof of receipt by such Replaced Lender of such assignment agreement is available and (ii) such Replaced Lender has been paid in full in cash on or prior to the effective date of such replacement. A Lender shall not be required to be replaced if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such replacement cease to apply.

Notwithstanding any of the foregoing to the contrary, if the Administrative Agent and the Borrower have jointly identified an ambiguity, omission, mistake or defect in any provision of this Agreement or any other Credit Document or an inconsistency between or among provisions of this Agreement or any other Credit Document, the Administrative Agent and the Borrower shall be permitted to amend such provision or provisions to cure such ambiguity, omission, mistake, defect or inconsistency so long as to do so would not adversely affect the interests of the Lenders and the Issuing Lenders. Any such amendment shall become effective without any further action or consent of any of other party to this Agreement.

10.2	Notices.

(a)            All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy or other electronic communications as provided below), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (i) when delivered by hand, (ii) when transmitted via e-mail to the e-mail address set out herein, (iii) the day following the day on which the same has been delivered prepaid (or pursuant to an invoice arrangement) to a reputable national overnight air courier service, or (iv) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case addressed as follows in the case of the Borrower, the other Credit Parties and the Administrative Agent, and as set forth in the Administrative Questionnaire in the case of a Lenders, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Loans and Notes:

if to the Borrower:

Hyatt Hotels Corporation
150 North Riverside Plaza, 8th Floor
Chicago, Illinois 60606
Attention:	Adam Rohman, Treasurer
Telephone:	312.780.5834
Email:	adam.rohman@hyatt.com

with a copy to:

Hyatt Hotels Corporation
150 North Riverside Plaza, 8th Floor
Chicago, Illinois 60606
Attention:	General Counsel
Telephone:	(312) 750-1234
Email:	office.of.general.counsel@hyatt.com

and to:

Latham & Watkins LLP
330 N. Wabash Ave., Suite 2800
Chicago, Illinois 60611
Attention:	Cindy Caillavet Sinclair
Telephone:	(312) 876-7703
Email:	cindy.caillavet@lw.com

if to the Administrative Agent (for financial and loan activity including advances, prepayments, repayments, interest and fee billing and payments, rollovers and rate-settings):

Bank of America, N.A.
Location Code: NC1-026-06-04
Gateway Village – 900 Building
900 W Trade St
Charlotte, NC 28255-0001
Attention:	Tierra Hinton
Title:	Loan Servicing Admin I
Department:	Dedicated Servicing, Loan Servicing Operations
Telephone:	(980) 386-9521
Email:	tierra.hinton@bofa.com

if to Bank of America as an Issuing Lender (for fee payments due to the Issuing Lender only and new Letter of Credit requests and amendments):

Bank of America, N.A.
Mail Code: PA6-580-02-30
1 Fleet Way
Scranton, PA 18507
Attention: Trade Operations
Telephone: (270) 496-9619
Email: tradeclientserviceteamus@bankofamerica.com

if to the Administrative Agent for other notices (including, but not limited to, financial statements, compliance certificates, maturity extension and commitment change notices, amendments, consents and vote taking):

Bank of America, N.A.
Location Code: NC1-026-06-03
900 W Trade St
Charlotte, NC 28255
Attention:	Angela Berry
Title:	Agency Management Officer II, AVP
Department:	Agency Management
Telephone:	(980) 388-6483
Email:	angela.m.berry@bofa.com

if to an Issuing Lender (other than Bank of America):

JPMorgan Chase Bank, N.A.
10420 Highland Manor Dr. 4th Floor
Tampa, FL 33610
Attention:	Standby LC Unit
Telephone:	(800) 364-1969
Email:	GTS.Client.Services@jpmchase.com

With a copy to:

JPMorgan Chase Bank, N.A.
500 Stanton Christiana Rd.
NCC5 / 1st Floor
Newark, DE 19713
Attention:	Loan & Agency Services Group
Telephone:	+91-80-6790-5186
Email:	vithal.giri@jpmorgan.com

Wells Fargo Bank, National Association
550 S Tryon Street, 20th Floor
Charlotte, NC 28202
Attention:	Anand Jobanputra
Telephone:	(704) 383-4013
Email:	anand.jobanputra@wellsfargo.com

with a copy to:

Wells Fargo Bank, National Association
550 S Tryon Street, 20th Floor
Charlotte, NC 28202
Attention:	Christian Roeder
Telephone:	(704) 410-1445
Email:	christian.roeder@wellsfargo.com

The Bank of Nova Scotia
40 Temperance Street
Toronto, Ontario
Canada M5H OB4
Attention:	Mona Nagpaul; Javed Iqbal
Telephone:	(416) 933-2276; (416) 615-3386
Email:	Mona.Nagpaul@scotiabank.com; Javed.Iqbal@scotiabank.com; corporatelending.invoicing@scotiabank.com

(b)            Notices and other communications to the Lenders or the Administrative Agent hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

10.3	No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4	Survival of Representations and Warranties.

All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Credit Agreement and the Notes and the making of the Loans; provided that all such representations and warranties shall terminate on the date upon which the Commitments have been terminated and all Credit Party Obligations under the Credit Documents (other than contingent indemnification obligations a claim for which has not yet been asserted) have been paid in full (or, solely with respect to Letters of Credit, arrangements reasonably satisfactory to the applicable Issuing Lender shall have been made).

10.5	Payment of Expenses and Taxes.

The Credit Parties jointly and severally agree (a) to pay or reimburse the Administrative Agent and the Lead Arrangers for all their reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation, printing and execution of, and any amendment, supplement or modification to, this Credit Agreement, the other Credit Documents, the Fee Letter and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, which in the case of legal counsel shall be limited to the reasonable fees and disbursements of a single firm of outside counsel to the Administrative Agent, the Issuing Lenders and the Lead Arrangers, (b) to pay or reimburse each Lender, the Issuing Lenders and the Administrative Agent for all of their respective reasonable out-of-pockets costs and expenses incurred in connection with the enforcement or preservation of any rights under this Credit Agreement, the other Credit Documents and the Fee Letter, including, without limitation, the reasonable fees and disbursements of outside counsel to the Administrative Agent and to each of the Lenders and each of the Issuing Lenders, provided that, absent an actual or perceived conflict of interest, the Borrower shall only be required to reimburse the Administrative Agent, the Lead Arrangers, the Issuing Lenders and each Lender, in the aggregate, for one outside law firm (and, in the case of such actual or perceived conflict of interests, upon notice to the Borrower, a single outside law firm for the affected parties), (c) on demand, to pay, indemnify, and hold each Lender, each Issuing Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay by the Borrower in paying, stamp, court or documentary, intangible, recording, filing, excise and similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation, enforcement or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, the Credit Documents, the Fee Letter and any such other documents, (d) to pay or reimburse each Lender, each Issuing Lender and the Administrative Agent for any reasonable out-of-pocket costs, fees or expenses incurred in connection with any investigation (including, without limitation, background checks) performed to determine whether the Borrower or any of its Subsidiaries or any officer, director, shareholder or Affiliate of the Borrower or any of its Subsidiaries has violated any Anti-Money Laundering Laws, Anti-Corruption Laws, Sanctions or other similar law, which in the case of legal counsel shall be limited to the reasonable fees and disbursements of a single firm of outside counsel to the Administrative Agent, the Issuing Lenders and the Lead Arrangers (and, in the case of an actual or perceived conflict of interest that is identified by any of the Administrative Agent, the Issuing Lenders or the Lead Arrangers, upon notice to the Borrower, a single outside law firm for the affected parties), and (e) to pay, indemnify, and hold each Lender, each Issuing Lender the Administrative Agent, the Lead Arrangers, their respective Affiliates and their respective other Related Parties (an “Indemnified Person”) harmless from and against, any and all other liabilities (including, for the avoidance of doubt, environmental liabilities), obligations, losses, damages, penalties, actions, judgments, suits, costs (including, without limitation, settlement costs), expenses or disbursements of any kind or nature whatsoever from third party claims (other than claims by taxing authorities) with respect to the execution, delivery, enforcement, performance and administration of the Credit Documents, the Fee Letter and any such other documents and the use, or proposed use, of proceeds of the Loans and Letters of Credit (all of the foregoing, collectively, the “Indemnified Liabilities”), which in the case of legal counsel shall be limited to the reasonable fees and disbursements of a single firm of outside counsel to the Administrative Agent, the Issuing Lenders and the Lead Arrangers (and, in the case of an actual or perceived conflict of interest that is identified by any of the Administrative Agent, the Issuing Lenders or the Lead Arrangers, upon notice to the Borrower, a single outside law firm for the affected parties); provided, however, that the Borrower shall not have any obligation hereunder to an Indemnified Person with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of such Indemnified Person, as determined by a court of competent jurisdiction pursuant to a final non-appealable judgment. The agreements in this Section 10.5 shall survive repayment of the Loans, Notes and all other Credit Party Obligations. The obligations of the Foreign Borrower with respect to the indemnification and cost and expense reimbursement obligations set forth above and in the other Credit Documents shall, to the extent reasonably ascertainable, be limited to losses, claims, damages, liabilities, costs and expenses arising out of or relating to the obligations of the Foreign Borrower under this Agreement and the other Credit Documents (including the enforcement thereof) and the Foreign Borrower’s use or proposed use of the proceeds of any Loan made to it.

10.6	Successors and Assigns.

(a)            Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of the immediately following subsection (b), (ii) by way of participation in accordance with the provisions of the immediately following subsection (d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of the immediately following subsection (f) (and, subject to the last sentence of the immediately following subsection (b), any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in the immediately following subsection (d) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)           in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)           in any case not described in the immediately preceding subsection (A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Default or Event of Default shall exist, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that if, after giving effect to such assignment, the amount of the Commitment held by such assigning Lender or the outstanding principal balance of the Loans of such assigning Lender, as applicable, would be less than $5,000,000, then such assigning Lender shall assign the entire amount of its Commitment and the Loans at the time owing to it.

(ii)           Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of a Competitive Loan.

(iii)          Required Consents. No consent shall be required for any assignment except to the extent required by clause (i)(B) of this subsection (b) and, in addition:

(A)           the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or Event of Default shall exist at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof;

(B)           the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Commitment if such assignment is to a Person that is not already a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)           the consent of the Issuing Lenders (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(iv)          Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment (which fee the Administrative Agent may, in its sole discretion, elect to waive), and the Eligible Assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)           No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)          No Assignment to Natural Persons. No such assignment shall be made to a Natural Person.

(vii)         No Assignment to Competitors. No such assignment shall be made to any competitor of the Borrower or any Subsidiary in the hospitality or lodging industry.

(viii)        Assignments Involving Defaulting Lenders. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lenders and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Commitment Percentage; provided that notwithstanding the foregoing provisions of this clause (viii), if any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this Section, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to the immediately following subsection (c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.17, 2.18 and 10.5 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with the immediately following subsection (d); provided, an assignment that does not comply with subsection (b)(vii) shall not be treated as a participation and shall be of no effect.

(c)            Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at its address referred to in Section 10.2 a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)            Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a Natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) no participation may be sold to any competitor of the Borrower or any Subsidiary in the hospitality or lodging industry. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver of any provision of any Credit Document described in the first proviso of Section 10.1 that adversely affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15 through 2.18 (subject to the requirements and limitations therein, including the requirements under Sections 2.18(b) and 2.18(c) (it being understood that the documentation required under Sections 2.18(b) and 2.18(c) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.20 as if it were an assignee under subsection (b) of this Section; and (B) shall not be entitled to receive any greater payment under any of Sections 2.15 through 2.18, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.20 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender; provided that such Participant agrees to be subject to Section 10.7(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the proposed United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)            Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)            No Registration. Each Lender agrees that, without the prior written consent of the Borrower and the Administrative Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.

(g)            PATRIOT Act Notice; Compliance. In order for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the PATRIOT Act, prior to any Lender that is organized under the laws of a jurisdiction outside of the United States of America becoming a party hereto, the Administrative Agent may request, and such Lender shall provide to the Administrative Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for the Administrative Agent to comply with federal law.

10.7	Adjustments; Set-off.

(a)            Each Lender agrees that if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7.1(e), or otherwise) in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrower agrees that each Lender so purchasing a portion of another Lender’s Loans may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(b)            In addition to any rights and remedies of the Lenders and Issuing Lenders provided by law (including, without limitation, other rights of set-off), each Lender and Issuing Lender and their respective Affiliates shall have the right, without prior notice to any Credit Party, any such notice being expressly waived by the Credit Parties to the extent permitted by Applicable Law, but subject to receipt of the prior written consent of the Required Lenders exercised in their sole discretion, upon the occurrence of any Event of Default, to setoff and appropriate and apply any and all deposits (general or special, time or demand, provisional or final but excluding set-off of trust and payroll accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or Issuing Lender, as applicable, or any branch or agency thereof to or for the credit or the account of any Credit Party, or any part thereof in such amounts as such Lender or Issuing Lender, as applicable, may elect, against and on account of the obligations and liabilities of the Borrower and the other Credit Parties to such Lender or Issuing Lender, as applicable, hereunder and claims of every nature and description of such Lender or Issuing Lender, as applicable, against the Borrower, in any currency, whether arising hereunder, under any other Credit Document, the Fee Letter or any Hedging Agreement with a Hedging Agreement Provider provided by such Lender or Issuing Lender, as applicable, pursuant to the terms of this Credit Agreement, as such Lender or Issuing Lender, as applicable, may elect, whether or not such Lender or Issuing Lender, as applicable, has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured; provided, however, that neither the Administrative Agent nor any Lender or Issuing Lender or their respective Affiliates, as applicable, shall have any set-off rights against accounts of any Credit Party under hotel management agreements pursuant to which such Credit Party is acting as agent for a third party with respect to the amounts in such account. The aforesaid right of set-off may be exercised by such Lender or Issuing Lender, as applicable, against the Credit Party or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of any such Credit Party, or against anyone else claiming through or against any such Credit Party or any such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by such Lender or Issuing Lender, as applicable, prior to the occurrence of any Event of Default. Each Lender or Issuing Lender or their respective Affiliates, as applicable, agrees promptly to notify the applicable Credit Party and the Administrative Agent after any such set-off and application made by such Lender or Issuing Lender or Affiliate, as applicable; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. Notwithstanding anything to the contrary in this Section, if any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders and the Lenders and (y) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Credit Party Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

10.8	Table of Contents and Section Headings.

The table of contents and the Section and subsection headings herein are intended for convenience only and shall be ignored in construing this Credit Agreement.

10.9	Counterparts; Electronic Signatures.

(a)            Counterparts. This Credit Agreement may be executed by one or more of the parties to this Credit Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same agreement. A Lender’s signature to any Credit Document shall binding on all Applicable Lending Offices of such Lender.

(b)            Electronic Signatures. Delivery of an executed counterpart of a signature page of this Credit Agreement by electronic transmission (i.e., “pdf”, “tiff” or similar format) shall be effective as delivery of a manually executed counterpart hereof. This Credit Agreement, the other Credit Documents, any other document executed in connection herewith and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary neither the Administrative Agent, the Issuing Lenders nor any Lender is under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent, such Issuing Lender or such Lender pursuant to procedures approved by it and provided further without limiting the foregoing, upon the request of any party, any electronic signature shall be promptly followed by such manually executed counterpart.

10.10	Effectiveness.

Subject to Section 4, this Credit Agreement shall become effective on the date on which all of the parties have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Administrative Agent (or counsel to the Administrative Agent) or, in the case of the Lenders, shall have given to the Administrative Agent written, telecopied or telex signature pages and notice (actually received) at such office that the same has been signed and mailed to it.

10.11	Severability.

Any provision of this Credit Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.12	Integration.

This Credit Agreement, the other Credit Documents and the Fee Letter represent the agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Borrower or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

10.13	GOVERNING LAW.

THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE AND WHETHER AT LAW OR IN EQUITY) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (WITHOUT TAKING INTO ACCOUNT CONFLICT OF LAW PRINCIPLES).

10.14	Consent to Jurisdiction and Service of Process.

All judicial proceedings brought against the Borrower and/or any other Credit Party with respect to this Credit Agreement, any Note, any of the other Credit Documents or the Fee Letter may be brought in any state or federal court located in the Borough of Manhattan, and, by execution and delivery of this Credit Agreement, each of the Borrower and the other Credit Parties accepts, for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Credit Agreement, any Note, any other Credit Document or the Fee Letter from which no appeal has been taken or is available. Each of the Borrower and the other Credit Parties irrevocably agrees that all service of process in any such proceedings in any such court may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto, such service being hereby acknowledged by each of the Borrower and the other Credit Parties to be effective and binding service in every respect. Each of the Borrower, the Administrative Agent and the Lenders irrevocably waives any objection, including, without limitation, any objection to the laying of venue based on the grounds of forum non conveniens which it may now or hereafter have to the bringing of any such action or proceeding in any such jurisdiction. Nothing herein shall affect any right that any party hereto may have to serve process in any other manner permitted by law or shall limit the right of any Lender to bring proceedings against the Borrower or the other Credit Parties in the court of any other jurisdiction.

10.15	Confidentiality.

The Administrative Agent and each of the Lenders agrees that it will not disclose without the prior consent of the Borrower (other than to its Affiliates and its and their respective employees, agents, advisors, auditors or counsel or to another Lender who shall agree to keep such information confidential) any information with respect to the Borrower, its Subsidiaries, any Pritzker Affiliate and any of their Affiliates which is furnished pursuant to or in connection with this Agreement, any other Credit Document or any documents contemplated by or referred to herein or therein, except that any Lender may disclose any such information (a) as has become generally available to the public other than by a breach of this Section 10.15, (b) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or the OCC or the NAIC or similar organizations (whether in the United States or elsewhere) or their successors; provided that, prior to such disclosure such Lender shall give prior notice to the Borrower, (c) as is required or appropriate in response to any summons or subpoena or any law, order, regulation or ruling of a Governmental Authority applicable to such Lender; provided that, prior to such disclosure such lender shall give prior notice to the Borrower, (d) to any prospective Participant or assignee in connection with any contemplated transfer pursuant to Section 10.6, provided that such prospective transferee shall have been made aware of this Section 10.15 and shall have agreed to be bound by its provisions as if it were a party to this Agreement, (e) with the Borrower’s consent (such consent not to be unreasonably withheld) to Gold Sheets and other similar bank trade publications; such information to consist of deal terms and other information regarding the credit facilities evidenced by this Credit Agreement customarily found in such publications, (f) to any actual or prospective counterparty (or its advisors) to any Hedging Agreement relating to a Credit Party and its obligations hereunder or under any Hedging Agreement; provided that such prospective transferee shall have agreed to be bound by the confidentiality provisions set forth in this Section, or (g) in connection with any suit, action or proceeding for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies or interests under or in connection with the Credit Documents, the Fee Letter or any Hedging Agreement entered into with a Hedging Agreement Provider; provided further that, in any case, notice of any disclosure as set forth in clauses (a) through (g) above shall only be provided to the Borrower to the extent permitted by Applicable Law, regulation or legal process and in no event shall such notice be provided or required in connection with a regular examination of a Lender or Issuing Lender by its regulators.

For the avoidance of doubt, nothing in this Section 10.15 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 10.15 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

10.16	Acknowledgments.

(a)            The Borrower and the other Credit Parties each hereby acknowledges that:

(i)            it has been advised by counsel in the negotiation, execution and delivery of each Credit Document and the Fee Letter;

(ii)           neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower or any other Credit Party arising out of or in connection with this Credit Agreement and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower and the other Credit Parties, on the other hand, in connection herewith is solely that of debtor and creditor;

(iii)          no joint venture exists among the Lenders or among the Borrower and the Lenders; and

(iv)          the Administrative Agent, each Lender and their Affiliates may have economic interests that conflict with those of the Borrower and the other Credit Parties, their stockholders and/or their Affiliates.

(b)            The Administrative Agent and each of the Lenders agree that:

(i)            the Credit Party Obligations may not be enforced against any director, officer, employee or stockholder of the Borrower or the other Credit Parties; and

(ii)           it is not necessary for the Borrower or the other Credit Parties to inquire into the capacity or power of the Administrative Agent or any of the Lenders or the officers, directors, partners or agents acting or purporting to act on their behalf.

10.17	Waivers of Jury Trial.

THE BORROWER, THE OTHER CREDIT PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING (WHETHER IN CONTRACT OR TORT OR OTHERWISE AND WHETHER AT LAW OR IN EQUITY) RELATING TO THIS CREDIT AGREEMENT, ANY OTHER CREDIT DOCUMENT OR THE FEE LETTER AND FOR ANY COUNTERCLAIM THEREIN.

10.18	Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Credit Document or the Fee Letter in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Credit Documents or the Fee Letter shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Credit Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or such Lender in the Judgment Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or such Lender in the Judgment Currency, the Administrative Agent or such Lender agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under Applicable Law).

10.19	Nonliability of Administrative Agent and Lenders; No Advisory or Fiduciary Responsibility.

The relationship between the Borrower, on the one hand, and the Lenders, the Issuing Lenders and the Administrative Agent, on the other hand, shall be solely that of borrower and lender. None of the Administrative Agent, any Issuing Lender or any Lender shall have any fiduciary responsibilities to the Borrower or any other Credit Party, and no provision in this Agreement or in any of the other Credit Documents or the Fee Letter, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Administrative Agent, any Issuing Lender or any Lender to any Lender, the Borrower, any Subsidiary or any other Credit Party. None of the Administrative Agent, any Issuing Lender or any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.

Not in limitation of the foregoing, in connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship between the Borrower and its Subsidiaries and any Titled Agent, the Administrative Agent, any Issuing Lender or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Credit Documents, irrespective of whether any Titled Agent, the Administrative Agent, any Issuing Lender or any Lender has advised or is advising the Borrower or any Subsidiary on other matters, (ii) the arranging and other services regarding this Agreement provided by the Titled Agents, the Administrative Agent, the Issuing Lenders and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Titled Agents, the Administrative Agent, the Issuing Lenders and the Lenders, on the other hand, (iii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (iv) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; and (b) (i) the Titled Agents, the Administrative Agent, the Issuing Lenders and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person; (ii) none of the Titled Agents, the Administrative Agent, the Issuing Lenders and the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (iii) the Titled Agents, the Administrative Agent, the Issuing Lenders and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Titled Agents, the Administrative Agent, the Issuing Lenders and the Lenders has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by Law, the Borrower hereby waives and releases any claims that it may have against any of the Titled Agents, the Administrative Agent, the Issuing Lenders and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.20	[Reserved].

10.21	Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-in Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

10.22	Acknowledgement Regarding Any Supported QFCs.

To the extent that the Credit Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and, each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the FDIC under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)            In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)            As used in this Section 10.22, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)            a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)           a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)          a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Credit Agreement to be duly executed and delivered as of the date first above written.

HYATT:	HYATT HOTELS CORPORATION,
a Delaware corporation

	By:	/s/ Joan Bottarini
Name: Joan Bottarini
Title: Chief Financial Officer

[Signature Page to Credit Agreement with Hyatt Hotels Corporation]

ADMINISTRATIVE

AGENT:

BANK OF AMERICA, N.A.,
in its capacity as Administrative Agent

By:	/s/ Angela Berry
Name: Angela Berry
Title: Assistant Vice President

[Signature Page to Credit Agreement with Hyatt Hotels Corporation]

LENDERS:

BANK OF AMERICA, N.A.,
in its capacity as a Lender

By:	/s/ Roger C. Davis
Name: Roger C. Davis
Title: Senior Vice President

[Signature Page to Credit Agreement with Hyatt Hotels Corporation]

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Christian Roeder
Name: Christian Roeder
Title: Executive Director

[Signature Page to Credit Agreement with Hyatt Hotels Corporation]

JPMORGAN CHASE BANK, N.A.

By:	/s/ Nadeige Dang
Name: Nadeige Dang
Title: Executive Director

[Signature Page to Credit Agreement with Hyatt Hotels Corporation]

THE BANK OF NOVA SCOTIA

By:	/s/ David Dewar
Name: David Dewar
Title: Director

[Signature Page to Credit Agreement with Hyatt Hotels Corporation]

Deutsche Bank AG New York Branch

By:	/s/ Ming K. Chu
Name: Ming K. Chu
Title: Director

By:	/s/ Marko Lukin
Name: Marko Lukin
Title: Vice President

[Signature Page to Credit Agreement with Hyatt Hotels Corporation]

GOLDMAN SACHS LENDING PARTNERS LLC

By:	/s/ Jonathan Dworkin
Name: Jonathan Dworkin
Title: Authorized Signatory

[Signature Page to Credit Agreement with Hyatt Hotels Corporation]

PNC Bank, National Association

By:	/s/ Susan Lunt
Name: Susan Lunt
Title: Senior Vice President

[Signature Page to Credit Agreement with Hyatt Hotels Corporation]

TRUIST BANK

By:	/s/ J. Carlos Navarrete
Name: J. Carlos Navarrete
Title: Director

[Signature Page to Credit Agreement with Hyatt Hotels Corporation]

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Tyler Morgan
Name: Tyler Morgan
Title: Vice President

[Signature Page to Credit Agreement with Hyatt Hotels Corporation]

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK

By:	/s/ David Bowers
Name: David Bowers
Title: MD

By:	/s/ Jason Chrein
Name: Jason Chrein
Title: MD

[Signature Page to Credit Agreement with Hyatt Hotels Corporation]

FIFTH THIRD BANK, NATIONAL ASSOCIATION,

By:	/s/ Jason Schrader
Name: Jason Schrader
Title: Executive Director

[Signature Page to Credit Agreement with Hyatt Hotels Corporation]

SUMITOMO MITSUI BANKING CORPORATION,
NEW YORK BRANCH

By:	/s/ Mary Harold
Name: Mary Harold
Title: Managing Director

[Signature Page to Credit Agreement with Hyatt Hotels Corporation]

FIRST HAWAIIAN BANK

By:	/s/ Stephen Agnew-Miller
Name: Stephen Agnew-Miller
Title: Vice President

[Signature Page to Credit Agreement with Hyatt Hotels Corporation]

The Northern Trust Company

By:	/s/ Jack Stibich
Name: Jack Stibich
Title: Second Vice President

[Signature Page to Credit Agreement with Hyatt Hotels Corporation]

COMERICA BANK

By:	/s/ John Lascody
Name: John Lascody
Title: Senior Vice President

[Signature Page to Credit Agreement with Hyatt Hotels Corporation]